Exhibit 2.1

Execution Version

EQUITY AND ASSET PURCHASE AGREEMENT

dated as of

May 24, 2021

by and among

Carlisle Fluid Technologies, Inc.,

Carlisle Global II Limited,

Carlisle Industrial Brake & Friction, Inc.,

Carlisle International B.V.,

Carlisle Asia Pacific Ltd.,

Carlisle Intangible, LLC,

Carlisle, LLC,

Engineered Components and Systems, LLC,

CMBF, LLC,

Power-Packer Europa B.V.,

Power Packer North America, Inc.,

EC&S Holdings Hong Kong Limited

AND

BRWS Parent LLC

(solely for purposes of Section 8.3)

TABLE OF CONTENTS

PAGE

ARTICLE 1 CERTAIN DEFINITIONS	7
Section 1.1	Certain Definitions	7
ARTICLE 2 CLOSING; PURCHASE	23
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SELLERS	37

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE BUYERS	61
ARTICLE 5 COVENANTS	66

ARTICLE 6 CONDITIONS TO CLOSING	91
Section 6.1	Conditions to the Obligations of the Sellers and the Buyers	91
Section 6.2	Other Conditions to the Obligations of the Buyers	91
Section 6.3	Other Conditions to the Obligations of the Sellers	92
Section 6.4	Frustration of Closing Conditions	93
ARTICLE 7 SURVIVAL OF REPRESENTATIONS AND COVENANTS; R&W INSURANCE POLICY	93
Section 7.1	Non-Survival of Representations and Warranties	93
Section 7.2	R&W Insurance Policy	94
ARTICLE 8 TERMINATION	94
Section 8.1	Termination	94
Section 8.2	Notice and Effect of Termination	95
Section 8.3	Buyer Termination Payment	96
ARTICLE 9 INDEMNIFICATION	97
ARTICLE 10 MISCELLANEOUS	101

EXHIBITS

Exhibit A	-	Example Statement of Net Working Capital
Exhibit B	-	Form of R&W Insurance Policy
Exhibit C	-	Form of Trademark License Agreement
Exhibit D	-	Form of Transition Services Agreement
Exhibit E	-	Form of Real Property Deed
Exhibit F	-	Form of Bill of Sale
Exhibit G	-	Form of Assignment and Assumption Agreement
Exhibit H	-	Form of IP Assignment Agreement
Exhibit I	-	Form of Italian Deed of Transfer of Quota
Exhibit J	-	Form of UK POA
Exhibit K	-	Form of UK PSC
Exhibit L	-	Form of UK Resolutions
Exhibit M	-	Form of UK Share Certificate Indemnity
Exhibit N	-	Form of UK Stock Transfer Form

v

EQUITY AND ASSET PURCHASE AGREEMENT

This EQUITY AND ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May 24, 2021 is made by and among Carlisle Fluid Technologies, Inc., a Delaware corporation (“Carlisle”), Carlisle Global II Limited, a private limited company incorporated in England and Wales with company number 11231736 (“Carlisle Global”), Carlisle Industrial Brake & Friction, Inc., a Delaware corporation (“Carlisle Industrial”), Carlisle International B.V., a Dutch corporation (“Carlisle International”), Carlisle Asia Pacific Ltd., a Hong Kong corporation (“Carlisle Asia Pacific”), Carlisle Intangible, LLC, a Delaware limited liability company (“Carlisle Intangible”), Carlisle, LLC, a Delaware limited liability company (“Carlisle LLC” and, together with Carlisle, Carlisle Global, Carlisle Industrial, Carlisle International, Carlisle Asia Pacific and Carlisle Intangible, the “Sellers” and, each individually, a “Seller”), Engineered Components and Systems, LLC, a Delaware limited liability company (“ECS”), CMBF, LLC, a Delaware limited liability company (“CMBF”), Power-Packer Europa B.V., a Netherlands private limited company (“PP Europa”), Power Packer North America, Inc., a Delaware corporation (“PP NA”), EC&S Holdings Hong Kong Limited, a Hong Kong corporation (“ECS HK” and, together with ECS, CMBF, PP Europa and PPNA, the “Buyers” and, each individually, a “Buyer”) and, solely for purposes of Section 8.3, BRWS Parent LLC, a Delaware limited liability company (“BRWS”). Sellers and Buyers shall be referred to herein from time to time collectively as the “Parties” and individually as a “Party.”

WHEREAS, (i) Carlisle owns all of the issued and outstanding equity (the “CBF Equity”) of Carlisle Brake & Friction, Inc., an Ohio corporation (“CBF”) (ii) Carlisle Global owns all of the issued and outstanding equity (the “CH Equity”) of Carlisle Holdings S.R.L., an Italian limited liability company (“CH”) and all of the issued and outstanding equity (the “CBPU Equity”) of Carlisle Brake Products (U.K.) Limited, a private limited company incorporated in England and Wales with company number 05501054 (“CBPU”), (iii) Carlisle Industrial owns all of the issued and outstanding equity (the “JPB Equity”) of Japan Power Brake Incorporated, a stock company formed under the Laws of Japan (“JPB”), (iv) Carlisle International owns 99.27827% of the issued and outstanding equity and Carlisle LLC owns 0.00002% of the issued and outstanding equity (together, the “CTM Equity”) of Carlisle Trading & Manufacturing India Private Limited, an India corporation (“CTM”) (which, together with the 0.72171% of the issued and outstanding equity of CTM held by Hawk Mauritius, Ltd. (the “HM Held CTM Equity”), constitutes all of the issued and outstanding equity of CTM), and (v) Carlisle Asia Pacific owns all of the issued and outstanding equity (the “CBPH Equity” and, together with the CBF Equity, CH Equity, CBPU Equity, JPB Equity and CTM Equity, (the “Equity”) of Carlisle Brake Products (Hangzhou) Co., Ltd., a wholly foreign-owned enterprise formed under the Laws of the People’s Republic of China (“CBPH”); and

WHEREAS, the Buyers desire to purchase and acquire all of the Equity from the applicable Sellers, and the applicable Sellers desire to sell and transfer all of the Equity to the Buyers, upon the terms and subject to the conditions set forth herein; and

WHEREAS, CMBF desires to purchase from the applicable Sellers and the applicable Sellers desire to sell to CMBF all of the Purchased Assets (as hereinafter defined), and CMBF desires to assume from Carlisle Industrial and Carlisle Industrial desires to assign to CMBF all of the Assumed Liabilities (as hereinafter defined), upon the terms and subject to the conditions set forth herein; and

WHEREAS, as a material inducement, and as a condition, to the Sellers entering into this Agreement, concurrently with the execution of this Agreement, One Rock Capital Partners II, LP, an Affiliate of the Buyers, has entered into a limited guaranty, dated as of the date hereof (but which is conditioned on, and shall only become effective upon, the Closing), guaranteeing certain of the Buyers’ obligations under this Agreement in the form delivered to the Sellers simultaneously with the execution of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1           Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Principles” means GAAP as applied by the Acquired Business in the preparation of the Financial Statements and, as it relates to the calculation of Net Working Capital, as further specifically set forth in, and modified by the principles contained in, the Example Statement of Net Working Capital.

“Acquired Business Employees” means (a) Group Company Business Employees, (b) Purchased Asset Business Employees, and (c) Other Acquired Business Employees.

“Acquired Business” means the Business, including the Group Companies (and the business conducted by them), the Purchased Assets and the Assumed Liabilities.

“Action” means any suit, litigation, arbitration, claim, cross-claim, counterclaim, complaint, charge, demand, mediation, audit, hearing, investigation, action, or proceeding, in each case, whether legal, administrative or arbitral.

“Actual Adjustment” means the amount, which may be positive or negative, equal to (x) the Purchase Price as finally determined pursuant to Section 2.8(b), minus (y) the Estimated Purchase Price.

“Adjusted EBITDA” means the net income before interest, income Taxes, depreciation and amortization of the Acquired Business for the year ended December 31, 2021, determined in accordance with the definitions, principles, calculation methodology and sample calculation set forth on Schedule 1.1(a) and, to the extent not inconsistent with Schedule 1.1(a), the Accounting Principles.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract, or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. For the avoidance of doubt: (a) employees of any Group Company or Carlisle Industrial are not Affiliates of any Group Company or Carlisle Industrial, (b) the Group Companies will be deemed to be Affiliates of the Sellers prior to the Closing and Affiliates of the Buyers following the Closing, and (c) in no event shall any portfolio company of any investment fund that is advised or managed by any Affiliate of any Buyer be deemed to be an Affiliate of any Buyer hereunder.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group (including any consolidated, combined or unitary group for state income or other Tax purposes) defined under a similar provision of state or local Tax Law or non-U.S. Tax Law.

“Ancillary Documents” means the Bill of Sale, the Assignment and Assumption Agreement, the IP Assignment Agreement, the Trademark License Agreement, the Transition Services Agreement and the Real Property Deed.

“Assignment and Assumption Agreement” means an assignment and assumption agreement, in the form attached hereto as Exhibit G, to be executed and delivered on the Closing Date by Carlisle Industrial and CMBF, effecting the assignment to and assumption by CMBF of the Carlisle Industrial Purchased Assets and Assumed Liabilities.

“Available Excluded Cash” means, with respect to any Group Company listed on Schedule 1.1(b) (other than CBPH), the aggregate amount of any cash or cash equivalents of such Group Company excluded from the determination of the amount of Cash and Cash Equivalents pursuant to subclause (a)(i) of the definition of Cash and Cash Equivalents that has not been used to satisfy, or committed to be used to satisfy, Liabilities pursuant to Section 5.10(j)(iii) and which, in each case, is, or was as of the Measuring Time, available under applicable Law to satisfy the relevant Liabilities.

“Base Purchase Price” means $250,000,000.

“Bill of Sale” means a bill of sale, in the form attached hereto as Exhibit F, to be executed and delivered on the Closing Date by Carlisle Industrial, transferring the tangible personal property included in the Carlisle Industrial Purchased Assets to CMBF.

“Borg Warner Dispute” means that litigation captioned Borg Warner Thermal Systems, Inc. v. Carlisle Brake & Friction, Inc., Case No. 18-12738, filed in the United States District Court, Eastern District of Michigan, Southern Division.

“Business” means the business comprising the Carlisle Brake & Friction business segment of the Sellers and their Affiliates, including the business of the Sellers and their Affiliates consisting of the research, design, development, manufacture, marketing, distribution, and sale of friction and braking products and systems and clutch transmission products, and hydraulic, electronic, and mechatronic actuation products and systems, for off-highway, on-highway, aircraft and other industrial applications (including the business of the Sellers and their Affiliates conducted under the brand names Hawk Products, Wellman Products Group, VelveTouch, and Japan Power Brake).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Business IP” means Intellectual Property Rights that are used in and material to the Acquired Business as currently conducted and as currently proposed to be conducted.

“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of a partnership or limited liability company, partnership or membership interests or units (whether general or limited), and (c) any other equity interest that confers on a Person an ownership right in the issuing entity entitling such Person to receive a share of the profits and losses of, or distribution of assets of, such issuing entity.

“CARES Act” means, collectively, the U.S. Coronavirus Aid, Relief, and Economic Security Act, the Families First Coronavirus Response Act, or any similar applicable federal, state, or local Law, as may be amended (including IRS Notice 2020-65 and the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued on August 8, 2020 and the Consolidated Appropriations Act, 2021 and the American Rescue Plan Act of 2021).

“Cash and Cash Equivalents” means the sum (expressed in dollars) of all cash and cash equivalents (including the fair market value of all marketable securities, liquid instruments and short term investments) of the Acquired Business as of the Measuring Time, determined on a consolidated basis in accordance with the Accounting Principles to the extent applicable, in each case, including cash resulting from checks, wires or drafts deposited or initiated, as applicable, prior to the Measuring Time that clear thereafter (but only to the extent that such amounts are not included in the calculation of the Net Working Capital Adjustment); provided, however, (a)(i) cash and cash equivalents held outside of the United States by a Group Company (other than CBPH) in excess of the amounts set forth on Schedule 1.1(b) with respect to the relevant Group Company shall be excluded from Cash and Cash Equivalents except to the extent that they are reasonably capable of being repatriated to, and freely usable in, the United States reasonably promptly following the Closing and, (ii) with respect to such cash and cash equivalents that may be so repatriated and useable, such amount shall be reduced by the amount of the estimated Taxes and related expenses that would become payable (using applicable Tax rates in effect on the Closing Date) upon repatriation of such cash and cash equivalents to the United States, assuming for such purpose that the relevant amounts were transferred via a dividend or other equity distribution immediately after the Closing, through any intermediate entities, as applicable, to ECS, (b) cash and cash equivalents held outside of the United States by CBPH shall exclude an amount equal to the sum of (i) the Hangzhou Demerger Tax Reserve plus (ii) the amount, if any, by which such cash and cash equivalents exceeds the sum of (x) the Hangzhou Demerger Tax Reserve plus (y) the amount set forth on Schedule 1.1(b) with respect to CBPH, and (c) Cash and Cash Equivalents shall be reduced by (i) the amount of any cash and cash equivalents applied to reduce Unpaid Seller Expenses or pay Closing Date Funded Indebtedness between the Measuring Time and the Closing, and (ii) the amount of any “restricted cash” (including any cash and cash equivalents that are held as deposits or are subject to limitations on use by reason of Contract, applicable Law, or otherwise).

“Closing Date Funded Indebtedness” means the Funded Indebtedness as of immediately prior to the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain letter agreement, dated as of November 17, 2020, by and between Carlisle Companies Incorporated and BRWS.

“Contract” means any contract, agreement, lease, license, sales order, purchase order, indenture, mortgage, note, instrument, commitment, bond, guaranty, or other legally binding arrangement.

“Covered Person” means (a) any Group Company, and (b) any Seller (or any Affiliate of any Seller) with respect to matters pertaining to the Acquired Business.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions thereof or related or associated epidemics, pandemics, or disease outbreaks.

“Disclosure Schedules” means the disclosure schedules delivered by the Sellers to the Buyers in connection with the execution of this Agreement.

“Employee Benefit Plan” means (a) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA, whether written or unwritten, funded or not funded, and (b) each other employee benefit plan, program, policy, agreement or arrangement, whether written or unwritten, funded or unfunded, sponsored, maintained or contributed to by the Sellers or any of their Affiliates (or for which the Sellers or any of their Affiliates have any Liability), in each case, (i) providing any compensation or benefits to any current or former employees, officers, advisors, consultants, independent contractors, or directors (or in each case, any beneficiary or dependent thereof) of any Group Company or the Acquired Business, or (ii) for which any Group Company could have any Liability, but other than any benefit or compensation plan or arrangement maintained exclusively by a Governmental Entity for which the sole obligation of the Acquired Business or the Group Companies is contributions in the Ordinary Course of Business as required by applicable Law.

“Environmental Laws” means all Laws concerning pollution or the preservation or protection of human health and the environment, including all those relating to the generation, handling, transportation, treatment, storage, Release or threatened Release, control, or cleanup of or exposure to or of any Hazardous Substance.

“ERISA Affiliate” means any Person (whether or not incorporated) that, together with any Group Company, is treated as a single employer under Section 414(b), (c), (m), or (o) of the Code. For the avoidance of doubt, any former ERISA Affiliate of any Group Company shall continue to be considered an ERISA Affiliate thereof within the meaning of this definition with respect to the period such Person was an ERISA Affiliate of any Group Company and with respect to Liabilities arising after such period for which any Group Company could be liable under the Code or ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor Law, and any applicable regulations and rules pursuant thereto, and any successor statute, rules, or regulations.

“Example Statement of Net Working Capital” means the example statement of Net Working Capital determined as of the date set forth therein attached as Exhibit A hereto.

“Foreign Governmental Entity” means any non-United States Governmental Entity.

“Fraud” means an act committed by the Sellers (or any Seller), on the one hand, or the Buyers (or any Buyer), on the other hand, with the intent to deceive the other Party to this Agreement, or to induce it to enter into this Agreement, all of which requiring (a) a false representation made by such Party herein, (b) with actual knowledge (as opposed to imputed or constructive knowledge) that such representation is false, (c) with an intention to induce the Party to this Agreement to whom such representation is made to act or refrain from acting in reliance upon it, (d) causing that Party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action, and (e) causing that Party to suffer, or resulting in that Party suffering, damage (which, for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation, recklessness or similar theories).

“Fundamental Representations” means, with respect to (a) the Sellers, the representations and warranties set forth in Section 3.1(a), Section 3.2, Section 3.3, Section 3.4(a), Section 3.17, and Section 3.19, and (b) the Buyers, the representations and warranties set forth in Section 4.1, Section 4.2, and Section 4.5.

“Funded Indebtedness” means, as of any time of determination, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other Liabilities (including any prepayment premiums or penalties, make-whole payments, or other fees, costs, and expenses payable as a result of the consummation of the transactions contemplated by this Agreement, including the payment of such Liabilities or release of Liens in connection therewith) of the Acquired Business, arising under, for, or in respect of (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money, (ii) the deferred purchase price of assets, property or services, contingent or otherwise, including “earn-outs” and “seller notes” (in each case, calculated according to the maximum potential amount of such obligation), conditional sale obligations or title retention agreements, whether or not matured (but excluding any trade payables and accrued expenses arising in the Ordinary Course of Business to the extent included in the determination of Net Working Capital), (iii) indebtedness evidenced by any mortgage, note, bond, debenture or other debt security, (iv) leases required to be treated as capitalized leases under GAAP, (v) Liabilities under any interest rate, currency, commodity, or other swap, options, forward Contracts, caps, or other hedging agreement or under any other financial derivative instrument, (vi) Liabilities with respect to drawn or cash collateralized letters of credit, bankers’ acceptances, performance bonds, fidelity, surety bonds, customs bonds, and similar instruments, or otherwise incurred in connection with performance guaranties related to insurance obligations (including drawn letters of credit supporting insurance policies for worker’s compensation), (vii) any indebtedness secured by a Lien on an asset of a Group Company, (viii) any distributions, dividends, loans, advances, or any other amounts payable to any Seller or its Affiliates (other than the Acquired Business), (ix) any Liabilities and/or underfunding with respect to any defined benefit pension, retiree, or similar plans, (x) any employee bonus obligations (other than to Management Bonus Employees), whether or not accrued, relating to any whole or partial bonus period prior to the Closing Date, (xi) employee bonus obligations to Management Bonus Employees relating to the partial bonus period prior to the Closing Date (on a pro rata basis based on number of days in such period) calculated in accordance with the bonus plan parameters set forth on Schedule 5.8(b)(ii) assuming that 100% of the target annual incentive award will be paid to each Management Bonus Employee, (xii) any Liabilities for any severance payments or benefits relating to a termination of employment (A) of the individuals set forth on Schedule 1.1(c) at any time, and (B) of any other service provider occurring on or prior to the Closing Date, (xiii) any Liabilities in respect of deferred compensation plans, agreements, arrangements, or Contracts (including all unpaid 401(k) plan accruals), (xiv) payroll, social security, unemployment, and similar Taxes payable in respect of any payments or benefits described in clauses (ix) through (xiii) (calculated as if paid on the Closing Date, without regard for any ability to defer Taxes under the CARES Act), (xv) payroll, social security, or similar Taxes payable that were deferred pursuant to the CARES Act, (xvi) any Liabilities in respect of unpaid amounts (including any settlement or judgment amounts, costs, legal fees or other amounts required to be paid by the Acquired Business) in connection with the Borg Warner Dispute, and (xvii) all Liabilities of the type referred to in clauses (i) through (xvi) of other Persons for which the Acquired Business is responsible or liable, directly or indirectly, as obligor, guarantor, or surety. Notwithstanding the foregoing, “Funded Indebtedness” shall not include any (1) intercompany obligations between entities that will be wholly-owned by the Buyers and their Affiliates immediately following the Closing, (2) obligations under operating leases that are not required to be capitalized under GAAP, (3) undrawn amounts under letters of credit (except as set forth above), (4) obligations under any interest rate, currency or other hedging agreements (other than breakage or unwind costs payable upon termination thereof on the Closing Date or in connection with the Closing), (5) amounts included as Unpaid Seller Expenses, or (6) any obligations under surety bonds or similar instruments to the extent not (A) cash collateralized, or (B) supported by a letter of credit or similar instrument.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including shareholders agreements (or similar agreements). For example, the “Governing Documents” of a corporation are its articles or certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its limited liability company or operating agreement or memorandum of association and articles or certificate of formation or organization.

“Government Contract” means any Contract (including any purchase, delivery or task order, basic ordering agreement, pricing agreement, letter contract, grant, cooperative agreement, or change order) between the Acquired Business and any Governmental Entity or any prime contractor or subcontractor (at any tier) of any Governmental Entity.

“Governmental Authorization” means any clearances, Permits, waivers, amendments, expirations, and terminations of any waiting period requirements, other actions by, and notices, filings, qualifications, declarations and designations with or to, and other authorizations and approvals issued by or obtained from, a Governmental Entity or Foreign Governmental Entity.

“Governmental Entity” means any U.S. or non-U.S. (i) federal, state, provincial, territorial, local, municipal, or other government, (ii) governmental, quasi-governmental, or supranational entity of any nature (including any governmental agency, branch, department, commission, board, bureau, instrumentality, political or other subdivision, official, or entity and any court or other tribunal) or (iii) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal or body.

“Group Companies” means (a) CBF, (b) Hawk Motors, Inc., a Delaware corporation, (c) Hawk Motors de Mexico, S. de R.L. de C.V., a limited liability corporation formed under the laws of Mexico, (d) Friction Products Co., an Ohio corporation, (e) Wellman Products, LLC, an Ohio limited liability company, (f) Hawk Mauritius, Ltd., a private company limited by shares formed under the laws of the Republic of Mauritius, (g) Hawk Composites (Suzhou) Company Limited, a limited liability company formed under the Laws of the People’s Republic of China, (h) Hawk International Trading (Shanghai) Co., Ltd., a limited liability company formed under the Laws of the People’s Republic of China, (i) JPB, (j) CH, (k) S.K. Wellman S.R.L., an Italian limited liability company, (l) CBPU, (m) CTM, and (n) CPBH.

“Group Company Benefit Plan” means an Employee Benefit Plan that is sponsored, maintained, or contributed to by any Group Company.

“Group Company Business Employees” means employees of the Group Companies.

“Hangzhou Available Excluded Cash” means the aggregate amount of any cash or cash equivalents excluded from the determination of the amount of Cash and Cash Equivalents pursuant to subclause (b) of the definition of Cash and Cash Equivalents that has not been used to satisfy, or committed to be used to satisfy, Liabilities pursuant to Section 5.10(j)(ii) and/or Section 5.18 and which, in each case, is, or was as of the Measuring Time, available under applicable Law to satisfy the relevant Liabilities.

“Hangzhou Demerger Tax Reserve” means cash and cash equivalents in the amount of $3,500,000 held by CBPH as of the Measuring Time.

“Hangzhou LOI” means that certain Letter of Intent, dated March 25, 2021, by and among Carlisle Asia Pacific, CBPH, and certain buyers and undertakers listed therein, as set forth on Schedule 5.18.

“Hazardous Substance” means any material, substance, or waste in such concentration or condition that it is regulated or controlled as hazardous, toxic, or a pollutant or contaminant (or terms of similar regulatory intent or meaning) under any applicable Environmental Law, including petroleum or petroleum by-products, polychlorinated biphenyls, per- or polyfluoroalkyl substances, pesticides, and asbestos-containing materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property Rights” means all intellectual property and proprietary rights in any jurisdiction, whether registered or unregistered, including (a) patents, patent applications, together with any reissues, reexaminations, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations in party, and counterparts claiming priority therefrom (“Patents”), and any inventions and improvements thereon, (b) trademarks, service marks, trade names, trade dress, corporate names, logos, domain names, any other source identifiers of any kind or nature, together with all translations, adaptations, derivations and combinations thereof, and any applications (including intent to use applications), registration and renewals for any of the foregoing (and all goodwill associated with any of the foregoing) (“Trademarks”), (c) copyrightable works of authorship, copyrights (and all registrations and applications therefor), together with any moral rights related thereto (“Copyrights”), (d) trade secrets, know-how, technology, industrial designs, technical data, test data, research and development information, formulae, processes, methods, techniques, formulations, compilations, patterns, compositions, specifications, schematics, drawings, designs, flow charts, state diagrams and sequence diagrams, rights in data, databases and data compilations, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary or confidential information of every kind (“Trade Secrets”), (e) mask works and integrated circuit topologies, and any applications, registrations, and renewals for any of the foregoing, (f) Software, and (g) all other proprietary rights, including rights to sue at Law or in equity for all claims or causes of actions arising out of or related to any past, present, or future infringement, misappropriation, or violation of any of the foregoing, including the right to receive all proceeds and damages therefrom.

“IP Assignment Agreement” means an intellectual property assignment agreement, in the form attached as Exhibit H hereto, to be executed and delivered on the Closing Date by Carlisle Industrial, Carlisle Intangible and Carlisle LLC, as applicable, and CMBF, effecting the assignment to and assumption by CMBF of the Intellectual Property Rights included in the Purchased Assets.

“Italian Deed of Transfer of Quota” means the notarial deed for the transfer of the CH Equity in the form attached hereto as Exhibit I, to be executed and delivered on the Closing Date by Carlisle Global and PP Europa in accordance with article 2470 of the Italian Civil Code.

“Law” means any U.S. or non-U.S. federal, state, provincial, territorial, local, municipal, or supranational law, statute, rule, regulation, requirement, code, decree, ordinance, or common law enacted, promulgated, enforced, or imposed by any Governmental Entities, or any Order.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Acquired Business.

“Lender Protective Provisions” means Section 8.3(e), Section 10.8, Section 10.10, Section 10.11, Section 10.14, Section 10.15, Section 10.16, and Section 10.19.

“Lender Related Parties” means the Persons that have committed to provide or have otherwise entered into agreements in connection with the Financing, including the Lenders and the parties to any joinder agreements, indentures, credit agreements, or other definitive agreements entered into relating thereto, together with the Affiliates, officers, directors, employees, attorneys, partners (general or limited), trustees, controlling parties, advisors, members, managers, accountants, consultants, investment bankers, agents, representatives, and funding sources of each of the foregoing, in each case, directly involved in the Financing, and their respective successors and assigns.

“Liability” means any Loss, commitment, or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, known or unknown, and whether due or to become due, including those arising under any Contract, Law, or Order.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge, imperfection of title, hypothecation, encroachment, lease, license, easement, right-of-way, restriction, assessment, right of first offer or refusal, put, call, deed of trust, or adverse claim.

“Loss” means any damages, losses, liabilities, obligations, claims of any kind, Taxes, interest, fines, penalties, awards, payments, costs, charges, sanctions, settlements, or expenses (including reasonable attorneys’ fees and expenses); provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Entity or other third party or a reasonably foreseeable consequence of the matter giving rise thereto.

“Material Adverse Effect” means a material adverse effect upon (a) the assets, liabilities, condition (financial or otherwise), business, operations, or results of operations of the Acquired Business taken as a whole, or (b) the ability of any Seller or its Affiliates to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that in the case of clause (a) any adverse effect arising from, or related to, to the following shall not be taken into account in determining whether a Material Adverse Effect has occurred: (i) any conditions affecting the global economy, the United States economy or any foreign economy generally, (ii) any national or international political or social conditions, including the engagement or cessation by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country, (iii) any changes to financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) any changes in GAAP after the date hereof, (v) any changes after the date hereof in any Laws, rules, regulations, Orders, or other binding directives issued by any Governmental Entity or any action required to be taken under any Law, rule, regulation, order or existing contract by which the Acquired Business (or any of its assets or properties) is bound, (vi) any change that is generally applicable to the industries or markets in which the Acquired Business operates, (vii) the negotiation, execution, pendency or the public announcement of the transactions contemplated by this Agreement or any communication by the Buyers or any of their Affiliates of their plans or intentions (including in respect of employees) with respect to the Acquired Business, (viii) any failure by the Acquired Business to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided, that any underlying reason for such failure may be taken into account in determining whether a Material Adverse Effect has occurred), (ix) any loss of or change in the relationship of the Acquired Business with any customers or suppliers resulting directly from the identity of any Buyer, (x) the taking of any action expressly required to be taken pursuant to this Agreement (other than any action required to be taken pursuant to Section 5.1) and/or the Ancillary Documents, (xi) any action taken or omitted to be taken with the prior written consent of, or at the express written request of, any Buyer or any Affiliate of any Buyer, (xii) any change in the weather, meteorological conditions or climate, natural disasters (including storms, hurricanes, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), or (xiii) any material worsening of the effects of any conditions resulting from or relating to the public health crisis caused by COVID-19; provided, that any change, effect, circumstance, event, occurrence, development, or state of facts resulting from the matters described in any of clauses (i), (ii), (iii), (iv), (v), (vi), (xii) or (xiii) may nonetheless be taken into consideration in determining whether a Material Adverse Effect has occurred or may occur to the extent such change, effect, circumstance, event, occurrence, development, or state of facts has had, or would reasonably be expected to have, a disproportionate adverse impact on the Acquired Business as compared to other Persons similarly situated in the industries or markets in which the Acquired Business operates.

“Measuring Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” means (a) the aggregate value of those current assets of the Acquired Business, on a consolidated basis, as of the Measuring Time that are included in the line item categories of current assets specifically identified in the Example Statement of Net Working Capital less (b) the aggregate value of those current Liabilities of the Acquired Business, on a consolidated basis, as of the Measuring Time that are included in the line item categories of current Liabilities specifically identified in the Example Statement of Net Working Capital, in each case, determined on a consolidated basis without duplication as of the Measuring Time and calculated in accordance with the Accounting Principles. Notwithstanding the foregoing, Net Working Capital shall exclude any amounts related to (i) any and all income Tax assets and income Tax Liabilities (including any and all deferred Tax assets and deferred Tax Liabilities) for federal, state, local, and non-U.S. income Tax purposes, (ii) Cash and Cash Equivalents (and any other cash and cash equivalents, even if excluded from the definition of Cash and Cash Equivalents), (iii) any intercompany payables or receivables solely among the Acquired Business, (iv) Funded Indebtedness, (v) Seller Expenses, (vi) Excluded Assets, or (vii) Excluded Liabilities. In determining whether any specific account or sub-account on the balance sheet is included or excluded from Net Working Capital, treatment will be consistent with the Example Statement of Net Working Capital.

“Net Working Capital Adjustment” means the amount, which may be positive or negative, equal to (x) Net Working Capital minus (y) $93,537,000.

“Order” means any order, consent order, judgment, writ, injunction, stipulation, award, or decree by or with any Governmental Entity (including Presidential Memoranda and Executive Orders).

“Ordinary Course of Business” means the ordinary course of business consistent with past practice.

“Other Businesses” means and includes all businesses (other than the Acquired Business) conducted by the Sellers or any of their Affiliates.

“Permits” means written permits, licenses, tariffs, franchises, registrations, variances, certificates, authorizations, exemptions, approvals and similar consents obtained from any Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the Ordinary Course of Business for amounts that are not yet due or are being contested in good faith, (b) Liens for Taxes, assessments or other governmental charges not yet due or which are being contested in good faith and for which appropriate reserves have been established on the Financial Statements, (c) Liens on real property that do not or would not materially interfere with the Acquired Business’s present uses or occupancy or value of such real property or the value of the Acquired Business’s leasehold interest therein, (d) Liens securing Funded Indebtedness that will be released in conjunction with the Closing, (e) Liens granted to any lender at the Closing in connection with any financing by the Buyers of the transactions contemplated hereby, (f) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon, in each case, which are not violated by the current use or occupancy of such real property or the operation of the Acquired Business thereon, (g) matters that would be disclosed in an accurate survey of real property included in the Data Room, (h) Liens described on Schedule 1.1(d), (i) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, sublicense, lease, sublease or other similar agreement or in the tangible property being leased or licensed, which do not individually, or in the aggregate, materially interfere with the conduct of the Acquired Business, (j) purchase money Liens and Liens securing rental payments under lease arrangements, (k) Liens arising under worker’s compensation, unemployment insurance, social security, retirement or other similar Laws, and (l) other Liens with respect to real property which do not materially impair the use or value of the underlying real property.

“Person” means an individual, partnership (general or limited), corporation, limited liability company, joint stock company, unincorporated organization or association, Governmental Entity, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Data” means (a) any information relating to, or that can reasonably be used to identify, directly or indirectly, a natural person or household, including a natural person’s name, street address, telephone number, social security number, driver’s license number or other government issued identification number, bank account number, or credit card number, and (b) “personal data,” “personally identifiable information,” “personal information”, or any similar term as defined under applicable Laws.

“Post-Closing Tax Period” means a taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means a taxable period (or portion thereof) ending on or before the Closing Date.

“Purchase Price” means (i) the Base Purchase Price, plus (ii) the Net Working Capital Adjustment (which may be a negative number), plus (iii) the amount of Cash and Cash Equivalents, minus (iv) the amount of Closing Date Funded Indebtedness, minus (v) the amount of Unpaid Seller Expenses.

“Purchased Asset Business Employees” means the employees of Carlisle Industrial other than the employee(s) set forth on Schedule 1.1(e).

“R&D Claim” means any claim for relief for expenditure on research and development under any of the provisions of Part 13 Corporation Tax Act 2009 or an R&D expenditure credit (as defined for the purposes of section 1040A Corporation Tax Act 2009) under any of the provisions of Chapter 6A of Part 3 Corporation Tax Act 2009.

“R&W Insurance Policy” means a buyer-side representations and warranties insurance policy covering certain insurance matters with respect to the representation and warranties of the Sellers under Article 3, in the form set forth hereto as Exhibit B.

“Real Property Deed” means the special warranty deed, conveying to CMBF the real property owned by Carlisle Industrial and located at 1031 East Hillside Drive, Bloomington, IN 47401, in the form attached hereto as Exhibit E.

“Real Property Leases” means all leases, subleases, licenses, concessions and other agreements pursuant to which the Acquired Business holds any Leased Real Property.

“Release” means, with respect to Hazardous Substances, any release, spill, emission, leaking, pumping, pouring, emptying, leaching, escaping, migration, dumping, injection, deposit, or discharge of any Hazardous Substance into or through the indoor or outdoor environment.

“Remedial Action” means any action that is required under any Environmental Law to (a) investigate, clean up, remediate, remove, respond to, treat, or in any other way address a Release, or a threat of Release, into the environment, including the performance of required studies, investigations, restoration, or monitoring, or (b) assess or restore the environment or natural resources.

“Sanctioned Country” means, at any time, a country or territory which is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom, (b) any Person operating, organized, or resident in a Sanctioned Country, or (c) any Person 50% or more owned or controlled by any such Person or Persons, or acting for or on behalf of such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any Member State of the European Union, or Her Majesty’s Treasury of the United Kingdom.

“Seller Benefit Plan” means an Employee Benefit Plan other than a Group Company Benefit Plan.

“Seller Expenses” means, without duplication, the collective amount payable by the Acquired Business for all fees, costs and expenses, whether or not accrued, that are incurred or to be incurred by or on behalf of, or as a result of arrangements put in place by, Sellers or their Affiliates (including the Group Companies prior to the Closing), in connection with or as a result of the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement, including (a) the fees and expenses of legal counsel, accountants, other advisors or service providers, and investment bankers, (b) any brokerage fees, commissions, or finders’ fees, and (c) any stay, sale, success, transaction, change in control, or retention bonuses or payments, severance payments or obligations, or similar amounts or benefits payable to or provided to any third party, current or former employee, officer, consultant, advisor, independent contractor, or director, in each case, in connection with the transactions contemplated by this Agreement, and together with the employer portion of any employment, payroll, or similar Taxes attributable to amounts payable pursuant to this clause (c) (calculated without regard for any ability to defer Taxes under the CARES Act); provided, however, that Seller Expenses shall not include (i) any amount which is included in the calculation of Funded Indebtedness, or (ii) any amount solely as a result of arrangements put in place by the Buyers or their Affiliates (including the Group Companies after the Closing), or (iii) any cash bonuses payable as specifically set forth in the Transaction Bonus Letters (the “Transaction Bonuses”), to the extent an Excluded Liability.

“Shared Contract” means any Contract to which a Seller or any of its Affiliates (including a Group Company) is a party with any non-Affiliated third party that benefits and/or burdens both the Acquired Business and any of the Other Businesses.

“Software” means computer software, including all source code and object code versions of computer software (including data and related documentation).

“Straddle Period” means a taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the Capital Stock or a majority of the voting rights or interests are owned, directly or indirectly, by such first Person.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes filed with or submitted to a Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” means any federal, state, local, or non-U.S. income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including repayments of any unlawful grants, subsidiaries, state aid, or similar amounts relating to Taxes, and including any interest, penalty, or addition thereto, and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person by Law, Contract, or otherwise.

“Title IV Plan” means any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) that is subject to Section 302 or 303, or Title IV of ERISA, or Section 412 or 430 of the Code, other than a Multiemployer Plan.

“Trade Control Laws” means (a) all applicable trade, export control, import, and antiboycott Laws imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs Laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30), and (b) all applicable trade, export control, import, and antiboycott Laws imposed, administered, or enforced by any other country, except to the extent inconsistent with U.S. Laws.

“Trademark License Agreement” means the Trademark License Agreement, by and among Carlisle LLC and ECS, to be entered into on the Closing Date, in the form attached hereto as Exhibit C.

“Transaction Bonus Letter” means any transaction incentive letter delivered by the Sellers or their Affiliates to Acquired Business Employees in connection with or otherwise applicable with respect to the transactions contemplated by this Agreement.

“Transaction Tax Deductions” means all deductions related to or arising out of the transactions contemplated by this Agreement including any deductions relating to (i) stay bonuses, sale bonuses, change in control payments, severance payments, retention payments or similar payments made or accrued by the Acquired Business on or around the Closing Date, (ii) the amount of any employment Taxes, including the employer’s share of any payroll Taxes, incurred with respect to the amounts set forth in clause (i) of this definition incurred by the Acquired Business on or prior to the Closing Date, (iii) the fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes and any breakage fees or accelerated deferred financings fees) incurred by the Acquired Business with respect to the payment of the Closing Date Funded Indebtedness, (iv) the Seller Expenses, and (v) the transaction costs (other than the Seller Expenses) of the Acquired Business with respect to the transactions contemplated hereby that were paid on or prior to the Closing Date or included in the computation of Net Working Capital, in each case (with respect to clauses (i) through (v)), solely to the extent the relevant cost or expense giving rise to the relevant deduction was (x) paid prior to the Closing Date, or (y) included as a Liability that reduced the consideration payable hereunder in connection with the final determination of the Purchase Price.

“Transfer Taxes” means any transfer, documentary, sales, GST/HST, value added, use, stamp, registration, and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement or any Ancillary Document. Transfer Taxes shall not include any Taxes imposed with respect to income or gains, or any indirect gains Taxes (including any Taxes imposed in connection with People’s Republic of China Administration of Taxation Circular 7 (2015) (“PRC Circular 7”) or any similar Laws).

“Transition Services Agreement” means the Transition Services Agreement, by and among Carlisle Companies Incorporated and ECS, to be entered into on the Closing Date, in the form attached hereto as Exhibit D.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“UK POA” means the irrevocable power of attorney given by Carlisle Global in favor of PP Europa in respect of the rights attaching to the CBPU Equity, to be executed by Carlisle Global on the Closing Date, in the form attached hereto as Exhibit J.

“UK PSC” means the letter given by Carlisle Global to CBPU notifying CBPU that a relevant change (within the meaning of section 790E(4) of the Companies Act 2006) has occurred in relation to its interest in CBPU, and to provide certain details concerning the relevant change, to be executed by Carlisle Global on the Closing Date, in the form attached hereto as Exhibit K.

“UK Registers” means, to the extent not within the possession of CBPU, all the statutory and other books (duly written up to date) of CBPU, and all certificates of incorporation, certificates of incorporation on change of name, and common seals of CBPU.

“UK Resolutions” means the written resolutions of the board of directors of CBPU approving the transfer of the CBPU Equity contemplated by this Agreement and the registration of PP Europa as the holder of the CBPU Equity in CBPU’s registers, to be executed by the directors of CBPU on the Closing Date, substantially in the form attached hereto as Exhibit L.

“UK Share Certificate Indemnity” means the indemnity for the lost or destroyed original certificate of title to the CBPU Equity issued by CBPU to Carlisle Global, to be executed by Carlisle Global on the Closing Date, in the form attached hereto as Exhibit M.

“UK Stock Transfer Form” means the Stock Transfer Form in respect of the transfer of the CBPU Equity, to be executed by Carlisle Global on the Closing Date, in the form attached hereto as Exhibit N.

“Unpaid Seller Expenses” means the amount of Seller Expenses unpaid as of immediately prior to the Closing.

The following terms are not defined above but are defined in the sections of this Agreement indicated below:

Accounting Firm	(ii)
Agreement	Preamble
Alternative Financing	Section 5.11(b)
Alternative Transaction	Section 5.23
Anti-Corruption Laws	Section 3.25(a)
Asset Allocation Methodology	Section 2.10(b)
Asset Allocation Schedule	Section 2.10(b)

Assumed Liabilities	Section 2.3(c)
Bankruptcy and Equity Exception	Section 3.2
BRWS	Preamble
Business Proprietary Information	Section 3.13(f)
Buyer Indemnified Party	Section 9.1
Buyer Parties	Section 8.3(e)
Buyer Termination Fee	Section 8.3(a)
Buyers	Preamble
Carlisle	Preamble
Carlisle Asia Pacific	Preamble
Carlisle Global	Preamble
Carlisle Industrial	Preamble
Carlisle Industrial Excluded Assets	Section 2.3(b)(i)
Carlisle Industrial Excluded Liabilities	Section 2.3(d)(i)
Carlisle Industrial Purchased Assets	Section 2.3(a)
Carlisle Intangible	Preamble
Carlisle Intangible Purchased Assets	Section 2.3(a)(ii)
Carlisle International	Preamble
Carlisle LLC	Preamble
Carlisle LLC Purchased Assets	Section 2.3(a)(iii)
CBF	Recitals
CBF Equity	Recitals
CBPH	Recitals
CBPH Equity	Recitals
CBPU	Recitals
CBPU Equity	Recitals
CH	Recitals
CH Equity	Recitals
Claim Notice	Section 9.3(a)
Closing	Section 2.1
Closing Date	Section 2.1
Closing Failure Notice	Section 8.1(f)
Closing Statement	Section 2.8(b)(i)
CMBF	Preamble
Copyrights	Section 1.1
CTM	Recitals
CTM Equity	Recitals
Data	Section 3.24
Earn-out Dispute Notice	Section 2.9(b)(i)
Earn-out Payment	Section 2.9(a)
Earn-out Payment Date	Section 2.9(c)
Earn-out Statement	Section 2.9(b)(i)
ECS	Preamble
ECS HK	Preamble
Employee IP Agreement	Section 3.13(e)
Equity	Recitals
Estimated Closing Statement	Section 2.8(a)
Estimated Purchase Price	Section 2.8
Estimated Purchase Price Excess	Section 2.6(a)
Excluded Assets	Section 2.3(b)
Excluded Liabilities	Section 2.3(d)
Excluded Matter	Section 9.3(b)
Financial Statements	Section 3.5(a)
Financing	Section 4.6(a)
Financing Commitments	Section 4.6(a)
Foreign Employee Benefit Plan	Section 3.11(g)
Government Official	Section 3.25(b)
HM Held CTM Equity	Recitals
Identified Counsel	Section 10.17
Improvements	Section 3.4(d)
Inactive Purchased Asset Business Employee	Section 5.8(a)
Indemnified Party	Section 9.3(a)
Indemnifying Party	Section 9.3(a)
India Valuation Report	Section 2.10(c)
Insurance Claims	Section 5.13(a)
IT Systems	Section 3.13(i)
JPB	Recitals
JPB Equity	Recitals
Lenders	Section 4.6(a)
Material Contracts	Section 3.7(a)
Material Customers	Section 3.20
Material Suppliers	Section 3.20
Maximum Earn-out Payment	Section 2.9(a)
New Plans	Section 5.8(a)
Non-Party Affiliates	Section 10.18
Owned IP	Section 3.13(e)
Owned Real Property	Section 3.18(a)
Parties	Preamble
Patents	Section 1.1
Pay-off Letters	Section 5.21
PP Europa	Preamble
PP NA	Preamble
Privacy Obligations	Section 3.24

Proposed Closing Date Calculations	Section 2.8(b)(i)
Proposed Earn-out Calculation	Section 2.9(b)(i)
Purchase Price Allocation	Section 2.10(a)
Purchase Price Dispute Notice	Section 2.8(b)(ii)
Purchased Assets	Section 2.3(a)(iii)
Reference Balance Sheet	Section 3.5(a)
Reimbursed Amounts	Section 5.13(b)
Required Information	Section 5.11(c)
Restricted Assets	Section 2.4(a)
Retained Workers’ Compensation Claims	Section 2.3(d)(iii)
Security Incident	Section 3.24
Seller Consolidated Returns	Section 5.10(a)
Seller Equity Awards	Section 5.8(b)
Seller Indemnified Party	Section 9.2
Seller Lien Release Documents	Section 5.21
Seller Occurrence Policies	Section 5.13(a)
Seller Tax Returns	Section 5.10(a)
Sellers	Preamble
Survey	Section 5.20
Tax Proceeding	Section 5.10(d)
Termination Date	Section 8.1(d)
Third-Party Claim	Section 9.3(a)
Title Commitments	Section 5.20
Title Company	Section 5.20
Title Documents	Section 5.20
Title Policy	Section 5.20
Trade Secrets	Section 1.1
Trademarks	Section 1.1
UK NSI Act	Section 5.3(a)
UK Secretary of State	Section 5.3(a)
Unpaid Earn-out Amount	Section 2.9(c)
WARN Act	Section 3.14(b)

ARTICLE 2
CLOSING; PURCHASE

Section 2.1           Closing of the Transaction. The consummation of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., Eastern Time, as promptly as practicable (but in no event later than the second Business Day) after satisfaction (or waiver) of the conditions set forth in Article 6 (not including conditions which are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402-1498, unless another time, date or place is agreed to in writing by the Parties; provided, however, that notwithstanding the foregoing, the Buyers shall not be obligated to effect the Closing prior to the date that is 45 days from the date of this Agreement, unless the Buyers shall request an earlier date on at least two Business Days’ prior written notice (but subject to the satisfaction or waiver of the conditions set forth in Article 6 as set for the above); provided, further, that the Parties intend Closing will be effected, to the extent practicable, by conference call, the electronic delivery of documents and the prior or contemporaneous physical exchange of certificates and certain other documents and instruments to be held in escrow by outside counsel to the recipient party pending authorization by the delivering party (or its outside counsel) of their release at the Closing. The “Closing Date” shall be the date on which the Closing is consummated.

Section 2.2           Purchase and Sale of Equity. On the terms and subject to the conditions of this Agreement, at the Closing:

(a)               ECS shall purchase and acquire from Carlisle, and Carlisle shall sell, convey, transfer, assign and deliver to ECS, all right, title and interest (record and beneficial) of Carlisle in and to the CBF Equity, free and clear of all Liens, other than Liens arising under securities Laws;

(b)               PP Europa shall purchase and acquire from Carlisle Global, and Carlisle Global shall sell, convey, transfer, assign and deliver to PP Europa, all right, title and interest (record and beneficial) of Carlisle Global in and to the CH Equity and CBPU Equity, free and clear of all Liens, other than Liens arising under securities Laws;

(c)               PP NA shall purchase and acquire from Carlisle Industrial, and Carlisle Industrial shall sell, convey, transfer, assign and deliver to PP NA, all right, title and interest (record and beneficial) of Carlisle Industrial in and to the JPB Equity, free and clear of all Liens, other than Liens arising under securities Laws;

(d)               PP Europa shall purchase and acquire from Carlisle International and Carlisle LLC, and Carlisle International and Carlisle LLC shall sell, convey, transfer, assign and deliver to PP Europa, all right, title and interest (record and beneficial) of Carlisle International and Carlisle LLC in and to the CTM Equity, free and clear of all Liens, other than Liens arising under securities Laws; and

(e)               ECS HK shall purchase and acquire from Carlisle Asia Pacific, and Carlisle Asia Pacific shall sell, convey, transfer, assign and deliver to ECS HK, all right, title and interest (record and beneficial) of Carlisle Asia Pacific in and to the CBPH Equity, free and clear of all Liens, other than Liens arising under securities Laws.

Section 2.3           Purchase and Sale of Purchased Assets and Assumed Liabilities.

(a)               Purchased Assets. On the terms and subject to the conditions of this Agreement, at the Closing:

(i)                 CMBF shall purchase, acquire and accept from Carlisle Industrial, and Carlisle Industrial shall transfer, sell, assign, convey and deliver to CMBF, free and clear of any Liens (other than Permitted Liens), all of its right, title and interest in and to all of the assets, properties and rights of Carlisle Industrial other than the Carlisle Industrial Excluded Assets (the “Carlisle Industrial Purchased Assets”);

(ii)              CMBF shall purchase, acquire and accept from Carlisle Intangible, and Carlisle Intangible shall transfer, sell, assign, convey and deliver to CMBF, free and clear of any Liens (other than Permitted Liens), all of its right, title and interest in and to the Intellectual Property Rights set forth on Schedule 2.3(a)(ii) (the “Carlisle Intangible Purchased Assets”); and

(iii)            CMBF shall purchase, acquire and accept from Carlisle LLC, and Carlisle LLC shall transfer, sell, assign, convey and deliver to CMBF, free and clear of any Liens (other than Permitted Liens), all of its right, title and interest in and to the Intellectual Property Rights set forth on Schedule 2.3(a)(iii) (the “Carlisle LLC Purchased Assets”); and

(iv)             CMBF shall purchase, acquire and accept from the Sellers and their Affiliates, and the Sellers shall (and shall cause their applicable Affiliates to) transfer, sell, assign, convey and deliver to CMBF, free and clear of any Liens (other than Permitted Liens), all of their respective rights, titles and interests in and to all of the assets, properties and rights of Sellers and their Affiliates not specifically addressed in one of the enumerated categories above that are primarily used in the conduct of the Acquired Business, other than the Carlisle Industrial Excluded Assets (such assets, properties and rights, together with the Carlisle Industrial Purchased Assets, the Carlisle Intangible Purchased Assets and the Carlisle LLC Purchased Assets, the “Purchased Assets”).

(b)               Excluded Assets. Notwithstanding anything in this Agreement to the contrary the assets set forth below shall be retained by Sellers or their Affiliates as applicable (collectively, the “Excluded Assets”):

(i)              Carlisle Industrial shall retain its respective rights, title and interest in and to, and CMBF shall not acquire or have any rights with respect to, all of the assets of Carlisle Industrial set forth on Schedule 2.3(b)(i) (the “Carlisle Industrial Excluded Assets”);

(ii)             Carlisle Intangible shall retain its respective rights, title and interest in and to, and CMBF shall not acquire or have any rights with respect to, all of the assets of Carlisle Intangible other than the Carlisle Intangible Purchased Assets; and

(iii)            Carlisle LLC shall retain its respective rights, title and interest in and to, and CMBF shall not acquire or have any rights with respect to, all of the assets of Carlisle LLC other than the Carlisle LLC Purchased Assets.

(c)               Assumed Liabilities. On the terms and subject to the conditions of this Agreement, from and after the Closing, CMBF shall assume and agree to pay, perform and discharge when due all of the Liabilities of Carlisle Industrial other than the Excluded Liabilities (the “Assumed Liabilities”).

(d)               Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, no Buyer or Group Company shall assume or otherwise be liable in respect of, or be deemed to have assumed or otherwise be liable in respect of, any of the following Liabilities (collectively, the “Excluded Liabilities”):

(i)              the Liabilities of Carlisle Industrial set forth on Schedule 2.3(d)(i) (the “Carlisle Industrial Excluded Liabilities”);

(ii)              the Liabilities set forth on Schedule 2.3(d)(ii); and

(iii)            any Liabilities for workers’ compensation claims of any Acquired Business Employee that relate to events prior to or on the Closing Date (the “Retained Workers’ Compensation Claims”).

The Sellers and their Affiliates shall assume or retain (as applicable) and pay, perform, and discharge when due all of the Excluded Liabilities, including any Liabilities of the Group Companies that constitute Excluded Liabilities.

Section 2.4           Third Party Consents.

(a)               Notwithstanding any other provision in this Agreement to the contrary, no asset, claim, Contract, Permit, right or benefit, the assignment or transfer of which is otherwise contemplated by Section 2.3(a) of this Agreement, shall be assigned or transferred at the Closing if such assignment or transfer (or attempt to make such an assignment or transfer), without the consent or approval of a third party, would constitute a breach or other contravention of Contract, applicable Law or the rights of such third party or would grant such third party rights that it would not otherwise have but for the (attempted) transfer or assignment (such assets being collectively referred to herein as “Restricted Assets”), and such Restricted Asset shall not be assigned or transferred until such consent or approval is obtained from such third party. Any assignment or transfer of a Restricted Asset shall be made subject to such consent or approval being obtained with respect to such Restricted Asset. Prior to and after the Closing, Carlisle Industrial, Carlisle Intangible or Carlisle LLC, as applicable, shall use commercially reasonable efforts to cooperate with CMBF in attempting to obtain any such consent or approval with respect to such Restricted Asset (provided that none of Carlisle Industrial, Carlisle Intangible or Carlisle LLC shall be required to incur any material out-of-pocket cost) as promptly as possible; and

(b)               If the consent or approval of the applicable third party with respect to a Restricted Asset has not been obtained as contemplated by Section 2.4(a) at or prior to the Closing, then until such time as such consent or approval is obtained and the consummation of the assignment or transfer of such Restricted Asset is effected, Carlisle Industrial, Carlisle Intangible or Carlisle LLC, as applicable, shall cooperate with CMBF in making alternative arrangements with respect to such Restricted Asset so that CMBF is entitled to the benefits of such Restricted Asset and is economically in the same position as if the Restricted Asset had actually been transferred with effect as of the Closing Date, including by holding such Restricted Asset in trust for the benefit of CMBF.

Section 2.5           Consideration. On the terms and subject to the conditions of this Agreement, the aggregate consideration to be paid by the Buyers for the Equity and Purchased Assets shall equal the Purchase Price, as adjusted in accordance with Section 2.8, plus (a) the assumption of the Assumed Liabilities, plus (b) the Earn-out Payment, if any.

Section 2.6           Closing Payments. At the Closing:

(a)               ECS shall, on behalf of the Buyers, pay Carlisle, on behalf of the Sellers, by wire transfer of immediately available funds to one or more accounts specified by Carlisle in the Estimated Closing Statement, an amount equal to the Estimated Purchase Price; provided, that if the Estimated Purchase Price payable at Closing exceeds $5,000,000 more than the Base Purchase Price (the “Estimated Purchase Price Excess”), ECS shall have the option to pay the Estimated Purchase Price Excess (on behalf of the Buyers) either at the Closing or on a Business Day on or prior to the fourteenth day following the Closing.

(b)               ECS shall, on behalf of the Buyers, pay each recipient of Unpaid Seller Expenses, on behalf of the Sellers, all Unpaid Seller Expenses, in each case in the amounts set forth on the calculation of the Estimated Purchase Price delivered hereunder and in accordance with payment instructions specified by Carlisle in the Estimated Closing Statement; and

(c)               ECS shall, on behalf of the Buyers, pay each holder of Closing Date Funded Indebtedness, on behalf of the Sellers, by wire transfer of immediately available funds, the amount of Closing Date Funded Indebtedness set forth in the applicable Pay-off Letter(s) delivered by the Sellers to the Buyers pursuant to Section 5.21, in accordance with the payment instruction set forth in such Pay-off Letter(s).

Section 2.7           Closing Deliveries.

(a)               Deliveries by the Sellers. At the Closing, the Sellers shall deliver, or cause to be delivered, to the Buyers:

(i)             in the case of Equity represented by certificates, certificates representing the Equity duly endorsed in blank or accompanied by stock powers or any other proper instrument of assignment endorsed in blank in proper form for transfer (or customary lost stock certificate affidavit or its equivalent), and in the case of all Equity (whether or not represented by certificates), such other customary transfer documentation in respect of the Equity in accordance with applicable Law;

(ii)             the Bill of Sale, duly executed by Carlisle Industrial;

(iii)            the Assignment and Assumption Agreement, duly executed by Carlisle Industrial;

(iv)            the IP Assignment Agreement, duly executed by Carlisle Industrial, Carlisle Intangible and Carlisle LLC, as applicable;

(v)             the Transition Services Agreement, duly executed by Carlisle Companies Incorporated;

(vi)            the Trademark License Agreement, duly executed by Carlisle Intangible;

(vii)           the Title Documents, duly executed by Carlisle Industrial;

(viii)          a duly executed IRS Form W-9 or appropriate IRS Form W-8, in a form reasonably acceptable to the Buyers, from each Seller;

(ix)             the Real Property Deed;

(x)              a certificate of good standing (or similar document) of each Group Company that is incorporated, organized or formed in a jurisdiction that recognizes such concept, issued as of a recent date (within 10 Business Days prior to the Closing Date) by the applicable Governmental Entity in the jurisdiction in which such Group Company is incorporated, organized, or formed;

(xi)           the written resignations, effective as of the Closing, of the directors, managers, officers and statutory auditors (or equivalent) of each Group Company, other than in respect of any such Persons that the Buyers, prior to the Closing, notify the Sellers in writing that no such resignation shall be required;

(xii)           the certificates referred to in Section 6.2(e);

(xiii)          with respect to the CBPU Equity, (A) the UK Registers, (B) the UK Stock Transfer Form, (C) the UK POA, (D) the UK PSC, (E) the UK Share Certificate Indemnity and (F) the UK Resolutions, in each case, duly executed by Carlisle Global and the directors of CBP UK (as applicable);

(xiv)          the Italian Deed of Transfer of Quota, duly executed by Carlisle Global;

(xv)          with respect to the CTM Equity, an instrument of transfer in the form of Form No. SH.4 pursuant to Rule 11(1) of the Companies (Share Capital and Debentures) Rules, 2014, duly executed by Carlisle International and Carlisle LLC; and

(xvi)          with respect to the CBPH Equity, (A) the register of shareholder (股东名册) issued by CBPH showing ECS HK as the sole shareholder of CBPH as of the Closing, (B) an investment certificate (出资证明) issued by CBPH to ECS HK showing ECS HK as the sole shareholder of CBPH as of the Closing, (C) a short-form equity transfer agreement for transfer of CBPH Equity to ECS HK (in form reasonably satisfactory to the Buyers and Sellers) duly executed by Carlisle Asia Pacific, (D) a shareholder resolution of CBPH executed by Carlisle Asia Pacific approving the sale of CBPH Equity, (E) removal documents executed by Carlisle Asia Pacific for removal of CBPH’s existing directors and supervisor, and (F) any other documents or information required for the filings and registrations set forth in item 4 of Schedule 4.3(a) that need to be executed or provided by Carlisle Asia Pacific or CBPH that based on reasonable efforts of Carlisle Asia Pacific and CBPH can be delivered at the Closing.

(b)               Deliveries by the Buyers. At the Closing, the Buyers shall deliver, or cause to be delivered, to the Sellers:

(i)               the Assignment and Assumption Agreement, duly executed by CMBF;

(ii)              the IP Assignment Agreement, duly executed by CMBF;

(iii)            the Transition Services Agreement, duly executed by ECS;

(iv)            the Trademark License Agreement, duly executed by ECS;

(v)             the certificates referred to in Section 6.3(e);

(vi)            the Italian Deed of Transfer of Quota, duly executed by PP Europa; and

(vii)          with respect to the CTM Equity, an instrument of transfer in the form of Form No. SH.4 pursuant to Rule 11(1) of the Companies (Share Capital and Debentures) Rules, 2014, duly executed by PP Europa.

(viii)         with respect to the CBPH Equity, a short-form equity transfer agreement for transfer of CBPH Equity to ECS HK (in form reasonably satisfactory to the Buyers and Sellers) duly executed by ECS HK.

Section 2.8           Purchase Price.

(a)               Estimated Purchase Price. No later than three Business Days prior to the Closing, Carlisle shall deliver to ECS a written statement (the “Estimated Closing Statement”) setting forth, in reasonable detail and with reasonable supporting documentation, its good faith estimate of the Purchase Price (the “Estimated Purchase Price”) using for purposes of calculation of such estimate the Base Purchase Price and Carlisle’s good faith estimates of (i) the amount of Closing Date Funded Indebtedness, (ii) the amount of Unpaid Seller Expenses, (iii) the amount of Cash and Cash Equivalents and (iv) the Net Working Capital Adjustment.

(b)               Determination of Final Purchase Price.

(i)                 As soon as practicable, but no later than 75 days after the Closing Date, ECS shall prepare and deliver to Carlisle a written statement (the “Closing Statement”) setting forth, in reasonable detail and with reasonable supporting documentation, its good faith calculation of (A) the Net Working Capital, (B) the amount of Cash and Cash Equivalents, (C) the amount of Closing Date Funded Indebtedness, (D) the amount of Unpaid Seller Expenses and (E) the Purchase Price (collectively the “Proposed Closing Date Calculations”).

(ii)              If Carlisle does not give written notice of any dispute (a “Purchase Price Dispute Notice”) to ECS within 45 days of receiving the Proposed Closing Date Calculations, the Parties agree that the Proposed Closing Date Calculations shall be deemed to be the final Net Working Capital, Cash and Cash Equivalents, Closing Date Funded Indebtedness, Unpaid Seller Expenses and Purchase Price, in each case, for purposes of determining the Actual Adjustment and the Closing Statement shall become final and binding upon the Parties for purposes of this Section 2.8. Prior to the end of such 45-day period, Carlisle may accept the Proposed Closing Date Calculations and the Closing Statement by delivering written notice to that effect to ECS, in which case the Purchase Price will be finally determined, and the Proposed Closing Date Calculations and the Closing Statement shall become final and binding on the Parties, when such notice is given. Any Purchase Price Dispute Notice shall specify in reasonable detail, to the extent available or known at such time, the item(s), dollar amount(s), nature and basis of any disagreement so asserted, together with Carlisle’s alternative calculation of each disputed item. If Carlisle delivers a Purchase Price Dispute Notice to ECS within such 45-day period, ECS and Carlisle shall negotiate in good faith to attempt to resolve the dispute during the 30-day period commencing on the date ECS receives the Purchase Price Dispute Notice from Carlisle. Any item set forth in the Proposed Closing Date Calculations or the Closing Statement and not objected to in the Purchase Price Dispute Notice shall be final and binding on the Parties for purposes of this Section 2.8. If Carlisle and ECS reach agreement on the final resolution of any matter specified in the Purchase Price Dispute Notice during such 30-day period, the resolution of such matter shall be in writing signed by Carlisle and ECS and shall be final and binding upon the Parties for purposes of this Section 2.8. If Carlisle and ECS do not agree upon a final resolution with respect to any disputed items specified in the Purchase Price Dispute Notice within such 30-day period, then, at the election of either Party, the remaining items in dispute shall be submitted as promptly as practicable to PricewaterhouseCoopers LLP, or if PricewaterhouseCoopers LLP refuses such submission, the dispute resolution group of a nationally-recognized, independent accounting firm agreed upon by ECS and Carlisle (such accounting firm, the “Accounting Firm”), the determination of the Accounting Firm being conclusive and binding on the Parties and shall not be subject to court review or otherwise appealable. The Accounting Firm shall be instructed, and Carlisle and ECS shall (and ECS shall cause the Buyers and the Acquired Business to) use commercially reasonable efforts to cause the Accounting Firm, to render a determination (acting as an arbitrator and not as an expert) of the applicable matters in dispute within 45 days after referral of such matters to the Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. In a potential dispute resolution procedure referred to the Accounting Firm pursuant to this Section 2.8(b), all prior discussions related thereto shall, unless otherwise agreed by Carlisle and ECS, be governed by Rule 408 of the Federal Rules of Evidence and neither party may discuss, use or rely upon the other party’s conduct or statements during such dispute resolution or in any communication with the Accounting Firm.

(iii)            Within 15 days after the engagement of the Accounting Firm, Carlisle and ECS shall present their respective positions with respect to the matters in dispute referred to the Accounting Firm in the form of a written report, a copy of which shall be delivered to the other party, and no ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed; provided, however, that at the Accounting Firm’s request, or as mutually agreed by Carlisle and ECS, Carlisle and ECS may meet with the Accounting Firm so long as representatives of both Carlisle and ECS are present. The Accounting Firm’s determination shall be based solely on (A) the written reports submitted to the Accounting Firm by Carlisle and ECS, (B) if agreed between the Parties, oral submissions by Carlisle and ECS at meetings held in compliance with the prior sentence (i.e., not on independent review) and (C) the definitions and other terms included herein; provided, however, that in resolving a disputed item, the Accounting Firm may not assign a value to any particular item greater than the greatest value for such item or less than the smallest value for such item, in each case, claimed by ECS or Carlisle in the Proposed Closing Date Calculations or the Purchase Price Dispute Notice. The Accounting Firm’s decision with respect to the matters in dispute referred to it shall be final, conclusive and binding on the Parties, and any Party may seek to enforce such decision in a court of competent jurisdiction.

(iv)             The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between Carlisle and ECS, and any associated engagement fees shall be initially borne 50% by Carlisle and 50% by ECS; provided, however, that such fees shall ultimately be borne as set forth below. All other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the Party incurring such cost and expense. The fees and disbursements of the Accounting Firm shall ultimately be allocated between Carlisle and ECS in the same proportion that the aggregate amount of the disputed items submitted to the Accounting Firm that are unsuccessfully disputed by each such Party (as finally determined by the Accounting Firm) bears to the total amount of such disputed items so submitted. Such determination of the Accounting Firm shall be conclusive and binding upon the Parties. The Proposed Closing Date Calculations and the Closing Statement shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.8(b) and, as so revised, such Proposed Closing Date Calculations and such Closing Statement shall be deemed to set forth the final Net Working Capital, Cash and Cash Equivalents, Closing Date Funded Indebtedness, Unpaid Seller Expenses and Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).

(v)               The Buyers, on the one hand, shall, and shall cause the Acquired Business to, and the Sellers, on the other hand, shall, provide to each other (and their respective accountants and other representatives) such data and information as the other Party may reasonably request (including reasonable access to the Acquired Business’s personnel involved with the preparation of the Proposed Closing Date Calculations) in connection with preparation and review of the Proposed Closing Date Calculations and the Closing Statement (and each Party and its accountants and other representatives shall be permitted to make copies as they see reasonably necessary) at reasonable times at any time during preparation and review of the Proposed Closing Date Calculations and the Closing Statement and the resolution of any objections or disputes with respect thereto.

(c)               Adjustment to Estimated Purchase Price.

(i)               If the Actual Adjustment is a positive amount, then within three Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.8, ECS shall, on behalf of the Buyers, pay, or cause to be paid, to Carlisle, on behalf of the Sellers, an aggregate amount equal to such positive amount by wire transfer or delivery of immediately available funds to an account or accounts specified in writing by Carlisle.

(ii)              If the Actual Adjustment is a negative amount, then within three Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.8, Carlisle, on behalf of the Sellers, shall pay, or cause to be paid, to ECS, on behalf of the Buyers, an aggregate amount equal to the absolute value of such negative amount by wire transfer or delivery of immediately available funds to an account or accounts specified in writing by ECS.

(iii)            Any amounts which become payable pursuant to this Section 2.8(c) shall constitute an adjustment to the Purchase Price for Tax reporting purposes and all other purposes to the fullest extent permitted by applicable Law and shall be allocated in accordance with Section 2.10.

(d)               Accounting Principles. The Estimated Purchase Price, Proposed Closing Date Calculations, the Actual Adjustment and the determinations and calculations contained therein shall be prepared and calculated on a consolidated basis for the Acquired Business in accordance with the Accounting Principles except that such statements, calculations and determinations shall: (i) not include any purchase accounting or similar adjustments made by the Buyers arising out of the consummation of the transactions contemplated by this Agreement; and (ii) be calculated consistent with the Accounting Principles.

Section 2.9           Earn-out.

(a)               Earn-out Payment. As additional consideration for the Equity and Purchased Assets, at such time and pursuant to such terms as provided in this Section 2.9, then ECS, on behalf of the Buyers, shall pay to Carlisle, on behalf of the Sellers, an amount, if any (the “Earn-out Payment”) equal to (i) 6.25 multiplied by (ii) the amount, if any, by which Adjusted EBITDA exceeds $30,000,000; provided, that, in no event shall the Earn-out Payment exceed $125,000,000.

(b)               Determination of Earn-out Payment.

(i)              On or before March 15, 2022, ECS shall prepare and deliver to Carlisle a written statement (the “Earn-out Statement”) setting forth, in reasonable detail and with reasonable supporting documentation, its good faith calculations of (A) the Adjusted EBITDA and (B) the resulting Earn-out Payment (the “Proposed Earn-out Calculation”).

(ii)             If Carlisle does not give written notice of any dispute (an “Earn-out Dispute Notice”) to ECS within 45 days of receiving the Proposed Earn-out Calculation, the Parties agree that the Proposed Earn-out Calculation shall be deemed to be the final Adjusted EBITDA and Earn-out Payment and the Earn-out Statement shall become final and binding upon the Parties. Prior to the end of such 45-day period, Carlisle may accept the Proposed Earn-out Calculation and the Earn-out Statement by delivering written notice to that effect to ECS, in which case the Earn-out Payment will be finally determined, and the Proposed Earn-out Calculation and the Earn-out Statement shall become final and binding on the Parties, when such notice is given. Any Earn-out Dispute Notice shall specify in reasonable detail, to the extent available or known at such time, the item(s), dollar amount(s), nature and basis of any disagreement so asserted, together with Carlisle’s alternative calculation of each disputed item. If Carlisle delivers an Earn-out Dispute Notice to ECS within such 45-day period, then ECS and Carlisle shall negotiate in good faith to attempt to resolve the dispute during the 30-day period commencing on the date ECS receives the Earn-out Dispute Notice from Carlisle. Any item set forth in the Proposed Earn-out Calculation or the Earn-out Statement and not objected to in the Earn-out Dispute Notice shall be final and binding on the Parties. If Carlisle and ECS reach agreement on the final resolution of any matter specified in the Earn-out Dispute Notice during such 30-day period, the resolution of such matter shall be in writing signed by Carlisle and ECS and shall be final and binding upon the Parties. If Carlisle and ECS do not agree upon a final resolution with respect to any disputed items specified in the Earn-out Dispute Notice within such 30-day period, then, at the election of either Party, the remaining items in dispute shall be submitted as promptly as practicable to the Accounting Firm, the determination of the Accounting Firm being conclusive and binding on the Parties and shall not be subject to court review or otherwise appealable. The Accounting Firm shall be instructed, and Carlisle and ECS shall (and ECS shall cause the Buyers and the Acquired Business to) use commercially reasonable efforts to cause the Accounting Firm, to render a determination (acting as an arbitrator and not as an expert) of the applicable dispute within 45 days after referral of such matters to the Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. In a potential dispute resolution procedure referred to the Accounting Firm pursuant to this Section 2.9(b), all prior discussions related thereto shall, unless otherwise agreed by Carlisle and ECS, be governed by Rule 408 of the Federal Rules of Evidence and neither party may discuss, use or rely upon the other party’s conduct or statements during such dispute resolution or in any communication with the Accounting Firm.

(iii)            Within 15 days after the engagement of the Accounting Firm, Carlisle and ECS shall present their respective positions with respect to the matters in dispute referred to the Accounting Firm in the form of a written report, a copy of which shall be delivered to the other party, and no ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed; provided, however, that at the Accounting Firm’s request, or as mutually agreed by Carlisle and ECS, Carlisle and ECS may meet with the Accounting Firm so long as representatives of both Carlisle and ECS are present. The Accounting Firm’s determination shall be based solely on (A) the written reports submitted to the Accounting Firm by Carlisle and ECS (B) if agreed between the Parties, oral submissions by Carlisle and ECS at meetings held in compliance with the prior sentence (i.e., not on independent review) and (C) on the definitions and other terms included herein; provided, however, that in resolving a disputed item, the Accounting Firm may not assign a value to any particular item greater than the greatest value for such item or less than the smallest value for such item, in each case, claimed by ECS or Carlisle in the Proposed Earn-out Calculation or the Earn-out Dispute Notice. The Accounting Firm’s decision with respect to the matters in dispute referred to it shall be final, conclusive and binding on the Parties, and any Party may seek to enforce such decision in a court of competent jurisdiction.

(iv)             The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between Carlisle and ECS. Any associated engagement fees of the Accounting Firm shall initially be borne 50% by Carlisle and 50% by ECS and all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Firm shall initially be borne by the Party incurring such cost and expense; provided, however, that such fees, costs and expenses shall ultimately be borne as set forth below. The fees, costs and expenses of the Accounting Firm shall ultimately be allocated between Carlisle and ECS in the same proportion that the aggregate amount of the disputed items submitted to the Accounting Firm that are unsuccessfully disputed by each such Party (as finally determined by the Accounting Firm) bears to the total amount of such disputed items so submitted. Such determination of the Accounting Firm shall be conclusive and binding upon the Parties. The Proposed Earn-out Calculation and the Earn-out Statement shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.9(b) and, as so revised, such Proposed Earn-out Calculation and the Earn-out Statement shall be deemed to set forth the final Adjusted EBITDA and Earn-out Payment, in each case, for all purposes hereunder.

(v)              The Buyers, on the one hand, shall, and shall cause the Acquired Business to, and the Sellers, on the other hand, shall, provide to each other (and their respective accountants and other representatives) such data and information as the other Party may reasonably request (including reasonable access to the Acquired Business’s personnel involved with the preparation of the Proposed Earn-out Calculation) in connection with preparation and review of the Proposed Earn-out Calculation and the Earn-out Statement (and each Party and its accountants and other representatives shall be permitted to make copies as they see reasonably necessary) at reasonable times at any time during preparation and review of the Proposed Earn-out Calculation and the Earn-out Statement and the resolution of any objections or disputes with respect thereto.

(c)               Timing and Payment of Earn-out Payments. Within three Business Days after the date on which the Earn-out Payment is finally determined pursuant to Section 2.9(b) (such third Business Day, the “Earn-out Payment Date”), ECS shall, on behalf of the Buyers, pay, or cause to be paid, to Carlisle, on behalf of the Sellers, an aggregate amount equal to the Earn-out Payment, by wire transfer or delivery of immediately available funds to an account or accounts specified in writing by Carlisle. The amount of any Earn-out Payment required to be paid on the Earnout Payment Date that has not been paid in full on the Earn-out Payment Date (such amount, the “Unpaid Earn-out Amount”) shall bear interest at 8% per annum until such time that the Unpaid Earn-out Amount has been paid in full.

(d)               Post-Closing Operation of the Acquired Business. From and after the Closing until January 1, 2022, the Buyers shall, and shall cause their Affiliates (including the Group Companies) to: (i) act in good faith in the operation of the Acquired Business and not intentionally take or intentionally omit to take any actions with respect to the conduct of the Acquired Business for the purpose of prejudicing (or that would reasonably be expected to have been taken for the purpose of prejudicing) the Sellers’ right to receive the Earn-out Payment or reducing the amount of any Earn-out Payment; (ii) subject to the Sellers’ material compliance with the relevant portions of the Transition Services Agreement, including (to the extent within the Sellers’ control) doing the following in accordance therewith, keep and maintain separate books and records of account of the Acquired Business, prepared in accordance with the definitions, principles, calculation methodology and sample calculation set forth on Schedule 1.1(a) and, to the extent not inconsistent with Schedule 1.1(a), the Accounting Principles, which books and records of account shall be available for inspection by Carlisle and its auditors at any time and upon reasonable request until the Earn-out Payment is finally determined in accordance with this Section 2.9; (iii) subject to the Sellers’ material compliance with the relevant portions of the Transition Services Agreement, and, to the extent applicable, the Sellers making the following information available to the Buyers thereunder on a timely basis, within twenty (20) days after the end of each month, deliver to Carlisle a report, in reasonable detail and with reasonable supporting documentation, setting forth the Buyers’ good faith calculation of the Adjusted EBITDA for such month and for the year-to-date period including such month; (iv) host meetings (either physically or via teleconference or other reasonable means) with the senior management of the Acquired Business and Carlisle once per month, where Carlisle may discuss the results of operations and business plan with the Buyers’ and their Affiliates’ senior management responsible for managing the Acquired Business; (v) not sell any material portion of the assets (whether by asset purchase, direct or indirect change of control, sale of stock, merger, consolidation or otherwise) of the Acquired Business, taken as a whole, or otherwise adopt any plan of merger, consolidation, reorganization (or similar plan), liquidation or dissolution or filing of a petition in bankruptcy with respect to the Acquired Business (including the Buyer entity that is acquiring assets of Carlisle Industrial or any of the Group Companies) under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against any portion of the Acquired Business under any similar Law; (vi) maintain the Group Companies (and the Buyer entity that is acquiring assets of Carlisle Industrial) as separate legal entities from any other legal entities held by the Buyers or their Affiliates; (vii) not knowingly and intentionally fail to take any reasonable measures to protect the confidentiality of any material trade secrets owned by the Acquired Business as of immediately following the Closing; and (viii) for so long as he is employed in good standing by the Acquired Business during such period, maintain Karl Theodore Messmer as the President of the Acquired Business and not terminate his employment during such period (other than for “cause” (as determined in good faith by the board of directors (or equivalent governing body) of the Buyers or their applicable Affiliate) or pursuant to his resignation).

Section 2.10       Purchase Price Allocation.

(a)               The Base Purchase Price and the Earn-out Payment shall be allocated among the Equity and the Purchased Assets in accordance with the methodology described on Schedule 2.10(a) (the “Purchase Price Allocation”), subject to adjustment as set forth in Section 2.10(c) and Schedule 2.10(c) (which adjustments in respect of the CTM Equity allocation shall be offset by adjustments in respect of the CBF Equity allocation). The Purchase Price Allocation shall be used to make any allocations that are required for purposes of assessing any Transfer Taxes or other Tax matters for which an allocation is required as of the Closing (and the Parties will reasonably cooperate in connection with making any such allocations on a timely basis as required by applicable Law).

(b)               CMBF and Carlisle Industrial, Carlisle Intangible and Carlisle LLC shall allocate the portion of the Purchase Price allocated to the Purchased Assets pursuant to the Purchase Price Allocation (and any Assumed Liabilities or other amounts treated as consideration for the Purchased Assets for applicable income Tax purposes) among the Purchased Assets in accordance with Section 1060 of the Code and Schedule 2.10(b) (the “Asset Allocation Methodology”). Within 30 days of the final determination of the Actual Adjustment and resulting final Purchase Price pursuant to Section 2.8(b), Carlisle shall provide CMBF with a completed schedule allocating the applicable consideration (i) among the Equity and the Purchased Assets (which allocation shall be consistent with the Purchase Price Allocation), and (ii) for amounts allocable to the Purchased Assets (or any assets treated as having been purchased for applicable Tax purposes), among the Purchased Assets (and such other assets) in accordance with the Asset Allocation Methodology, as applicable (the “Allocation Schedule”), for CMBF’s review, comment, and approval. CMBF shall notify Carlisle of any objections to the Allocation Schedule within 45 days of receipt of the Allocation Schedule, and CMBF and Carlisle shall endeavor to resolve such objections in good faith. If CMBF and Carlisle are not able to resolve any such objections within 30 days after any notice provided by CMBF pursuant to the immediately preceding sentence, the matters in dispute shall be referred to the Accounting Firm for prompt resolution. CMBF and Carlisle (and their respective Affiliates) shall report and file all Tax Returns (including, as applicable, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Allocation Schedule (as finally determined under this Section 2.10(b)), and no party shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation Schedule unless required to do so by applicable Law; provided, that in no event shall any Party be prevented from taking any action that it reasonably determines is required or prudent to settle a dispute relating to the Allocation Schedule after making good faith effects to defend the Allocation Schedule. If the Purchase Price is adjusted in any manner as provided in this Agreement, the Allocation Schedule shall be adjusted as mutually agreed by CMBF and Carlisle to reflect such adjustments to the Purchase Price.

(c)               Prior to Closing, Carlisle International shall procure fair market valuation reports in compliance with Sections 50CA and 56(2)(x) of India’s Income-tax Act, 1961 (the “India Valuation Reports”). Based on the India Valuation Reports, a part of the Purchase Price shall be allocated to the equity shares of CTM and shall be specified on Schedule 2.10(c) (which allocation shall be subject to the reasonable approval of the Buyers, which approval shall not be unreasonably withheld, conditioned or delayed). Prior to the Closing, Carlisle International shall also update Schedule 2.10(c) to include the India Valuation Reports (which updates to Schedule 2.10(c) shall be subject to the reasonable approval of the Buyers, which approval shall not be unreasonably withheld, conditioned or delayed). The Purchase Price allocated in accordance with this Section 2.10(c) to the equity shares of CTM shall be used by the Parties to make any allocations that are required for purposes of assessing any Transfer Taxes or other income Tax matters for which an allocation is required as of the Closing in respect of the equity shares of CTM.

Section 2.11       Withholding. Each Buyer and its Affiliates and representatives shall be entitled to deduct and withhold from any amounts payable in connection with this Agreement such amounts as are required to be deducted and withheld under applicable Laws; provided, however, that Buyers shall, except with respect to payments in the nature of compensation or withholding required as a result of any Party’s failure to provide the documentation contemplated by Section 2.7(a)(viii), use commercially reasonable efforts to provide written notice to Carlisle regarding the amount of such withholding to be made from payments to the Sellers at least 3 Business Days prior to making any such deduction or withholding, and shall reasonably cooperate with Carlisle in efforts to obtain reduction of or relief from such deduction or withholding. To the extent that amounts are so deducted or withheld and remitted to the appropriate Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. The Sellers shall (and shall cause their Affiliates to) cooperate with the Buyers to assess what, if any, withholding or similar Taxes are applicable to the transactions contemplated hereby.

Section 2.12       China Indirect Transfer Tax. Notwithstanding Section 2.11, the Sellers and the Buyers agree that, subject to any change in Law or Order or directive of a Governmental Entity made after the date hereof, the consideration payable to Sellers hereby is not intended to be subject to any withholding Taxes imposed by the People’s Republic of China (“PRC”) in connection with PRC Circular 7 as a result of the indirect transfer of any Group Company organized under the Laws of the PRC (or any political subdivision thereof) and that the Buyers shall not deduct or withhold any such Taxes imposed in connection with an indirect transfer of any entity organized under the Laws of the PRC (or any political subdivision thereof). The Sellers covenant with and undertake to the Buyers (without limiting any of the other rights or remedies of the Buyers in any way) to indemnify and hold harmless on demand and to keep indemnified and held harmless the Buyer Indemnified Parties against any and all Losses (on a full indemnity basis) incurred, suffered or sustained by the Buyer Indemnified Parties as a result of failure to deduct or withhold Taxes required by any Governmental Entity of the PRC. If any Governmental Entity of the PRC issues or makes any notice, demand, assessment, letter or other formal or informal claim against the Buyers or their Affiliates and representatives regarding PRC Taxes Liability or an obligation in respect of the transactions contemplated hereby, the Buyers shall promptly notify Carlisle of such claim; provided, that the delay or failure to give the notice provided in, or in accordance with, this sentence will not relieve Carlisle of its obligations under this Section 2.12, except to the extent Carlisle is actually prejudiced by such delay or failure. After the date hereof, the Buyers shall not voluntarily approach any Governmental Entity of the PRC regarding Tax Liabilities incurred in connection with PRC Circular 7 as a result of the transactions contemplated hereby. For the avoidance of doubt, this Section 2.12 shall not apply to any withholding required to be made in connection with the direct purchase of any Group Company organized under the Laws of the PRC (or any political subdivision thereof).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Disclosure Schedules, the Sellers represent and warrant to the Buyers as follows:

Section 3.1           Organization and Qualification.

(a)               Each Seller and each Group Company is duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of its respective jurisdiction of formation, organization, or incorporation, as applicable, except with respect to good standing where the failure to be in good standing (or the equivalent thereof) would not be material to the Acquired Business. Each Seller and each Group Company has all requisite corporate (or the equivalent thereof) power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not be material to the Acquired Business.

(b)               Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions (other than the jurisdiction of its formation, organization, or incorporation, as applicable) where the failure to be so duly qualified or licensed or in good standing would not reasonably be expected to be material to the Acquired Business, taken as a whole.

(c)               The Governing Documents of each Group Company are in full force and effect, and no Group Company is in material breach or violation of any provision contained in its respective Governing Documents. True, complete, and correct copies of the Governing Documents of each Group Company, each as amended and in effect as of the date of this Agreement, and the contents of any minute books and other statutory books of the Group Companies that are required to be maintained and kept pursuant to applicable Law, have been provided to the Buyers. All Governing Documents, statutory books, and registers of the Group Companies have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received by the Sellers or the Acquired Business.

(d)               All returns, particulars, resolutions, and other documents which each Group Company is required by applicable Law to file with or deliver to any Governmental Entity in any jurisdiction (including the Registrar of Companies in England and Wales) have been correctly made up and filed or delivered.

Section 3.2           Authority. Each Seller has the requisite corporate (or equivalent) power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Documents to which each Seller is or will be a party and the performance by each Seller of its obligations hereunder and thereunder (including the consummation of the transactions contemplated hereby and thereby) have been (or with respect to the Ancillary Documents to which such Seller is or will be a party, will be at or prior to the Closing) duly authorized by all necessary corporate (or equivalent) action on the part of such Seller and such Seller’s Affiliates, and no other action, approval, or proceeding (including by its equityholders) on the part of such Seller or its Affiliates is necessary to authorize or enter into this Agreement and each of the Ancillary Documents to which such Seller is or will be a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and each of the Ancillary Documents to which each Seller is or will be a party will be at or prior to the Closing, duly executed and delivered by such Seller and constitutes, or will constitute when executed, as applicable, valid, legal and binding obligations of such Seller, in each case (assuming that this Agreement has been, and each of the Ancillary Documents to which such Seller is or will be a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against such Seller in accordance with each of their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether considered in a proceeding in equity or at Law) (the “Bankruptcy and Equity Exception”).

Section 3.3           Capitalization.

(a)               The capitalization of each Group Company as of the date hereof is set forth on Section 3.3(a) of the Disclosure Schedules, which schedule sets forth, with respect to each such Group Company, (i) its name and its jurisdiction and form of organization, (ii) its authorized, issued and outstanding Capital Stock, and (iii) the number and percentage of shares of its outstanding Capital Stock (including the Equity) held by any Seller or any Subsidiary of any Seller. All of the issued and outstanding Capital Stock of the Group Companies (including the Equity) are duly authorized and validly issued, fully paid and non-assessable, and are held beneficially and of record by the Persons and in the amounts set forth on Section 3.3(a) of the Disclosure Schedules free and clear of any and all Liens, other than any restrictions on transfer arising under securities Laws, and have been issued in compliance with applicable Law and the Governing Documents of the applicable Group Company. Except as set forth on Section 3.3(a) of the Disclosure Schedules, there are (A) no other outstanding Capital Stock of any Group Company, (B) no securities of any Group Company convertible or exercisable into or exchangeable for Capital Stock of such Group Company, and (C) no options, warrants, put rights, rights of first refusal, preemptive rights, or other rights with respect to or to acquire from any Group Company and no obligations of any Group Company to issue or with respect to, any Capital Stock or securities convertible into or exchangeable for Capital Stock of such Group Company, and (C) no stock or equity appreciation, phantom stock or equity, profit participation, or similar equity-based plans or rights with respect to any Group Company. None of such Capital Stock (including the Equity) was issued in violation in any respect of any purchase or call option, right of first refusal, subscription right, preemptive right, or any similar right. No Seller or its Affiliates is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of the Capital Stock (including the Equity) of the Group Companies.

(b)               Except as set forth on Section 3.3(a) of the Disclosure Schedules, no Group Company owns, directly or indirectly, any Capital Stock or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any Capital Stock or similar interest in, any Person.

(c)               Except as set forth on Section 3.3(a) of the Disclosure Schedules, no Group Company has at any time (i) purchased, redeemed or repaid any of its own share capital, or (ii) given any financial assistance in connection with any acquisition of its share capital or the share capital of its Affiliates in contravention of any applicable Law. Except as set forth on Section 3.3(a) of the Disclosure Schedules, all dividends or distributions declared, made or paid by any of the Group Companies have been declared, made or paid in accordance with its Governing Documents, all applicable Laws, the rules of any Governmental Entity, and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

(d)               The Sellers have made available to the Buyers a true and correct organizational diagram depicting all of the direct subsidiaries of Carlisle LLC.

Section 3.4           Title to Equity and Personal Property; Sufficiency.

(a)               Each applicable Seller is the owner of, and at the Closing, ECS, PP Europa, PP NA and ECS HK shall acquire from each Seller, all right, title and interest (record and beneficial) in and to the respective Equity, free and clear of any and all Liens, other than those arising under applicable securities Laws. Except as set forth on Section 3.3(a) of the Disclosure Schedules, the Equity, together with the HM Held CTM Equity, constitutes all of the authorized, issued, and outstanding Capital Stock of each of CBF, CH, CBPU, JPB, CTM and CBPH, respectively. Each applicable Seller has good and valid title to, or a valid leasehold interest in, all of the assets, properties and rights included in the respective Purchased Assets or purported to be owned or leased by the Acquired Business, free and clear of any and all Liens except for Permitted Liens.

(b)               Except as set forth on Section 3.4 of the Disclosure Schedules, the Purchased Assets, the assets, properties (including real property), and rights of the Acquired Business and the employment of the Acquired Business Employees (including those employees set forth on Section 3.14(c) of the Disclosure Schedules, as updated pursuant to Section 5.8(a)), together with the services and assets to be provided, the licenses to be granted and the other arrangements contemplated by the Ancillary Documents (including the services available under the Transition Services Agreement), in the aggregate (i) constitute all of the material assets, properties (including real property), and rights used in or necessary to conduct the Acquired Business as conducted as of the date of this Agreement, and (ii) are sufficient for the continued conduct of the Acquired Business after the Closing in all material respects in the same manner as conducted immediately prior to the date of this Agreement.

(c)               The Group Companies have not engaged and do not engage in any business other than the Acquired Business.

(d)               The Purchased Assets that are tangible, and all machinery, equipment, and other tangible assets and properties owned or leased by the Group Companies, or which any of the Group Companies has a right to use (including all buildings, structures, improvements, fixtures, building systems, and all components thereof included in the Owned Real Property and the Leased Real Property (the “Improvements”)), (i) are in good working order, operating condition, and state of repair (ordinary wear and tear excepted), (ii) are, to the extent leased (including the Leased Real Property), in all material respects in the condition required of such assets or properties by the terms of the lease applicable thereto, and (iii) have been maintained in the Ordinary Course of Business and, to the extent applicable, in accordance in all material respects with applicable manufacturer guidelines and recommendations, and no maintenance on any such assets or properties has been deferred in contemplation of the transactions contemplated by this Agreement. Except as set forth on Section 3.4(d) of the Disclosure Schedules, to the Sellers’ knowledge, there are no material structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Acquired Business.

Section 3.5           Financial Statements; No Undisclosed Liabilities.

(a)               Attached hereto as Section 3.5(a) of the Disclosure Schedules are true, correct, and complete copies of the following financial statements (such financial statements, the “Financial Statements”): (i) the unaudited consolidated balance sheets of the Acquired Business as of each of December 31, 2020 (the “Reference Balance Sheet”), December 31, 2019, and December 31, 2018, and the related unaudited statements of income for the respective fiscal years then ended, and (ii) the unaudited consolidated balance sheet of the Acquired Business as of February 28, 2021 and the related unaudited statement of income for the 2-month period then ended.

(b)               Except as set forth on Section 3.5(a) of the Disclosure Schedules, the Financial Statements (i) were derived from the books and records of the Group Companies, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject to the absence of notes and normal year-end adjustments (which are not material to the Acquired Business, either individually or in the aggregate), and (iii) fairly present, in all material respects, the consolidated financial condition and results of operations of the Acquired Business as of the dates thereof and for the periods therein referred to.

(c)               There is no Liability of the Acquired Business of a type required to be reflected or reserved for on a consolidated balance sheet of the Acquired Business prepared in accordance with GAAP, except for Liabilities (i) reflected or reserved for in the Reference Balance Sheet, (ii) that have arisen since the date of the Reference Balance Sheet in the Ordinary Course of Business, none of which is a Liability for violation of Law, breach of Contract, breach of warranty, tort, misappropriation, or infringement, (iii) which constitute Seller Expenses, (iv) under this Agreement or any Ancillary Document, or (v) as set forth in Section 3.5(c) of the Disclosure Schedules. Neither the Acquired Business nor, with respect to the Acquired Business, any Seller, is party to any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission).

Section 3.6           Consents and Approvals; No Violations.

(a)               Except as set forth on Section 3.6(a) of the Disclosure Schedules, no notices to, filings with, or authorizations, consents or approvals of any Governmental Entity or other Governmental Authorizations are or will be necessary for the execution, delivery or performance by the Sellers of this Agreement or the Ancillary Documents to which a Seller is or will be a party, or the consummation by the Sellers of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act (or any similar non-U.S. Laws as set forth on Section 3.6(a) of the Disclosure Schedules), (ii) those the failure of which to obtain would not reasonably be expected to otherwise prevent or materially delay the Closing or be material to the Acquired Business, (iii) those that may be required solely by reason of any Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby or thereby, and (iv) applicable requirements, if any, of federal securities Laws or state “blue sky” Laws.

(b)               The execution, delivery and performance by the Sellers of this Agreement, the execution, delivery and performance by the Sellers of the Ancillary Documents to which a Seller is or will be a party and the consummation by the Sellers of the transactions contemplated hereby or thereby do not and will not, with or without notice, lapse of time, or both, (i) conflict with or result in any violation or breach of any provision of any Seller’s or Group Company’s Governing Documents, (ii) except as set forth on Section 3.6(b) of the Disclosure Schedules, conflict with, result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under or give rise to any right of termination, amendment, cancellation, or acceleration under, result in the loss of any right or benefit under, or require any consent from or other action by, or any notice to, any other Person under, any of the terms, conditions or provisions of any (A) Contract to which any Seller or any Group Company is a party or by which any Seller or any Group Company is, or any of its assets or properties are, bound, (B) Real Property Lease or (C) Permit of the Acquired Business, (iii) materially violate any order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Entity having jurisdiction over the Sellers or the Acquired Business, (iv) conflict with, or result in the creation of any Lien upon, any of the Equity or (except for Permitted Liens) any of the assets or properties of the Acquired Business, except, in the case of clauses (ii) and (iv), as would not be or reasonably be expected, individually or in the aggregate, to be material to the Acquired Business.

Section 3.7           Material Contracts.

(a)               Section 3.7(a) of the Disclosure Schedules sets forth a true, correct, and complete list of the following written agreements or other Contracts (as of the date hereof) to which (x) a Group Company is a party or by which any of their respective assets or properties are bound, or (y) Carlisle Industrial or its Affiliates is a party or by which any of their respective assets or properties are bound in connection with the Acquired Business (other than this Agreement and purchase orders issued by or to a Group Company or Carlisle Industrial in the Ordinary Course of Business) (collectively, the “Material Contracts”):

(i)                 any Contract for the employment or engagement of any individual service provider providing for annual compensation in excess of $100,000, except for any such Contract that can be unilaterally terminated by the Acquired Business without any notice or waiting periods and without incurring any severance or other Liability;

(ii)              any Contract providing for change in control benefits or a retention bonus, transaction completion bonus, or other similar payment, including as a result of this Agreement or the transactions contemplated by this Agreement;

(iii)            any lease or agreement or other Contract under which the Acquired Business is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(iv)             any Real Property Lease;

(v)               any lease or agreement or other Contract under which the Acquired Business is lessor of, or permits any third party to hold or operate any tangible property (other than real property) owned or controlled by the Acquired Business, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(vi)             any partnership, joint venture, shareholder, investment, or similar Contract involving the sharing of profits;

(vii)          any Contract with a Material Customer or a Material Supplier;

(viii)        any agreement or other Contract providing for any commitment with respect to any capital expenditures of the Acquired Business that are in excess of $500,000;

(ix)             any Contract relating to the incurrence, assumption, or guarantee of any Funded Indebtedness or imposing a Lien (other than Permitted Liens) on any of the assets or properties of the Acquired Business;

(x)               any Contract with a sales representative, manufacturer’s representative, distributor, dealer, broker, sales agency, advertising agency, or other Person engaged in sales, distribution, or promotional activities for or on behalf of the Acquired Business with annual consideration reasonably anticipated to be in excess of $500,000, except for any such Contract that can be cancelled by the Acquired Business without any termination payment upon 90 days’ notice or less;

(xi)             any Contract for the disposition of any material assets or properties of the Acquired Business or for the acquisition of any material assets, properties, Capital Stock, or business of any other Person (other than purchases of tangible assets and property in the Ordinary Course of Business);

(xii)          any Contract containing covenants of the Acquired Business prohibiting or limiting the right to (A) compete in any line of business, (B) acquire any product or other asset or any services from any Person, (C) sell, transfer, pledge, or otherwise dispose of any product or other asset, (D) perform any services for any Person, (E) solicit the services or employment of any Person, or (F) prohibit or restrict the ability to conduct business with any Person or in any geographical area;

(xiii)        any Contract with any labor union, works council, or similar labor organization, or any collective bargaining agreement or similar Contract covering any Acquired Business Employees or to which the Acquired Business is subject or has any Liability;

(xiv)         any Contract or plan (including any profits interest, stock option, merger and/or stock bonus plan) for the issuance, sale, grant, exercise, award, purchase, repurchase or redemption, vesting, or voting of any of the Capital Stock of the Acquired Business or any of its Affiliates, or the grant of a profits interest, stock option, or similar equity interest, or any warrants, convertible notes, or other rights to purchase or otherwise acquire any such Capital Stock or other securities, or options, warrants, or other rights therefor, related to or for the benefit of any Acquired Business Employee;

(xv)           any Contract relating to loans to any Acquired Business Employee, director or other individual service provider (other than loans and advances under a Tax qualified retirement plan in the Ordinary Course of Business);

(xvi)         any license or other Contract under which the Acquired Business sublicenses, or grants any rights in any Business IP to other Persons (A) on a non-exclusive basis outside the Ordinary Course of Business, (B) on an exclusive basis, or (C) involving the payment in excess of $500,000 per year;

(xvii)      any license or other Contract under which the Acquired Business is granted a license to or right to use any Intellectual Property Rights of any other Person, but excluding any licenses for commercially and widely available unmodified off-the-shelf Software;

(xviii)    any Contract involving the provision, maintenance, development, hosting, or configuration of technology, in each case that has an aggregate value in excess of $500,000 or is otherwise material to the Acquired Business;

(xix)         any Contract relating to the settlement or conciliation of any Action in the last three years and providing for payment by the Acquired Business of more than $500,000 or pursuant to which the Acquired Business will have any outstanding obligation after the date of this Agreement;

(xx)           any other agreement or Contract, or series of related Contracts, that (A) involved payment or consideration by, or to, the Acquired Business in the 12 month period ended December 31, 2020 of an amount in excess of $1,000,000 per annum, or (B) the Sellers reasonably anticipate will involve payment or consideration by, or to, the Acquired Business after the date hereof of an amount in excess of $1,000,000 per annum, in each case, not including purchase orders entered into in the Ordinary Course of Business;

(xxi)         each Shared Contract that would be required to be disclosed pursuant to the foregoing; and

(xxii)      any legally binding commitment to enter into any of the foregoing.

(b)               The Sellers have made available to the Buyers a true, correct, and complete copy of each Material Contract, together with all amendments, exhibits, annexes, or other supplements thereto, in each case, in existence as of the date hereof. Except as set forth on Section 3.7(b) of the Disclosure Schedules, (i) each Material Contract is in full force and effect and is the valid, legal, and binding obligation on Carlisle Industrial or the Group Company that is a party to it and enforceable in accordance with its terms against Carlisle Industrial or such Group Company and, to the Sellers’ knowledge, each other party thereto, subject to the Bankruptcy and Equity Exception; provided, however, that for purposes of representations made as of the Closing Date, this representation shall not apply to Material Contracts, if any, which have expired in accordance with their terms after the date hereof and prior to the Closing, (ii) Carlisle Industrial and the Group Companies and their respective Affiliates and, to the Sellers’ knowledge, each other party thereto, are not in default or breach in any material respect of its obligations under any Material Contract, and to the Sellers’ knowledge, no event has occurred which, with or without notice, lapse of time, or both, would reasonably be expected to result in a breach or default under any Material Contract, or give any Person the right to cancel, modify, or terminate any Material Contract. Neither any Group Company nor Carlisle Industrial has provided, or has received any written or, to the Sellers’ knowledge, oral, notice of termination, cancellation, non-renewal, or modification with respect to any Material Contract.

Section 3.8           Absence of Changes. Except as set forth on Section 3.8 of the Disclosure Schedules, since the date of the Reference Balance Sheet, (i) there has not been any event, change, occurrence, effect, circumstance, development or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) the Acquired Business has been conducted in the Ordinary Course of Business, and (iii) neither any Seller nor the Acquired Business has taken any action that would be prohibited from being freely taken by Section 5.1 if such action had been taken between the date hereof and Closing.

Section 3.9           Litigation. Except as set forth on Section 3.9 of the Disclosure Schedules, there is no, and since January 1, 2018 there has not been any, material suit, litigation, arbitration, claim, Action or proceeding pending or, to the Sellers’ knowledge, threatened (a) by or against the Acquired Business or any Seller or its Affiliates (in relation to the Acquired Business) by or before any Governmental Entity, or (b) relating to any condemnation, expropriation, or other proceedings in eminent domain with respect to any Owned Real Property or, to the Sellers’ knowledge, Leased Real Property. Except as set forth on Section 3.9 of the Disclosure Schedules, neither any Seller nor its Affiliates (in relation to the Acquired Business), nor the Acquired Business, is subject to, and since January 1, 2018 has not been subject to, any material Order, writ, injunction or decree.

Section 3.10       Compliance with Applicable Law; Permits. The Acquired Business, the Purchased Assets, each Owned Real Property and Leased Real Property, and the Sellers and their Affiliates (in relation to the Acquired Business) are, and since January 1, 2018 have been, in compliance in all material respects with all applicable Laws. The Acquired Business holds all material Permits, licenses, approvals, certificates and other authorizations of and from all Governmental Entities (including all material Permits required under Environmental Laws) necessary for the lawful ownership and conduct of the Acquired Business as presently conducted (collectively, “Material Permits”), and each such Material Permit is in full force and effect and the Acquired Business is in compliance, in all material respects, with all such Material Permits, and all fees and charges with respect to such Permits have been duly paid in full. Section 3.10 of the Disclosure Schedules sets forth a true and complete list of all Material Permits held by the Sellers or their Affiliates (excluding the Group Companies) with respect to the Acquired Business. Since January 1, 2018, neither the Acquired Business nor, with respect to the Acquired Business, any Seller or its Affiliates, has received any written or, to the Sellers’ knowledge, oral notice of, or been formally charged by a Governmental Entity with, the violation in any material respect of any Laws or alleging that it is in default, breach, or violation in any respect of, or that seeks the revocation or termination of, any Material Permits.

Section 3.11       Employee Plans.

(a)               Section 3.11(a) of the Disclosure Schedules sets forth a true, correct, and complete list of all material Employee Benefit Plans (including all Transaction Bonus Letters, but excluding any benefit or compensation plan or arrangement maintained exclusively by a Governmental Entity for which the sole obligation of the Acquired Business or the Group Companies is contributions in the Ordinary Course of Business as required by applicable Law), separated by jurisdiction and specifying whether each such Employee Benefit Plan constitutes a Group Company Benefit Plan or a Seller Benefit Plan.

(b)               No Employee Benefit Plan is subject to Title IV of ERISA, and none of the Group Companies or their ERISA Affiliates sponsors, operates, contributes to (or has in the past six years established, operated, sponsored, maintained, contributed to, or was required to contribute to, operate, maintain, or sponsor), or has or could have any Liability with respect to (i) a Multiemployer Plan, (ii) a Title IV Plan, (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or a single-employer plan with two or more contributing sponsors (within the meaning of Sections 4063, 4064, or 4066 of ERISA), (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (v) a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code. No Employee Benefit Plan provides for or has any obligation to provide or has any Liability related to any health or welfare or life insurance benefits (whether or not insured) to any current or former employees, advisors, officers, directors, or consultants of the Acquired Business following cessation of their employment or service other than health continuation coverage pursuant to Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law (in each case, the full cost of which is borne by the applicable service providers). No Group Company has incurred (whether or not assessed) any Tax or penalty under Section 4980B, 4980D, 4980H, 6721, or 6722 of the Code.

(c)               Except as set forth on Section 3.11(c) of the Disclosure Schedules, each Employee Benefit Plan has been maintained and administered in all material respects in accordance with its terms and is, and has been at all times, in material compliance with the applicable requirements of ERISA, the Code and any other applicable Laws. There is no (and for the past five years has not been any material) Action pending or, to the Sellers’ knowledge, threatened against or arising out of or otherwise related to an Employee Benefit Plan and the Acquired Business or any current or former Acquired Business Employee, or any other claims or Liens on the assets of the Acquired Business or any Group Company or requirement for posting of security with respect to any Employee Benefit Plan, and no events or circumstances exist that may reasonability give rise to any such Action or Lien. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the U.S. Internal Revenue Service or is the subject of a favorable opinion letter from the U.S. Internal Revenue Service on the form of such Employee Benefit Plan and nothing has occurred that caused or could reasonably be expected to cause the loss of such qualification or result in the imposition of any Liability under ERISA or the Code. All payments and contributions required to be made with respect to the Acquired Business and current and former Acquired Business Employees under the terms of any Employee Benefit Plan and applicable Law in the past three years have been timely made or accrued or otherwise adequately reserved for in accordance with GAAP and consistent with the Ordinary Course of Business.

(d)               Except as set forth on Section 3.11(d) of the Disclosure Schedules, no workers’ compensation claims are pending against any Sellers or the Group Companies with respect to any Acquired Business Employee and, to the Sellers’ knowledge, none of the Acquired Business Employees has suffered or is suffering from any injury, illness or disease caused directly or indirectly by any employment-related condition or event or by contact with any materials within the scope of such employment.

(e)               No non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan has occurred that would subject the Acquired Business or any Acquired Business Employee (or any fiduciary to any Group Company Benefit Plan) to any Tax or penalty (civil or otherwise) imposed by ERISA or the Code. Each Employee Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either (i) funded through an insurance company Contract and is not a “welfare benefit fund” with the meaning of Section 419 of the Code, or (ii) unfunded.

(f)                With respect to each Group Company Benefit Plan, the Sellers have made available to the Buyers copies, to the extent available, of (A) the current plan and each writing constituting a part of such plan, including all plan documents and material employee communications (and to the extent such Group Company Benefit Plan is unwritten, a summary of all terms thereof), any related trust, insurance annuity, or other funding documents, and the most recent summary plan description, if any (whether or not required to be furnished under ERISA or any similar Law), (B) the three most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto), if any, required under applicable Law in connection with each such plan, (C) the most recent financial statements, (D) the most recent U.S. Internal Revenue Service determination letter, if any, with respect to such plan, and all 401(k) plan testing results and all discrimination testing results, and (E) any non-routine correspondence with respect to any Group Company Benefit Plan (including any such correspondence to or from any participants or Governmental Entity).

(g)               Each Employee Benefit Plan that is sponsored, maintained or contributed to for the benefit of any Acquired Business Employees or individual workers or other service providers outside the United States or is subject to the Laws of any jurisdiction outside of the United States, is referred to herein as a “Foreign Employee Benefit Plan”. Except as set forth on Section 3.11(g) of the Disclosure Schedules, (i) each Foreign Employee Benefit Plan has been (and for the past five years has been) maintained and administered in compliance with applicable Law in all material respects, (ii) if the Foreign Employee Benefit Plan is intended to qualify for special Tax treatment, it meets (and for the past five years has met) all the requirements for such treatment, and (iii) the Sellers and their Affiliates have timely made all contributions with respect to the Acquired Business and current and former Acquired Business Employees required by Law to be made by them to the applicable Foreign Employee Benefit Plan or arrangements maintained by a Foreign Governmental Entity or required to be maintained or contributed to by Law. No Group Company is or has at any time been the employer or “connected with” or an “associate of” the employer (as those terms in quotation marks are used in the Pensions Act 2004 of the United Kingdom) of a UK defined benefit pension plan (“UK DB Plan”) and no employee transferred into employment with a Group Company by means of a relevant transfer pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006 of the United Kingdom in circumstances where prior to the transfer the employee was a member of a UK DB Plan.

(h)               Except as set forth on Section 3.11(h) of the Disclosure Schedules, since January 1, 2020, none of the Sellers or their Affiliates have (i) reduced the compensation or benefits of any current or former Acquired Business Employees (or other employees or service providers of the Group Companies) or otherwise reduced the working schedule of any current or former Acquired Business Employees (or other employees or service providers of the Group Companies), in each case, for any reason relating to COVID-19, (ii) conducted any terminations, furloughs, or other employee-related cost-cutting actions since January 1, 2020 related to COVID-19, including reducing compensation, benefits, or working schedules and applying for the Paycheck Protection Program under the CARES Act, with respect to any current or former Acquired Business Employees (or other employees or service providers of the Group Companies), or (iii) elected to defer any Taxes payable or delay any contributions to any Employee Benefit Plan or failed to duly account for any available Tax credits pursuant to the CARES Act with respect to any current or former Acquired Business Employees (or other employees or service providers of the Group Companies).

(i)                 None of the execution, delivery, approval, or performance of this Agreement, or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event or circumstance including termination of service of any service provider), could (i) result in, cause the accelerated vesting, funding (through a grantor trust or otherwise), or delivery of, or increase the amount or value of, any payment, benefit, or other compensation (including loan forgiveness) to or for the benefit of any current or former employee, officer, director, or other individual service provider of the Acquired Businesses (or any dependent or beneficiary thereof), or (ii) result in any limitation or restriction on the right of the Acquired Business, any Buyer, or any of their respective Affiliates, to adopt, amend, merge, or terminate any Employee Benefit Plan, or any other employee benefit plan, program, arrangement, or Contract sponsored, maintained, or contributed to by any Buyer, its Affiliates, or related trust.

(j)                 No amount paid or payable (whether in cash, property, or in the form of other compensation or benefits) by the Sellers, the Acquired Business, or any other Person will be an “excess parachute payment” within the meaning of Section 280G of the Code in connection with the execution and delivery of this Agreement or the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event or circumstance including termination of service of any service provider). No service provider is entitled to receive any gross-up or additional payment or benefit in connection with any Tax imposed under Section 409A or Section 4999 of the Code or otherwise.

(k)               Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is currently, and has always been, operated and maintained in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder. No Taxes or penalties have been imposed or could be reasonably expected to be imposed on any current or former Acquired Business Employee or other service provider of any Group Company, and no acceleration of Taxes has occurred or could be reasonably expected to occur with respect to any current or former Acquired Business Employee or other service provider, in each case, as a result of a failure to comply with Section 409A of the Code.

(l)                 All equity or equity-based incentive awards in Carlisle or any of its Affiliates that are held by any Acquired Business Employee who is not a party to a Transaction Bonus Letter are or will be fully vested and not subject to forfeiture at or prior to the Closing.

Section 3.12       Environmental Matters. Except as set forth on Section 3.12 of the Disclosure Schedules:

(a)               Since January 1, 2016, the Acquired Business is and has been in compliance in all material respects with all Environmental Laws.

(b)               The Acquired Business holds all material Permits, licenses, approvals, certificates and other authorizations that are required pursuant to Environmental Laws for the lawful conduct of its businesses as presently conducted.

(c)               Since January 1, 2016, no written notice from any Governmental Entity or other Person has been received by the Acquired Business or Seller or its Affiliates (or was received at an earlier date and remains unresolved) alleging that (i) the operation of the Acquired Business is in violation of any Environmental Law, (ii) the Acquired Business is responsible (or potentially responsible) for Remedial Action with respect to or arising out of the operation of the Acquired Business, or (iii) the Acquired Business has any other Liability under any Environmental Law, other than, in each case, such notices that have been resolved and for which no obligations remain outstanding.

(d)               The Acquired Business has not treated, stored, disposed of, arranged for the disposal of, transported, handled, or released any toxic or otherwise hazardous material, substance, waste or other Hazardous Substance in material violation of Environmental Laws.

(e)               There are no Actions pending or, to the Sellers’ knowledge, threatened against the Acquired Business, or, with respect to the Acquired Business, any Seller or its Affiliates, with respect to any violation of any Environmental Law or Release of or exposure to Hazardous Substances or that, if determined adversely to the Acquired Business or such Seller, would reasonably be expected to be material to the Acquired Business.

(f)                There has been no Release or threatened Release of Hazardous Substances (i) at, in, on, under, or from any Owned Real Property or Leased Real Property (during the term of any applicable lease, or to the Sellers’ knowledge, prior to such term), (ii) at any other property or location formerly owned, leased, or operated by the Acquired Business or, with respect to the Acquired Business, any Seller or its Affiliates or their respective predecessors, or (iii) by or on behalf of the Acquired Business or, with respect to the Acquired Business, any Seller or its Affiliates at any other location, including any location where the Acquired Business has transported Hazardous Substances or arranged for their disposal.

(g)               Neither the Acquired Business nor, with respect to the Acquired Business, any Seller or its Affiliates, has retained or assumed, by Contract or operation of Law, any Liabilities or obligations of any other Person arising under Environmental Laws.

(h)               The Sellers have made available to the Buyers copies of all written environmental reports, audits, assessments, liability analyses, memoranda, and studies in the direct or indirect possession of or conducted by any Seller or its Affiliates with respect to the Acquired Business’s compliance with, or Liabilities arising under, Environmental Laws.

Section 3.13       Intellectual Property.

(a)               Except as set forth on Section 3.13(a) of the Disclosure Schedules, the Acquired Business owns, licenses or otherwise has the right to use the Business IP. The Business IP comprises all of the material Intellectual Property Rights used or held for use in connection with the operation of the Acquired Business as currently conducted and as currently proposed to be conducted, and there is no other Intellectual Property Right that is material to or necessary for the Acquired Business as currently conducted and as currently proposed to be conducted.

(b)               Section 3.13(b) of the Disclosure Schedules sets forth a complete and accurate list of all (i) Patents, Trademarks, and Copyrights owned by the Acquired Business and (ii) Internet domain names used in and material to the conduct of the Acquired Business as currently conducted and as currently proposed to be conducted, in each case, identifying (as applicable) the title or name of the Intellectual Property Right, registered owner(s) (and if such registered owner is not the legal owner, the legal owner as well), jurisdiction, application number and date, registration number and registration date, with respect to registered Internet domain names, the applicable domain name registrar, and, with respect to registered Trademarks, class of goods and services. All Intellectual Property Rights required to be listed in Section 3.13(b) of the Disclosure Schedules are in compliance with all legal requirements (including, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications) to maintain such Intellectual Property Rights in full force and effect. The Intellectual Property Rights set forth on Section 3.13(b) of the Disclosure Schedules are subsisting, and to the Sellers’ knowledge, valid and enforceable, and no such Intellectual Property Rights have ever been found invalid, unregistrable, or unenforceable for any reason in any Action. None of the Intellectual Property Rights required to be set forth on Section 3.13(b) of the Disclosure Schedules (A) has been or is now involved in any material interference, reissue, cancellation, re-examination, inter-partes review, post-grant review, or opposition proceeding, or (B) has at any time been cancelled, abandoned, allowed to lapse, or not renewed.

(c)               Except as set forth on Section 3.13(c) of the Disclosure Schedules, (i) there are no claims pending or made in the past six years (or longer if not resolved) before any Governmental Entity against the Acquired Business alleging that the Acquired Business infringes, misappropriates, dilutes, conflicts with or otherwise violates the Intellectual Property Rights owned by any third party in any material respect, and (ii) there are no claims pending or made in the past six years (or longer if not resolved) before any Governmental Entity that have been brought by the Acquired Business against any third party alleging infringement, misappropriation, dilution, conflict with or otherwise violation of any Intellectual Property Rights owned by the Acquired Business in any material respect. The conduct of the Acquired Business has not violated, infringed, diluted or misappropriated, and does not violate, infringe, dilute or misappropriate, in any material respect, the Intellectual Property Rights of any other Person, and has not constituted and does not constitute unfair competition or unfair trade practices in any material respect under applicable Law. To the Sellers’ knowledge, no such violation, infringement, dilution, misappropriation or unfair competition or unfair trade practices would occur as a result of the continued operation of the Acquired Business by the Buyers in the same manner as conducted by the Sellers as of immediately prior to the Closing Date.

(d)               Except as set forth on Section 3.13(d) of the Disclosure Schedules, there are no settlements, covenants not to sue, consents, judgments, decrees, or orders or similar obligations that (A) restrict the rights of the Acquired Business to use any Intellectual Property Rights in any material manner, or (B) materially restrict the Acquired Business in order to accommodate any third party’s Intellectual Property Rights.

(e)               Except as set forth on Section 3.13(e) of the Disclosure Schedules, each Person who is or was involved in, or has participated in or contributed to, the authoring, creation, invention, development or reduction to practice of any portion of any Business IP owned or purported to be owned by the Acquired Business (“Owned IP”) has executed a valid and enforceable written agreement with the Acquired Business that presently assigns to the Acquired Business all rights, title and interest in and to any and all such Intellectual Property Rights conceived, developed, authored, created, or reduced to practice in the scope of their employment or engagement with the Acquired Business (“Employee IP Agreement”) and all Intellectual Property Rights in such Person’s contribution is owned exclusively by the Acquired Business. No founder, current or former shareholder, officer, director or Acquired Business Employee has any ownership interest in any material Owned IP, or has excluded any Intellectual Property Rights from their Employee IP Agreement except as required by applicable Law or with respect to Intellectual Property Rights developed prior to their engagement by the Acquired Business. The Acquired Business has paid in full all mandatory compensation to the extent required under applicable Law to its current and former employees, consultants, and independent contractors and any additional compensation such current and former employees, consultants, and independent contractors are entitled to under any written policies of the Acquired Business related to the conception, development, creation, or reduction to practice of material Owned IP. To Sellers’ knowledge, no Acquired Business Employee is (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties, or (ii) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his or her activities as an Acquired Business Employee.

(f)                The Acquired Business has taken reasonable measures to protect, maintain and enforce the Owned IP and to preserve the security, secrecy, confidentiality and value of all Trade Secrets owned by the Acquired Business or used or held for use by the Acquired Business and material confidential and proprietary information, in each case comprised in the Business IP (collectively, the “Business Proprietary Information”), including requiring each current and former Acquired Business Employee or any other Person that has been provided with or otherwise have or have had access to material Business Proprietary Information to execute a binding confidentiality agreement relating thereto and, to the Sellers’ knowledge, there has not been any breach by any party to such confidentiality agreements of any such confidentiality agreements. No Business Proprietary Information has been accessed by any Person, or has been authorized to be disclosed or has been actually disclosed by the Acquired Business to any Person other than (i) pursuant to a written confidentiality Contract or other confidentiality obligation restricting the disclosure and use thereof, or (ii) any such access or disclosure that would not reasonably be expected to result in a material and adverse effect on the Acquired Business, taken as a whole.

(g)               As of immediately following the Closing, the Buyers and the Group Companies will own or have substantially the same rights in the Business IP that the Acquired Business had immediately prior to the Closing, free and clear of all Liens (other than Permitted Liens) without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Acquired Business would otherwise have been required to pay absent the transactions contemplated hereunder. The transactions contemplated by this Agreement do not and will not conflict with, result in the forfeiture of, impair or result in a breach of or default under, or payment of any additional amount with respect to, or require the consent of any other Person in respect of, the right to own or use any material Business IP.

(h)               Except as set forth on Section 3.13(h) of the Disclosure Schedules, the Acquired Business has not made, directly or indirectly, any commitments, promises, submissions, suggestions, statements or declarations to any standards-setting bodies, industry groups or other similar organizations that would, as a condition of membership or participation, obligate the Acquired Business to grant licenses to any Person or otherwise impair or limit any of the Acquired Business’s control of any material Owned IP.

(i)                 The information technology and communications systems and infrastructure used in connection with the Acquired Business, including any Software, products and any servers, systems, sites, circuits, hardware, firmware, networks, interfaces, platforms and other computer and telecom assets and equipment and any and all websites operated by the Acquired Business (collectively, the “IT Systems”) and any and all security and disaster recovery arrangements relating thereto, including those pertaining to the back-up and recovery of data and information are, as a whole, adequate and sufficient, and in good working condition to effectively perform all information technology operations necessary for the conduct of the Acquired Business as currently conducted including having sufficient capacity and maintenance and support requirements to satisfy the material requirements of the Acquired Business. The Acquired Business has not experienced in the past three years, nor to the knowledge of the Sellers, are there any circumstances that are likely to give rise to, any material disruption to, or material interruption in, their conduct of the Acquired Business attributable to an error, substandard performance, defect, bug, breakdown, compromise or other failure or deficiency on the part of its IT Systems. Except as set forth on Section 3.13(i) of the Disclosure Schedules, in the past three years, there has been no internal or external audit, inspection or examination, including any penetration testing, of the IT Systems that has identified any unremediated issue that would be considered a material deficiency or a material weakness in the Acquired Business’s internal control structures and procedures or any issue that required the Acquired Business to disclose a risk of non-compliance to any Governmental Entity.

Section 3.14       Labor Matters.

(a)               Except as set forth on Section 3.14 of the Disclosure Schedules, (i) no Seller, with respect to the Acquired Business, or Group Company is a party to or bound by any collective bargaining agreement or other written agreement with any labor union, works council, or other labor organization with respect to the Acquired Business Employees, and no such agreement is being negotiated or renegotiated, (ii) there is no strike, walk out, work stoppage, lockout or other material labor dispute pending or, to the Sellers’ knowledge, threatened against any Seller or its Affiliates, with respect to the Acquired Business, or the Acquired Business, (iii) to the Sellers’ knowledge, as of the date of this Agreement, no union organization campaign is in progress with respect to any Acquired Business Employees, (iv) no Acquired Business Employees are represented by any union, works council, or other labor organization, and no union, works council, or other labor organization has made a demand for recognition or filed a petition for certification as the bargaining unit representative of any Acquired Business Employees, and (v) there is no material arbitration, grievance, unfair labor practice charge, or complaint against any Seller or its Affiliates, with respect to the Acquired Business, or the Acquired Business pending, or threatened in writing, before the National Labor Relations Board. Neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby require the consent, consultation, notification, effects bargaining, opinion, or any other action or engagement with any union, works council, or other labor organization. The Purchased Asset Employees and Other Acquired Business Employees represent all employees of the Sellers and their Affiliates who are primarily engaged in the Acquired Business and are not Group Company Business Employees.

(b)               Except as set forth on Section 3.14(b) of the Disclosure Schedules, since April 1, 2018, no Seller or its Affiliates, with respect to the Acquired Business, nor any Group Company has implemented any “plant closing” or “mass layoff” (as such terms are defined in the federal Worker Adjustment and Retraining and Notification Act of 1988, as amended, or any similar foreign, state or local Law (“WARN Act”)) or other employment decision that implicated the WARN Act, nor have they carried out any “employment losses” (as such term is defined in the WARN Act), temporary layoff, or salary reduction since March 1, 2020 that could implicate the WARN Act.

(c)               Section 3.14(c) of the Disclosure Schedules sets forth a true and complete list of the Acquired Business Employees with the following information (except to the extent that disclosure of such information is not permissible under applicable Law, in which case such information shall be presented to the extent permitted under applicable Law) related thereto: (i) job title; (ii) principal worksite; (iii) for U.S. employees, whether such employee is classified as an exempt or non-exempt employee under applicable wage and hour Laws or is otherwise eligible for overtime under applicable Laws; (iv) date of hire; (v) whether such employee is active or inactive (e.g., on a leave of absence or furloughed, and if the latter, the date such furlough or leave took effect and expected return date); (vi) whether such employee is paid a salary, hourly or otherwise, and most recent base salary, hourly rate, or other rate; (vii) commission, bonus, incentive pay, and/or any other compensation opportunity and the related applicable plans or programs; and (viii) employer or employing entity. The Sellers have made available to the Buyers a true, correct and complete list of all individual and sole proprietor independent contractors engaged by the Sellers or their Affiliates, with respect to the Acquired Business, or any Group Company, as of the date hereof, by (A) name of Person engaged (except to the extent that disclosure of such name is not permissible under applicable Law), (B) payment terms, (C) services provided, (D) date services were first provided and the expected length of service, and (E) whether a written agreement exists regarding such independent contractor’s services.

(d)               The Sellers and their Affiliates, with respect to the Acquired Business, and the Acquired Business are, and since January 1, 2018 have been, in compliance in all material respects with all applicable Laws relating to employment, labor, and employment practices with respect to their applicants, employees, former employees, and staff-leased workers (lavoratori somministrati), including, without limitation, as relates to hiring, background checks, testing, wages, variable compensation and/or incentive, stock options and any other equity arrangements, end of service allowance (trattamento di fine rapporto), pensions, social security contributions, insurance premiums, hours, overtime, worker classification (both with respect to independent contractors and other non-employee classifications, and with respect to exempt employee classifications, as applicable), plant closings and layoffs, collective bargaining (including plant level agreements), government redundancy fund (cassa integrazione guadagni or fondo d’integrazione salariale), labor relations, discrimination, harassment, retaliation, privacy, safety and health, immigration, workplace safety, COVID-19, leaves of absences, holidays, time off, whistleblowing, disability rights or benefits, compulsory hiring of disabled person and employees belonging to the protected categories (categorie protette), employee trainings and notices, workers’ compensation, unemployment insurance, and termination.

(e)               Except as set forth on Section 3.14(e) of the Disclosure Schedules, there are no Actions pending or, to the Sellers’ knowledge, threatened, against any Seller or its Affiliates, with respect to the Acquired Business, or against any Group Company by or before any Governmental Entity, by or on behalf of any employees, former employees, staff-leased workers (lavoratori somministrati), applicants, agents, independent contractors, coordinated and continuous collaborators (collaboratori coordinati e continuativi) or otherwise, or regarding any employment practices or actions.

Section 3.15       Insurance.

(a)               Section 3.15(a) of the Disclosure Schedules sets forth, as of the date hereof, a true and complete list of all insurance policies under which the Acquired Business is a named insured or otherwise is a beneficiary of coverage (including the name of the insurer). Insurance has been maintained by or on behalf of the Acquired Business as required pursuant to the Material Contracts. Except as set forth on Section 3.15(a) of the Disclosure Schedules, (i) neither any Seller nor any Group Company has received any notice from the insurer under any insurance policy set forth on Section 3.15(a) of the Disclosure Schedules disclaiming coverage, reserving rights with respect to a particular claim or such policy in general, or canceling or materially amending (including with respect to any material increase in premiums) any such policy, (ii) there is no claim, suit, or other matter currently pending in respect of which any Group Company has received such a notice, there are no open claims with any insolvent insurers under any such policy, and no Group Company has failed to give any notice or present any claims under any such policy in a due and timely fashion as required by the terms of such policy, (iii) no event has occurred which, with or without notice, lapse of time, or both, would constitute a breach or default or permit termination of any such policy, (iv) in the last five years, no policy limits of any such policies have been exhausted or materially eroded or reduced and insurance policies providing substantially similar insurance coverage have been in effect continuously, and (v) all premiums and other amounts due and payable for each insurance policy set forth on Section 3.15(a) of the Disclosure Schedules have been duly paid, and all such policies or extensions or renewals thereof in the amounts described are valid, binding, and enforceable against the Group Companies or their Affiliates who are parties thereto, and, to the Sellers’ knowledge, the counterparties thereto, and are in full force and effect and, to the Sellers’ knowledge, will be outstanding and duly in full force and effect without interruption until the Closing Date, and their termination is not threatened.

(b)               Carlisle LLC is a named insured under insurance policies that are sufficient in all material respects to provide coverage for any Liabilities in connection with the Carlisle Industrial Excluded Liabilities.

Section 3.16       Tax Matters. Except as set forth on Section 3.16 of the Disclosure Schedules:

(a)               each Covered Person has prepared and duly filed (or has had so prepared and filed on its behalf) all material Tax Returns required to be filed by or with respect to it, and each such Tax Return is true, correct, and complete in all material respects. Each Covered Person has paid (or has had paid on its behalf) all material Taxes required to have been paid by or with respect to it (whether or not shown as due on any Tax Returns) and all material amounts of Taxes the non-payment of which could reasonably be expected to result in any material Tax Liability for which the Buyers or their Affiliates could be held responsible as a result of the transactions contemplated by this Agreement have been paid;

(b)               there are no Liens for Taxes upon the assets of the Acquired Business other than Permitted Liens;

(c)               each Covered Person has complied in all material respects with all Laws relating to the withholding and remittance of Taxes;

(d)               no Covered Person is currently the subject of a Tax audit, examination, or other Action with respect to material Taxes;

(e)               no Covered Person has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority (other than any extension which is no longer in effect), and no statute of limitations in respect of material Taxes with respect to any Covered Person has been waived;

(f)                no Covered Person has received from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of material Taxes or any other similar written notice which has not since been satisfied by payment or been withdrawn;

(g)               no written claim has been made by any taxing authority in a jurisdiction where a Covered Person does not file a Tax Return alleging that such Covered Person is or may be subject to taxation in that jurisdiction that would be the subject of such Tax Return;

(h)               no Covered Person is a party to or has engaged in any transaction that, as of the date hereof, is a “reportable transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations (or any other transaction requiring disclosure under similar provisions of applicable state, local or non-U.S. Law);

(i)                 no Group Company has any material liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or any other applicable Law, other than as a member of the U.S. federal, state, or local income Tax Affiliated Group that also includes a Seller or any Affiliate of a Seller, (ii) as a transferee or successor, (iii) under any Contract, or (iv) otherwise (except, in each case, for liabilities pursuant to Contracts entered into in the Ordinary Course of Business that do not primarily relate to Taxes);

(j)                 no Group Company has been a member of an Affiliated Group for applicable income Tax purposes, other than the U.S. federal, state, or local income Tax Affiliated Group that also includes a Seller or any Affiliate of a Seller;

(k)               no Group Company has constituted either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) during the two years prior to the date of this Agreement;

(l)                 no Group Company (or Buyer or an Affiliate of any Buyer, with respect to the Tax items of a Group Company) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of (i) any change in method of accounting for a Pre-Closing Tax Period or use of an improper method of accounting during a Pre-Closing Tax Period, (ii) any installment sale, open transaction, or other transaction entered into prior to the Closing, (iii) any prepaid amount received prior to the Closing, (iv) any election pursuant to Section 108(i) of the Code (or any similar provision of state, local, or non-U.S. Law) made prior to the Closing, (v) any intercompany transaction undertaken prior to the Closing, or (vi) Sections 951, 951A or 952 of the Code attributable to income earned or activity conducted on or prior to the Closing Date with respect to the Acquired Business;

(m)             no Group Company (i) has any Liability in connection with Section 965 of the Code, (ii) that is organized outside the U.S. holds (or immediately after the Closing will hold) assets which constitute U.S. property within the meaning of Section 956 of the Code, (iii) has ever been subject to the dual consolidated loss provisions of the Code, or (iv) has any Liability in connection with any Tax incentive or job creation grant or similar arrangement with a Governmental Entity (including any Liability to return or otherwise refund any grants or other benefits obtained by the Acquired Business in connection with job creation or similar incentive programs);

(n)               the entity classification of each Group Company for U.S. federal income tax purposes as of the date hereof and as of the Closing is set forth on Section 3.16(n) of the Disclosure Schedules;

(o)               the transactions contemplated hereby or by any Ancillary Document will not cause an adjustment to the basis of any asset (or any other Tax attribute) in connection with Treasury Regulations Section 1.1502-36(d) (or any similar provision of applicable Law);

(p)               the Group Companies have satisfied all conditions and requirements necessary to qualify for a Tax holiday, special Tax regime, or similar Tax incentive under which any Group Company has claimed benefits under the Code or any other Tax Law;

(q)               each Group Company is in material compliance with all applicable transfer pricing Laws, including pursuant to any IRS CAP Memorandum of Understanding to which such Group Company is subject;

(r)                no Group Company has become subject to Tax on income, profits or gains in any country other than its country of formation;

(s)                none of the Purchased Assets are “tax-exempt use property” within the meaning of Section 168(h) of the Code, are “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, secure any debt the interest of which is Tax-exempt under Section 103(a) of the Code, or are subject to a “section 467 rental agreement” within the meaning of Section 467 of the Code;

(t)                 each Group Company is, where required by applicable Law, registered for value added Tax, goods and sales Tax or other similar Taxes in the jurisdictions in which it is required to be so registered and is compliant in all material respects with all requirements imposed upon the relevant Group Company as a result of such registration;

(u)               any document that may be necessary in proving the title of each Group Company to any of its assets or undertakings at the date of this Agreement is duly stamped for stamp duty purposes where required by applicable Law. No such documents which are held outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom; and

(v)               all R&D Claims have been duly made on a proper basis within applicable time limits, and no taxing authority has disputed or challenged nor is such taxing authority likely to dispute or challenge CBPU’s entitlement to make any such claim and/or the amount of any such claim. Any expenditure by CBPU which has been included in such R&D Claim or to which such R&D Claim relates qualifies for relief under one or more of Chapter 2 to 4 of Part 13 Corporation Tax Act 2009; and

(w)             there are not, and at the Closing will not be or have been, any arrangements pursuant to which any relief for expenditure on research and development under any of the provisions of Part 13 Corporation Tax Act 2009 or an R&D expenditure credit (as defined for the purposes of section 1040A Corporation Tax Act 2009) under any of the provisions of Chapter 6A of Part 3 Corporation Tax Act 2009 arising pursuant to an R&D Claim made by the Acquired Business, or expected to be made between the date of this Agreement and the Closing, will be transferred, surrendered or otherwise be made unavailable for utilization by CBPU following the Closing.

Notwithstanding anything to the contrary in this Agreement, other than the representations and warranties included in clauses (i), (j), (l), (m), (n), and (o) of this Section 3.16, the representations and warranties in this Section 3.16 may not be relied upon for purposes of establishing the Liability of the Sellers for Taxes with respect to taxable periods (or portions thereof) beginning after the Closing Date.

Section 3.17       Brokers. No broker, finder, financial advisor, investment banker, or other Person is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements or understandings (written or oral, express or implied) made, or Contracts entered into, by or on behalf of the Sellers or their Affiliates or the Group Companies, except for any fees, commissions or similar payments that have previously been satisfied or that are set forth on Section 3.17 of the Disclosure Schedules as Unpaid Seller Expenses that will be satisfied at Closing pursuant to Section 2.6(b).

Section 3.18       Real Property.

(a)               Owned Real Property. Section 3.18(a) of the Disclosure Schedules sets forth the correct address of each parcel of real property owned by the Acquired Business (the “Owned Real Property”) and the name of the Group Company or Carlisle Industrial that owns such Owned Real Property. Carlisle Industrial or the applicable Group Company owns good and insurable fee simple title in each parcel of Owned Real Property, subject to no Lien except for Liens set forth on Section 3.18(a) of the Disclosure Schedules and Permitted Liens. Except as set forth on Section 3.18(a) of the Disclosure Schedules, neither the Acquired Business nor any Seller or its Affiliates, with respect to the Acquired Business, has leased, licensed, or otherwise granted to any Person the right to use or occupy any Owned Real Property or any portion thereof. Other than the right of the Buyers pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein and no Group Company or, with respect to the Acquired Business, any Seller or its Affiliates, is a party to any agreement or option to purchase any real property or interest therein.

(b)               Leased Real Property. Section 3.18(b) of the Disclosure Schedules sets forth the correct address of each Leased Real Property and a true, correct, and complete list of all Real Property Leases (pursuant to which the Acquired Business is a tenant, subtenant or licensee, or otherwise occupies such Leased Real Property as of the date of this Agreement) and the parties to such Real Property Lease. The Sellers have provided to the Buyers a complete and correct copy of each Real Property Lease. Except as set forth on Section 3.18(b) of the Disclosure Schedules, (i) each Real Property Lease is in full force and effect and constitutes a legal, valid and binding obligation on Carlisle Industrial or the applicable Group Company which is a party to it, enforceable in accordance with its terms (subject to proper authorization and execution of such Real Property Lease by the other party thereto and to the Bankruptcy and Equity Exception), (ii) neither Carlisle Industrial nor any Group Company, nor to the Sellers’ knowledge, any other party, is in breach or default under such Real Property Lease, and, to the Sellers’ knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time, or both, would constitute such a breach or default, or permit the termination, modification, or acceleration of rent under such Real Property Lease, and (iii) neither Carlisle Industrial nor any Group Company has subleased, licensed, or otherwise granted to any Person other than Carlisle Industrial (to the extent Carlisle Industrial is the counterparty under such Real Property Lease) or the Group Companies the right to use or occupy any Leased Real Property.

(c)               The Owned Real Property and the Leased Real Property comprise all of the real property used in or related to the conduct of the Acquired Business.

(d)               Other than Excluded Liabilities, none of the Group Companies has any material continuing Liability in respect of any properties formerly owned or occupied by a Group Company.

Section 3.19       Transactions with Affiliates. Except as set forth on Section 3.19 of the Disclosure Schedules and for arrangements or other relationships (a) solely among the Acquired Business, or (b) set forth in the Ancillary Documents, there are no Contracts or transactions between the Acquired Business, on the one hand, and any Seller or any Affiliate of any Seller (other than a Group Company) or any present officer, director, equityholder, or management-level employee of any Seller or any Affiliate of any Seller (other than a Group Company), on the other hand, and no such Person owns or has any interests in any assets or properties used by, or provides any material services, assets or technology to, the Acquired Business.

Section 3.20       Customers and Suppliers. Section 3.20 of the Disclosure Schedules sets forth a true, complete, and correct list of: (a) the ten largest customers of the Acquired Business (measured by aggregate dollars billed) during the fiscal year ended December 31, 2020 (collectively, the “Material Customers”), and (b) the ten largest suppliers of materials, products, or services to the Acquired Business (measured by aggregate dollars spent) during the fiscal year ended December 31, 2020 (collectively, the “Material Suppliers”). Except as set forth on Section 3.20 of the Disclosure Schedules, since the date of the Reference Balance Sheet no Material Customer or Material Supplier has cancelled, terminated, relinquished, waived, released, or materially adversely changed the pricing or any other terms of its business relationship or any Contract with the Acquired Business, or notified the Seller or its Affiliates of any intent to do so.

Section 3.21       Products. With respect to any express or implied warranty or guaranty as to goods sold, or services provided, by the Acquired Business, there is no pending or, to the Sellers’ knowledge, threatened claim alleging any material breach thereof, other than as reserved against in the Financial Statements. Each service provided or product manufactured, sold, or delivered by the Acquired Business has been in material conformity with all service or product specifications, express or implied warranties and all applicable Laws. There are no claims pending or, to the Sellers’ knowledge, threatened against the Acquired Business with respect to the quality of or absence of defects in such products or services of the Acquired Business that would be expected to result in a material Liability to, or otherwise materially and adversely affect, the Acquired Business (including any material claims or Actions for replacement of any products or any extraordinary product returns). Except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Business, there have been no material product recalls, withdrawals, or seizures with respect to any products of the Acquired Business. The Acquired Business does not have any material Liability to any Person in connection with the provision of products or services not reserved against in the Financial Statements.

Section 3.22       Inventory; Accounts Receivable. All inventory (including finished goods inventory and work in process inventory) of the Acquired Business reflected on the Reference Balance Sheet (a) is, subject to the obsolesce and inventory reserves set forth on the Reference Balance Sheet, current, non-obsolete, saleable, or usable (and not in excess of the needs of the Acquired Business) in the Ordinary Course of Business, (b) to the Sellers’ knowledge, consists, in all material respects, of a quality and quantity saleable or usable by the Acquired Business in the Ordinary Course of Business, (c) to the extent now on hand and purchased after the date of the Reference Balance Sheet, was purchased in the Ordinary Course of Business, and (d) has been valued in accordance with GAAP. All accounts receivable reflected on the Reference Balance Sheet have arisen in the Ordinary Course of Business, represent legal, valid, binding and enforceable obligations owed to the Acquired Business and, subject only to reserves for bad debts set forth on the Reference Balance Sheet, have been collected or are expected to be collectible in the aggregate recorded amounts thereof in accordance with their terms and, are not, to the Sellers’ knowledge, subject to any contests, claims, counterclaims or setoffs.

Section 3.23       Trade Controls.

(a)               Section 3.23(a) of the Disclosure Schedules sets forth all active Governmental Authorizations that the Acquired Business has obtained, or to which it is a party, under Trade Control Laws or Sanctions, and identifies any pending applications for such Governmental Authorizations.

(b)               Except as set forth in Section 3.23(b) of the Disclosure Schedules, the Acquired Business has, within the last five years, (i) complied with applicable Trade Control Laws and Sanctions, (ii) complied with the terms and conditions of all Governmental Authorizations identified in Section 3.23(a) of the Disclosure Schedules, (iii) maintained in place and implemented controls and systems designed to comply with Trade Control Laws and Sanctions, (iv) not engaged in a transaction or dealing, directly or indirectly, with or involving a Sanctioned Country or Sanctioned Person, and (v) not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Entity or Foreign Governmental Entity or other legal proceedings with respect to any actual or alleged violations of Trade Control Laws or Sanctions, and has not been notified of any such pending or threatened actions.

(c)               Neither the Acquired Business nor any director, officer or, to the knowledge of the Sellers, employee, of the Acquired Business is (i) a Sanctioned Person, (ii) subject to debarment or any list-based designations under any Trade Control Law, or (iii) engaged in transactions, dealings, or activities that might reasonably be expected to cause such Person to become a Sanctioned Person.

Section 3.24       Data Privacy. The Acquired Business and any Person acting on its behalf, and, with respect to the Acquired Business, any Seller or its Affiliates, in connection with any collection, use, maintenance, security, disposal, disclosures, or other processing by or for the Acquired Business of any Personal Data, confidential information, or other sensitive data (collectively, “Data”), currently complies, and at all times since January 1, 2018 have complied, in all material respects with all applicable Laws, obligations under Contracts, and applicable policies and notices (collectively, “Privacy Obligations”). The transactions contemplated by this Agreement will not (a) breach any Privacy Obligations, or (b) require the consent of, or notice to, any Person concerning Personal Data. The Acquired Business, and, with respect to the Acquired Business, any Seller or its Affiliates, have implemented, and at all times maintained, reasonable security measures to protect all Data against accidental, unauthorized, or unlawful loss, interruption, access, use, modification, alteration, destruction, disclosure, damage, breach or incident impacting the security, confidentiality, integrity, or availability of Data by any Person, including the Acquired Business Employees and, with respect to the Acquired Business, any Seller or its Affiliates (“Security Incident”). Except as set forth on Section 3.24 of the Disclosure Schedules, neither the Acquired Business nor, with respect to the Acquired Business, any Seller or its Affiliates, nor, to Seller’s knowledge, any Person processing Data on behalf of any of the foregoing, have experienced a Security Incident or any unauthorized access to or use of any systems, networks, equipment, or facilities hosting or otherwise processing Data by or for the Acquired Business or, with respect to the Acquired Business, any Seller or its Affiliates. There has been no complaint, audit, proceeding, or claim pending or threatened in writing or, to Sellers’ knowledge, orally, against the Acquired Business or, with respect to the Acquired Business, any Seller or its Affiliates, by any Governmental Entity or by any Person regarding the processing, collection, use, or disclosure of Data and/or compliance with Privacy Obligations.

Section 3.25             Anti-Corruption Matters. Except as set forth on Section 3.25 of the Disclosure Schedules:

(a)              The Acquired Business and, with respect to the Acquired Business, the Sellers and their Affiliates, have complied with all Laws relating to bribery or corruption, including (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (ii) the UK Bribery Act 2010, and (iii) any other applicable anti-corruption or anti-bribery Laws (the “Anti-Corruption Laws”).

(b)              Neither the Acquired Business nor, with respect to the Acquired Business, any Seller or its Affiliates, nor any Person acting on behalf of any of the foregoing, have offered, given, authorized, or promised anything of value, directly or indirectly, to any Person, including to any elected or appointed government official, officer, employee or Person acting in an official or public capacity on behalf of a Governmental Entity (“Government Official”), for the purpose of (i) improperly influencing any official act or decision of such Person, (ii) inducing such Person to do or omit to do any act in violation of a lawful duty, or (iii) securing any improper benefit or favor for the Acquired Business or, with respect to the Acquired Business, any Seller or its Affiliates, or in connection with this Agreement.

(c)              The Acquired Business and, with respect to the Acquired Business, the Sellers and their Affiliates, have not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Entity (including, without limitation, the U.S. Department of Justice, the U.S. Securities Exchange Commission, or the U.K. Securities Fraud Office) with respect to any alleged act or omission arising under or relating to non-compliance with any Anti-Corruption Laws. Neither the Acquired Business nor, with respect to the Acquired Business, the Sellers and their Affiliates, nor any Person acting on behalf of any of the foregoing, have received any notice, request, or citation for any actual or potential non-compliance with any of the matters described in the immediately preceding sentence of this Section 3.25(c).

(d)              The Acquired Business and, with respect to the Acquired Business, the Sellers and their Affiliates, have maintained and enforced policies and procedures designed to comply with all Anti-Corruption Laws.

(e)              No Government Officials are, directly or indirectly, a material owner, material investor, or otherwise have a material financial or personal interest in the Acquired Business or, with respect to the Acquired Business, the Sellers and their Affiliates.

Section 3.26            Government Contracts.

(a)              With respect to each Government Contract and any proposals or bids submitted for any Government Contract, during the five years prior to the date hereof, (i) neither the Acquired Business nor any of its directors, officers, principals, or, to the Sellers’ knowledge, any current employee of the Acquired Business is or has been suspended or debarred, proposed for debarment or suspension, declared ineligible or determined non-responsive from holding, performing or bidding on any Government Contract, and no such proceeding regarding suspension, debarment, ineligibility or non-responsibility has been commenced or threatened, (ii) no Governmental Entity nor prime contractor, or subcontractor has notified the Acquired Business in writing of any breach or violation of any applicable Law, (iii) the Acquired Business has not received any written notice of termination for default or cause, cure notice, or show cause notice, (iv) there have not been pending, or to the Sellers’ knowledge, threatened, against the Acquired Business any audits, investigations or whistleblower complaints by or on behalf of any Governmental Entity, (v) the Acquired Business has not been notified of any other material claim or other material dispute relating to any Government Contract, (vi) the Acquired Business has not conducted an internal investigation nor made any voluntary or mandatory disclosure to any Governmental Entity with respect to any irregularity, misstatement, significant overpayment, or actual, alleged or potential violation of Law, (vii) the Acquired Business has complied, in all material respects, with all Laws applicable to Government Contracts and the terms and conditions of (including all representations and certifications relating to) each Government Contract, and (viii) no Government Contract was awarded or extended to the Acquired Business based in whole or in part upon the Acquired Business’s asserted preferential status with respect to any Government Contract, including small, small disadvantaged, protégé, 8(a) Program, HubZone, woman-owned, veteran-owned or service disabled veteran-owned, Tribal or Native-owned, minority-owned, or other size-based or socioeconomic status, and, to the Sellers’ knowledge, no Governmental Entity, prime contractor, or higher-tier subcontractor under a Government Contract has relied on any such status of the Acquired Business in evaluating any bid or proposal, or in awarding or extending any Government Contract, or placing an order or exercising an option thereunder.

(b)              The Acquired Business does not hold a facility security clearance as defined in the National Industrial Security Program Operating Manual (DoD 5220.22-M) or any similar security clearance issued by any non-U.S. Governmental Entity.

Section 3.27            Exclusivity of Representations and Warranties. Except as set forth in ARTICLE 3 and in any Ancillary Document or any certificate delivered pursuant to this Agreement or any Ancillary Document, no Seller (and no other Person) makes or has made any representations or warranties in connection with the transactions contemplated hereby. Other than the representations and warranties of the Sellers contained in ARTICLE 3 and in any Ancillary Document or any certificate delivered pursuant to this Agreement or any Ancillary Document, the Sellers (a) expressly disclaim any other representations or warranties of any kind or nature, express or implied, notwithstanding the delivery or disclosure to the Buyers or their directors, managers, officers, employees, agents, or representatives of any documentation or other information (including any financial projections or other supplemental data), including as to the condition, value or quality of the Acquired Business’s business or assets, and (b) specifically disclaim any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to such assets, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “As Is, Where Is” on the Closing Date, and in their present condition, and the Buyers shall rely solely on their own examination and investigation thereof as well as the representations and warranties of the Sellers set forth in ARTICLE 3 and in any Ancillary Document or any certificate delivered pursuant to this Agreement or any Ancillary Document.

Section 3.28            Acknowledgment and Representations by the Sellers.

(a)              Notwithstanding anything contained in this ARTICLE 3 or any other provisions in this Agreement to the contrary, each Seller acknowledges and agrees that the representations and warranties of the Buyers set forth in this Agreement (as qualified by the Disclosure Schedules and in accordance with their respective express terms and limitations) and in any Ancillary Document or any certificate delivered pursuant to this Agreement or any Ancillary Document constitute the sole and exclusive representations, warranties, and statements of any kind to the Sellers in connection with the transactions contemplated by this Agreement or any Ancillary Document. Each Seller understands, acknowledges, and agrees that, other than the representations and warranties of the Buyers contained in this Agreement and in any Ancillary Document or any certificate delivered pursuant to this Agreement or any Ancillary Document, none of the Buyers or any other Person makes (and each of the Buyers expressly disclaims), and no Seller has relied upon, any other representations or warranties of any kind or nature, express or implied, including as to the accuracy or completeness of any of the information provided or made available to the Sellers, their Affiliates, or any of their respective directors, managers, officers, employees, agents, representatives, or lenders prior to the execution of this Agreement.

(b)             Each Seller expressly disclaims reliance on any representations and warranties of the Buyers other than those set forth in this Agreement and in any Ancillary Document or any certificate delivered pursuant to this Agreement or any Ancillary Document.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BUYERS

The Buyers hereby represent and warrant to the Sellers as follows:

Section 4.1              Organization and Power. Each Buyer is duly organized, validly existing, and in good standing (or the equivalent thereof) under the Laws of its respective jurisdiction of formation, organization, or incorporation, as applicable, except with respect to good standing where the failure to be in good standing (or the equivalent thereof) would not prevent or materially delay the consummation of the transactions contemplated hereby. Each Buyer has all requisite corporate (or the equivalent thereof) power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.2              Authority. Each Buyer has the requisite corporate (or equivalent) power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Documents to which each Buyer is or will be a party and the performance by each Buyer of its obligations hereunder and thereunder (including the consummation of the transactions contemplated hereby and thereby) have been (or with respect to the Ancillary Documents to which such Buyer is or will be a party, will be at or prior to the Closing) duly authorized by all necessary corporate (or equivalent) action on the part of such Buyer and such Buyer’s Affiliates, and no other action, approval or proceeding (including by its equityholders) on the part of such Buyer or its Affiliates is necessary to authorize or enter into this Agreement and each of the Ancillary Documents to which such Buyer is or will be a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and each of the Ancillary Documents to which each Buyer is or will be a party will be at or prior to the Closing, duly executed and delivered by such Buyer and constitutes, or will constitute when executed, as applicable, valid, legal and binding obligations of such Buyer, in each case (assuming that this Agreement has been, and each of the Ancillary Documents to which such Buyer is or will be a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against such Buyer in accordance with each of their respective terms, subject to the Bankruptcy and Equity Exception. The Buyers have applied for and obtained an ITAR registration (DS-2032: Statement of Registration under the International Traffic in Arms Regulations) with the Directorate of Defense Trade Controls.

Section 4.3               Consents and Approvals; No Violations.

(a)              No notices to, filings with, or authorizations, consents or approvals of any Governmental Entity or other Governmental Authorizations are or will be necessary for the execution, delivery or performance by the Buyers of this Agreement or the Ancillary Documents to which a Buyer is or will be a party, or the consummation by the Buyers of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act (or any similar non-U.S. Laws), (ii) those set forth on Schedule 4.3(a), (iii) those the failure of which to obtain would not reasonably be expected to otherwise prevent or materially delay the Closing or be material to the Acquired Business, and (iv) applicable requirements, if any, of federal securities Laws or state “blue sky” Laws.

(b)             The execution, delivery and performance by the Buyers of this Agreement, the execution, delivery and performance by the Buyers of the Ancillary Documents to which a Buyer is or will be a party and the consummation by the Buyers of the transactions contemplated hereby or thereby do not and will not, with or without notice, lapse of time, or both, (i) conflict with or result in any violation or breach of any provision of any Buyer’s Governing Documents, (ii) except as set forth on Schedule 4.3(b), conflict with, result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under or give rise to any right of termination, amendment, cancellation, or acceleration under, result in the loss of any right or benefit under, or require any consent from or other action by, or notice to, any other Person under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which any Buyer is a party or by which any Buyer or any of their respective properties or assets may be bound, or (c) violate any order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Entity having jurisdiction over the Buyers or any of Buyer’s Subsidiaries or any of their respective properties or assets, except in the case of clauses (b) and (c) above, for violations which would not prevent, and would not reasonably be expected to prevent, or materially delay the Closing.

Section 4.4              Litigation. There is no suit, litigation, arbitration, claim, Action or other proceeding pending or, to the Buyers’ knowledge, threatened, against any Buyer, or any material portion of their respective assets or properties, by or before any Governmental Entity which would have, or would reasonably be expected to have, a material adverse effect on the Buyers’ ability to consummate the transactions contemplated by this Agreement, or otherwise prevent or materially delay the Closing. No Buyer is subject to any outstanding Order, writ, injunction or decree that would have a material adverse effect on the Buyers’ ability to consummate the transactions contemplated by this Agreement, or otherwise prevent or materially delay the Closing.

Section 4.5              Brokers. No broker, finder, financial advisor, investment banker, or other Person is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements or understandings (written or oral, express or implied) made, or Contracts entered into, by or on behalf of any Buyer or any Affiliate of any Buyer for which any Seller, any Group Company or their respective Affiliates may become liable.

Section 4.6              Financing.

(a)              As of the date hereof, the Buyers have delivered to the Sellers true and correct copies of the executed debt commitment letter(s), dated as of the date hereof, between the Buyers and the financial institutions party thereto (the “Lenders”) (including all exhibits, schedules, and annexes thereto, and the executed fee letter associated therewith and referenced therein, as may be amended or modified in accordance with the terms hereof, collectively, the “Financing Commitments”), pursuant to which the Lenders have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein (the “Financing”) for the purposes of funding the purchase of the Equity and the Purchased Assets and certain other transactions contemplated by this Agreement and paying the related fees and expenses. None of the Financing Commitments has been amended or modified in any material respect, as of the date of this Agreement no such amendment or modification is contemplated (other than, for the avoidance of doubt, any amendment to the Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents, or similar entities as parties thereto who had not executed the Financing Commitments as of the date hereof and as set forth in Section 5.11(a)), and as of the date of this Agreement, the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect.

(b)              Except for fee letters (which have been redacted to omit fee amounts, “flex” terms and other customarily-redacted provisions), as of the date hereof there are no side letters or contracts to which any Buyer is a party that impose conditions, affect the availability of or modify, amend, or expand the conditions to the funding of the Financing. The Buyers have fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof; provided, that any payment due and payable on the Closing Date shall be funded contemporaneously with the Closing and subject to the satisfaction of the other funding conditions in respect of the Financing on the Closing Date. As of the date hereof, the Financing Commitments are in full force and effect with respect to, and are the legal, valid, binding and enforceable obligations of the Buyers and, to the knowledge of the Buyers, each of the other parties thereto, subject to the Bankruptcy and Equity Exception. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments delivered to the Sellers. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to (i) constitute a default or breach on the part of any of the Buyers, (ii) constitute a failure to satisfy a condition precedent on the part of any of the Buyers, or (iii) to the knowledge of the Buyers, result in any portion of the Financing Commitments being unavailable on the Closing Date, assuming the conditions to the Financing are satisfied. As of the date hereof, the Buyers have no knowledge of any facts or circumstances that would reasonably be expected to result in any of the conditions to the Financing contemplated by the Financing Commitments applicable to it not being satisfied on the Closing Date (assuming satisfaction of the conditions set forth in ARTICLE 6). Assuming the conditions in Section 6.1 and Section 6.2 are satisfied and the Financing is funded in accordance with the Financing Commitments (including any flex provision), the Buyers will have on the Closing Date funds sufficient to (A) pay the aggregate Estimated Purchase Price in accordance with Section 2.6(a), (B) pay the other payments under ARTICLE 2 to be paid at the Closing and (B) pay any and all fees and expenses required to be paid by the Buyers and their Affiliates (including the Group Companies following the Closing) in connection with the transactions contemplated by this Agreement and the Financing. The Buyers affirm that it is not a condition to the Closing or any of their other obligations under this Agreement that the Buyers obtain the Financing or any other financing for or related to any of the transactions contemplated hereby.

(c)              The Buyers and BRWS, collectively, have sufficient cash on hand or other sources of immediately available funds (including available lines of credit) to enable it to make payment of the Buyer Termination Fee if required pursuant to Section 8.3 without requiring the consent or approval of any other Person.

Section 4.7               Acquisition of Equity for Investment. The Buyers are acquiring the Equity for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Equity. The Buyers agree that the Equity may not be sold, transferred, offered for sale, or otherwise disposed of without compliance with applicable United States prospectus and registration requirements (or any similar non-U.S. requirements), except pursuant to an exemption therefrom under applicable United States securities Laws (or any similar non-U.S. Laws).

Section 4.8              Solvency. Assuming (i) the representations and warranties of the Sellers contained in this Agreement are true in all material respects, (ii) the compliance by the Sellers with their respective obligations hereunder and under the Ancillary Documents, (iii) any estimates, projections, forecasts or revenue or earnings predictions regarding the Acquired Business prepared by or on behalf of the Sellers and made available to the Buyers have been prepared in good faith based upon assumptions that were and continue to be reasonable, (iii) the representation and warranty below as if it were made with respect to the Acquired Business as of the date hereof would be accurate, and (iv) the consummation of the Financing on the terms set forth in the Financing Commitments, at and immediately after the Closing, and after giving effect to the transactions contemplated hereby, the Buyers and the Group Companies (on a consolidated basis) (a) will be solvent (in that both the fair value of their assets will not be less than the sum of their debts (including all debts, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed) and that the present fair saleable value of their assets will not be less than the amount required to pay their probable liability on their debts as they become absolute and matured), (b) will have adequate capital with which to engage in their business and all businesses in which they are about to engage, and (c) will not have incurred and do not immediately plan to incur debts beyond their ability to pay as they become absolute and matured.

Section 4.9              Exclusivity of Representations and Warranties. Except as set forth in this Agreement and in any Ancillary Document or any certificate delivered pursuant to this Agreement or any Ancillary Document, no Buyer (and no other Person) makes or has made any representations or warranties in connection with the transactions contemplated hereby. Other than the representations and warranties of the Buyers contained in this Agreement and in any Ancillary Document or any certificate delivered pursuant to this Agreement or any Ancillary Document, the Buyers expressly disclaim any other representations or warranties of any kind or nature, express or implied, and the Sellers shall rely solely on the representations and warranties of the Buyers set forth in this Agreement and in any Ancillary Document or any certificate delivered pursuant to this Agreement or any Ancillary Document.

Section 4.10            Acknowledgment and Representations by the Buyers.

(a)              Each Buyer acknowledges and agree that it (i) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Equity and the Purchased Assets, and that it has engaged advisors experienced in the evaluation and purchase of businesses such as the Acquired Business, (ii) has, in addition to its reliance on the representations and warranties of the Sellers contained in this Agreement and in any Ancillary Document or any certificate delivered pursuant to this Agreement or any Ancillary Document, conducted its own independent review and analysis of and has evaluated such documents, information and other material as it has deemed necessary to enable it to make a decision and, based thereon and such representations and warranties, has formed a judgment concerning, the business, assets, condition, operations and prospects of the Acquired Business, (iii) has been furnished with or given access to information about the Acquired Business and its businesses and operations, (iv) has reviewed and analyzed certain documents, information and other materials provided and (v) has been provided an opportunity to ask questions of the Acquired Business with respect to such documents, information and other materials.

(b)             Notwithstanding anything contained in this Article 4 or any other provisions in this Agreement to the contrary, each Buyer acknowledges and agrees that the representations and warranties of the Sellers expressly and specifically set forth in ARTICLE 3 (as qualified by the Disclosure Schedules and in accordance with their respective express terms and limitations) and in any Ancillary Document or any certificate delivered pursuant to this Agreement or any Ancillary Document constitute the sole and exclusive representations, warranties and statements of any kind to the Buyers in connection with the transactions contemplated by this Agreement or any Ancillary Document. Each Buyer understands, acknowledges and agrees that none of the Sellers or any other Person makes (and each of the Sellers expressly disclaims), and no Buyer has relied upon, any other representations or warranties of any kind or nature, express or implied (other than those contained in this Agreement and in any Ancillary Document or any certificate delivered pursuant to this Agreement or any Ancillary Document), (x) as to the condition, value or quality of the Acquired Business’s businesses or assets, and the Sellers specifically disclaim any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to such assets, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “As Is, Where Is” on the Closing Date, and in their present condition, (y) as to the accuracy or completeness of any of the information provided or made available to the Buyers, their Affiliates or any of their respective directors, managers, officers, employees, agents, representatives or lenders prior to the execution of this Agreement or (z) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Acquired Business heretofore or hereafter delivered to or made available to the Buyers, their Affiliates or any of their respective directors, managers, officers, employees, agents, representatives or lenders.

(c)              Each Buyer acknowledges and agrees that it is not relying nor has it relied on any projections, forecasts, or estimates of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Acquired Business heretofore or hereafter delivered to or made available to the Buyers, their Affiliates or any of their respective directors, mangers, officers, employees, agents, representatives or lenders. Each Buyer expressly disclaims reliance on any representations and warranties of the Sellers other than those set forth in ARTICLE 3 (as qualified by the Disclosure Schedules and in accordance with their respective express terms and limitations) and in any Ancillary Document or any certificate delivered pursuant to this Agreement or any Ancillary Document.

ARTICLE 5

COVENANTS

Section 5.1             Conduct of the Acquired Business. Except as expressly contemplated by this Agreement, as set forth on Schedule 5.1 or as consented to in writing by ECS (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Sellers shall, and shall cause their Affiliates (including each of the Group Companies) to, (a) conduct the Acquired Business in the Ordinary Course of Business, (b) use commercially reasonable efforts to preserve present relationships and goodwill with suppliers, customers, landlords, employees, agents, and other Persons, in each case having business dealings with the Acquired Business, (c) not take or omit to be taken any action which would reasonably be expected to result in a Material Adverse Effect and (d) without limiting the generality of the foregoing, not:

(i)              amend any provision of any Group Company’s Governing Documents;

(ii)            (A) issue or sell any Capital Stock of any of the Group Companies, (B) grant any options, warrants, calls, or other rights to purchase or otherwise acquire any Capital Stock of any of the Group Companies, or (C) split, combine, reclassify, cancel, redeem, or repurchase any of the Capital Stock of any of the Group Companies;

(iii)           declare, set aside, or pay any dividend or any other distribution with respect to the Equity, except dividends or other distributions of Cash and Cash Equivalents made prior to the Measuring Time (provided, that dividends or other distributions of cash and cash equivalents held by CBPH shall not be permitted to the extent that such dividends or other distributions would result in CBPH holding an aggregate amount of cash and cash equivalents as of the Measuring Time that is less than the Hangzhou Demerger Tax Reserve);

(iv)           make any change in the Acquired Business’s policies with respect to the payment of accounts payable or accrued expenses or the collection of the accounts receivable or other receivables, including any acceleration or deferral of the payment or collection thereof, as applicable, in each case, other than in the Ordinary Course of Business;

(v)            make or commit to make any capital expenditures of the Acquired Business other than in the Ordinary Course of Business;

(vi)           enter into any transaction between the Acquired Business or any Group Company, on the one hand, and any Seller or any Affiliate of any Seller (other than the Group Companies), on the other hand, that would be binding on the Acquired Business or any Group Company after the Closing;

(vii)          make any change in the Acquired Business’s accounting methods, principles or practices (including with respect to the Purchased Assets and the Assumed Liabilities), in each case, other than in the Ordinary Course of Business or as required by GAAP;

(viii)         sell, license, lease, transfer, assign, abandon or otherwise dispose of any of the Group Companies’ material assets or mortgage, pledge, or impose any Lien upon any of the Purchased Assets, in each case, other than in the Ordinary Course of Business;

(ix)            except in the Ordinary Course of Business, permit the Acquired Business or any Group Company to incur, assume or guarantee any indebtedness for borrowed money, other than indebtedness which is extinguished in full prior to or in connection with Closing or is to another Group Company;

(x)             permit the Acquired Business to make any investment in or acquisition of, either by purchase of stock or securities, contributions to capital, property transfers, merger or purchase of all or substantially all of the property or assets, or otherwise, any Person;

(xi)            permit the Acquired Business to make any loans or advances to any Person, other than another Group Company in the Ordinary Course of Business;

(xii)           permit the Acquired Business to make, enter into, modify, amend, or terminate any Contract providing for the employment or engagement of any individual service provider of the Acquired Business providing annual compensation in excess of $250,000, except for any such Contract which can be unilaterally terminated by the employer of such individual service provider for any reason without any notice or waiting periods and without incurring any Liability;

(xiii)          unless required by applicable Law or Contract, (A) negotiate, modify, extend, or enter into any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization, or works council with respect to any Acquired Business Employee, or (B) recognize or certify any labor union, labor organization, or works council, or group of employees as the bargaining representative of any Acquired Business Employees;

(xiv)         unless required by applicable Law or by the terms, as of the date hereof, of an Employee Benefit Plan set forth on Section 3.11(a) of the Disclosure Schedules, (A) establish, adopt, enter into, terminate, or amend any Employee Benefit Plan or plan, program, policy, practice, agreement, or arrangement that would be an Employee Benefit Plan if it had been in effect as of the date of this Agreement, (B) grant or pay, or commit to grant or pay, any (1) bonus, incentive, or other similar payment or benefit, or (2) equity or equity-related award or profit-sharing award or other similar payment or benefit (including profits interests or other equity interests in or related to a Seller or any of its Affiliates) to any Acquired Business Employee or individual service provider to the Acquired Business, (C) increase, or commit to increase, the amount of wages, salary, bonuses, commissions, fringe benefits, severance, or other compensation, benefits, or remuneration payable to any Acquired Business Employee or individual service provider to the Acquired Business, (D) take any action to accelerate any payment or benefit, the vesting, payment or funding (through a grantor trust or otherwise) of any equity, equity-based, or non-equity based award, or other payment or benefit, payable or to become payable to any Acquired Business Employee or individual service provider to the Acquired Business, or (E) lend any money to Acquired Business Employees, other than reasonable and normal advances to employees for bona fide expenses in the Ordinary Course of Business;

(xv)           (A) hire or terminate any Person who is (or upon hire would be) an Acquired Business Employee, except (1) in the Ordinary Course of Business with respect to Acquired Business Employee whose annual compensation does not exceed $150,000, or (2) terminations for cause, (B) implement any mass layoff, plant closure, group termination, or other material reduction in force with respect to, or which otherwise could affect, any Acquired Business Employees or the Acquired Business, (C) except as set forth in Section 5.8(a), effectuate a transfer (internal or external to the organization) or otherwise alter the employment or service of any employee of the Sellers and their Affiliates such that it causes a change in his or her designation as (or not as) a Group Company Business Employee, Purchased Asset Business Employee or Other Acquired Business Employee;

(xvi)         make any change in the manner in which the Acquired Business generally extends discounts or credits to customers, other than in the Ordinary Course of Business;

(xvii)        amend, modify, or waive any Material Contract, terminate any Material Contract other than terminations pursuant to the expiration of the term of any such Material Contract, or enter into a Contract that, if entered into prior to the date hereof, would have been a Material Contract;

(xviii)       sell, lease, sublease, or otherwise grant any Person the right to use or occupy any Owned Real Property or Leased Real Property, or acquire any additional owned or leased real property (except pursuant to the Hangzhou LOI);

(xix)          with respect to the Acquired Business (including for this purpose actions that would affect the Buyers with respect to the Acquired Business after the Closing), change the Tax residency of any Group Company, make or change any material Tax election in a manner inconsistent with the Ordinary Course of Business, settle or compromise any Action in respect of material Taxes, change any Tax accounting period or method of Tax accounting, file any Tax Return in a manner inconsistent with the Ordinary Course of Business, enter into any material Tax sharing or similar agreement (other than Contracts entered into with third parties in the Ordinary Course of Business the primary purpose of which is not Taxes), file any amended Tax Return, surrender any right to a material Tax refund, or extend or waive the statute of limitations applicable to any material Tax claim or assessment;

(xx)           fail to maintain the effectiveness of material Patents and material Trademarks included in the Owned IP, including by failing to make any requisite filings, renewals, or payments with applicable patent and trademark offices in applicable jurisdictions;

(xxi)          initiate, settle, cancel, compromise, release, or provide a waiver with respect to any Action relating to the Acquired Business, the Purchased Assets, the Assumed Liabilities, or any portion thereof existing on or after the date hereof involving more than $250,000 individually or $500,000 in the aggregate;

(xxii)          fail to take reasonable steps to maintain the confidentiality of material Trade Secrets included in the Owned IP; or

(xxiii)        agree, whether orally or in writing, to do any of the foregoing.

Notwithstanding anything to the contrary herein, the Sellers may take, with respect to the Acquired Business, any of the foregoing actions, or omit to take any of the foregoing actions, in each case as necessary to comply with any Law or binding directive issued in response to the public health crisis caused by COVID-19; provided, that such action or omission is reasonably consistent with actions or omissions by the Acquired Business prior to the date hereof in response to public health crisis caused by COVID-19 or, if not comparable, taken in good faith using reasonable business judgment and in accordance with good industry practices, provided, further, that the Sellers shall, (x) to the extent practicable, consult with the Buyers in advance of taking or omitting to take any such actions and consider and reflect in good faith any determination by the Buyers to take, or cease to take, any such actions, consistent with the Buyers’ rights pursuant to this Section 5.1 or (y) to the extent such consultation with the Buyers as described in clause (x) is not practicable, the Sellers shall promptly provide written notice to the Buyers of doing so.

Section 5.2              Access to Information. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice, and subject to any restrictions contained in the confidentiality agreements to which the Acquired Business or any Group Company is subject (in which case the Sellers shall use commercially reasonable efforts to make substitute access arrangements), the Sellers shall, and shall cause each of the Group Companies to, provide to the Buyers and their authorized representatives during normal business hours reasonable access to all books and records (including the ability to make copies thereof), employees, facilities and properties of or related to the Acquired Business (in a manner so as to not unreasonably interfere with the normal business operations of the Acquired Business). All of such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein and each Buyer agrees that it shall be bound by the Confidentiality Agreement to the same extent as BRWS Parent, LLC; provided, that the obligations of the Buyers and their Affiliates under the Confidentiality Agreement shall terminate and cease to be in effect from and after the Closing.

Section 5.3               Efforts to Consummate.

(a)              Subject to the terms and conditions herein provided, each Buyer and each Seller shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction of the Closing conditions set forth in Article 6). Each Party shall use reasonable best efforts to obtain consents of all Governmental Entities (including, for the avoidance of doubt, from and after the Closing, to obtain any consents or approvals and complete the filings and registrations required in connection with the matters set forth in item 4 of Schedule 4.3(a) as promptly as practicable) and other Persons necessary to consummate the transactions contemplated by this Agreement and each Party shall provide all reasonable assistance requested by any other Party in connection therewith, including any information relating to such Party or its Affiliates as required to be provided under applicable Law in order to obtain consents of Governmental Entities and other Persons. Without limiting the generality of the foregoing, Carlisle Asia Pacific shall provide such reasonable assistance and cooperation as is reasonably requested by ECS HK in connection with the preparation and filings of such documents, filings and registrations described in item 4 of Schedule 4.3(a) (or which are necessary to obtain the approvals contemplated thereby) so as to enable such filings to be made as promptly as practicable after the Closing. If at any time before Closing (1) the UK National Security and Investment Bill receives Royal Assent and enters into force as a UK Act of Parliament (the “UK NSI Act”) and (2) the provisions in the UK NSI Act or related legislation regulating the notification of transactions to the UK Secretary of State for Business, Energy and Industrial Strategy (the “UK Secretary of State”) enter into force, then if the Buyers determine that a notification to the UK Secretary of State is required or advisable thereunder in relation to the transaction contemplated by this Agreement, the Buyers shall promptly (and in no event later than ten (10) Business Days after such legislation enters into force), prepare and submit, at the Buyers’ sole cost and expense, a notification of the transactions contemplated by this Agreement to the UK Secretary of State in accordance with the UK NSI Act; provided, that the Sellers shall promptly provide to the Buyers all information required by the Buyers to prepare such notification. The Buyers and the Sellers shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested in connection with such notification to the UK Secretary of State. All HSR Act filing fees shall be borne by ECS. Each Party shall make an appropriate filing, if necessary, pursuant to the HSR Act (or any similar non-U.S. Laws) with respect to the transactions contemplated by this Agreement as promptly as practicable (and in the case of any filing pursuant to the HSR Act, within five Business Days) after the date of this Agreement (and any such filing shall request “early termination” of any applicable waiting periods) and shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act (or any similar non-U.S. Laws). The Buyers and the Sellers shall act promptly and cooperatively to supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested in connection with the registration set forth on Schedule 5.3(a). Without limiting the foregoing, (i) the Sellers, the Buyers and their respective Affiliates shall not extend any waiting period or comparable period under the HSR Act (or any similar non-U.S. Laws) or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the other Parties (such consent not to be unreasonably withheld), and (ii) the Buyers agree (but only to the extent otherwise required by the first sentence of this Section 5.3(a)) to take any and all actions that are necessary or reasonably advisable or as may be required by any Governmental Entity to expeditiously consummate the transactions contemplated by this Agreement, but in any event prior to the Termination Date, including (but only to the extent otherwise required by the first sentence of this Section 5.3(a)) (A) selling, divesting, licensing or otherwise disposing of, or holding separate and otherwise agreeing to sell, divest, license or otherwise dispose of, any entities, assets or facilities of the Acquired Business after the Closing, (B) terminating, amending or assigning existing relationships and contractual rights and obligations of the Acquired Business (other than terminations that would result in a breach of a contractual obligation to a third party) and (C) amending, assigning or terminating existing licenses or other agreements of the Acquired Business (other than terminations that would result in a breach of a license or such other agreement with a third party) and entering into such new licenses or other agreements.

(b)             In the event any claim, Action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced which challenges the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to reasonably cooperate and use reasonable best efforts to defend against such claim, Action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such Action, suit or other proceeding, the Buyers agree to use their reasonable best efforts to take any and all actions that are necessary to have such injunction or other order lifted, in order to expeditiously consummate the consummation of the transactions contemplated by this Agreement.

(c)              Each Party shall, as promptly as practicable, notify the other Parties of any communication it or its Affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and permit the other Parties to review in advance any proposed material communication by it to any Governmental Entity. No Party shall agree to participate in any substantive meeting or substantive conversation with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend and participate at such meeting or in such conversation. Each Party will provide the other Parties with copies of all material correspondence, filings or communications between it or any of its representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement. Notwithstanding the foregoing, for the avoidance of doubt, this Section 5.3(a) shall not apply with respect to Tax matters.

(d)              The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 5.3 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. In addition, subject to applicable Law, the Parties shall consult and cooperate with each other in advance in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the transactions contemplated by this Agreement by or on behalf of any Party.

(e)              Prior to the Closing or termination of this Agreement, each Buyer shall not, and shall cause its controlled Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or Capital Stock in, or by any other manner, any business or any Person, or otherwise acquire or agree to acquire any assets or Capital Stock, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity seeking or entering an Order prohibiting the consummation of the transactions contemplated by this Agreement; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(f)               Following the Closing and until such time as the consents or approvals and the completion of the filings and registrations set forth in item 4 of Schedule 4.3(a) are obtained, the Sellers and their Affiliates shall cooperate with ECS HK (i) in using commercially reasonable efforts to obtain such consents and approvals and complete such filings and registrations and (ii) in making alternative arrangements as may be reasonably requested by ECS HK so that ECS HK is entitled to the benefits of ownership of CBPH and is economically in the same position as if such consents and approvals had actually been obtained and such filings and registrations had been completed with effect as of the Closing Date, including by the Sellers and their Affiliates causing their respective representatives with respect to CBPH (including but not limited to those holding the positions of the legal representative, director, supervisor and general manager of CBPH) to remain in place until they are replaced with representatives of ECS HK and to take such actions on behalf of CBPH as are reasonably requested in writing by ECS HK or its representatives from time to time. To the extent any of such representatives of the Sellers incur any Liability or expense in taking actions requested in writing by ECS HK pursuant to this Section 5.3(f), ECS HK shall promptly reimburse, indemnify and hold harmless such representatives for such Liability or expense. Following the Closing and until such time as the consents or approvals and the completion of the filings and registrations set forth in item 4 of Schedule 4.3(a) are obtained, without the prior written consent of ECS HK, Carlisle Asia Pacific shall not attempt to (i) amend CBPH’s organizational documents (other than as contemplated under item 4 of Schedule 4.3(a)), or adopt or carry out any plan of complete or partial liquidation or dissolution of CBPH, (ii) transfer, pledge or sell any of the CBPH Equity to a third party, (iii) make any declaration or payment of, or set aside funds for, any dividend or other distribution with respect to any of CBPH Equity, or (iv) increase or decrease CBPH’s registered capital as of the date hereof.

Section 5.4             Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each Buyer hereby agrees that it is not authorized to and shall not (and shall not permit any of its directors, managers, officers, employees, agents, representatives or Affiliates to) contact any employee, customer, supplier, distributor or other material business relation of any Seller, any Group Company or any of their Affiliates, regarding their business with any Seller or any Affiliate of Seller (including the Acquired Business) or the transactions contemplated by this Agreement without the prior written (including by e-mail) consent of Carlisle; provided, that with respect to any such contact with any employee or supplier, such consent of Carlisle shall not be unreasonably withheld, conditioned or delayed.

Section 5.5              Notifications. From and after the date of this Agreement until the Closing, the Sellers shall deliver to the Buyers prompt notice of any matter, event, circumstance, change or effect arising after the date hereof if, and only if, such matter, event, circumstance, change or effect has caused, or would reasonably be expected to cause, any of the conditions set forth in Section 6.2(a), Section 6.2(b), or Section 6.2(c) not to be satisfied as of the Closing; provided, that no such notification shall impact the Buyers’ right to assert a failure of the conditions set forth in Section 6.2(a), Section 6.2(b), or Section 6.2(c). From and after the date of this Agreement until the Closing, the Buyers shall deliver to the Sellers prompt notice of any matter, event, circumstance, change or effect arising after the date hereof if, and only if, such matter, event, circumstance, change or effect has caused, or would reasonably be expected to cause, any of the conditions set forth in Section 6.3(a), Section 6.3(b) or Section 6.3(c) not to be satisfied as of the Closing; provided, that no such notification shall impact the Sellers’ right to assert a failure of the conditions set forth in Section 6.3(a), Section 6.3(b) or Section 6.3(c).

Section 5.6              Indemnification; Directors’ and Officers’ Insurance.

(a)              The Buyers agree that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of each Group Company, as lawfully provided in each such Group Company’s Governing Documents or otherwise in effect as of the Closing Date with respect to any matters occurring prior to the Closing Date, shall survive the Closing and shall continue in full force and effect and that each Group Company will perform and discharge such Group Company’s obligations to provide such indemnity and exculpation after the Closing, in each case as a last resort following the unavailability of comparable indemnification from the Sellers and their Affiliates or coverage under the policy to be maintained or purchased pursuant to Section 5.6(b). To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and the Buyers shall cause each Group Company to advance expenses in connection with such indemnification as provided in each such Group Company’s Governing Documents or other applicable agreements, in each case as a last resort following the unavailability of comparable indemnification from the Sellers and their Affiliates or coverage under the policy to be maintained or purchased pursuant to Section 5.6(b). The indemnification and Liability limitation or exculpation provisions of each Group Company’s Governing Documents shall not, for a period of not less than six years after the Closing Date, be amended, repealed, or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, managers, officers, employees or agents of the Group Companies, unless such modification is required by applicable Law.

(b)              The Sellers shall, at the Sellers’ expense (i) for a period of six years after the Closing, maintain directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by the Group Companies’ directors’ and officers’ liability insurance policies as of the date hereof or at the Closing, or (ii) on or prior to the Closing Date, obtain an irrevocable “tail” insurance policy with a claims period of six years from the Closing Date with respect to directors’ and officers’ liability insurance for the benefit of those Persons who are covered by the Group Companies’ directors’ and officers’ liability insurance policies as of the date hereof or at the Closing, in each case, in an amount and scope at least as favorable as the Sellers’ and its Affiliates’ existing policies with respect to matters existing or occurring at or prior to the Closing.

(c)              The directors, managers, officers, employees and agents of the Group Companies entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.6 are intended to be third party beneficiaries of this Section 5.6. This Section 5.6 shall survive the consummation of the Closing and shall be binding on all successors and assigns of the Buyers and the Sellers.

Section 5.7              Documents and Information. After the Closing Date, the Buyers shall, and shall cause the Group Companies to, until the seventh anniversary of the Closing Date, retain all books, records and other documents pertaining to the Acquired Business in existence on the Closing Date and, subject to any restrictions contained in the confidentiality agreements to which the Buyers are subject (in which case the Buyers shall use commercially reasonable efforts to make substitute access arrangements), make the same available for inspection and copying by the Sellers (at the Sellers’ expense) during normal business hours of the Buyers, the Group Companies, or their Affiliates, as applicable, upon reasonable request and upon reasonable notice (in a manner so as to not unreasonably interfere with the normal business operations of the Acquired Business). No such books, records, or documents shall be destroyed until after the seventh anniversary of the Closing Date by the Buyers, the Group Companies or any of their Affiliates, without first advising the Sellers in writing and giving the Sellers a reasonable opportunity to make a copy thereof.

Section 5.8              Employee Matters.

(a)              CMBF shall, or shall cause an Affiliate of CMBF to, offer employment (either directly or through a professional employer organization), effective on the Closing Date, to all Purchased Asset Business Employees set forth on Section 3.14(c) of the Disclosure Schedules, as updated pursuant to this section, including such employees who are absent due to vacation, furlough, family leave, short-term disability or other approved leave of absence (each such employee, an “Inactive Purchased Asset Business Employee”); provided, that any offer of employment to an Inactive Purchased Asset Business Employee shall be effective as of the day on which such employee returns to active employment following the Closing Date; provided, further, that such offer shall be contingent on return to active employment occurring within three months following the Closing Date. Section 3.14(c) of the Disclosure Schedules shall be updated by Carlisle Industrial and delivered to CMBF no later than 15 Business Days prior to the Closing Date (and, for the avoidance of doubt, such update shall only modify the scope of the Purchased Asset Business Employees to the extent permitted in compliance with Section 5.1). The Sellers shall cooperate with CMBF and its Affiliates to facilitate such offers and shall use commercially reasonable efforts to cause all Purchased Asset Business Employees who receive offers to timely accept such offers. The Sellers shall, and shall cause each of the Group Companies to, unless otherwise requested by the Buyers, cause all active employees of the Sellers set forth on Schedule 5.8(a) (“Other Acquired Business Employees”), to become employed by one of the Group Companies via a professional employer organization prior to the Closing and be Group Company Business Employees as of the Closing; provided, that to the extent any Other Acquired Business Employee is absent due to vacation, furlough, family leave, short-term disability or other approved leave of absence on the date hereof (each such employee, an “Inactive Other Acquired Business Employee”), the Sellers shall not, and shall cause each of the Group Companies not to, cause such Inactive Other Acquired Business Employees to become employed by one of the Group Companies via a professional employer organization unless and until such employee returns to active employment and, in the event such employee does not so return prior to the Closing Date, CMBF shall, or shall cause an Affiliate of CMBF to, offer employment (either directly or via a professional employer organization) to such employee as if an Inactive Purchased Asset Business Employee (solely to the extent such offer would have been required by the first sentence of this Section 5.8(a)). Without limiting any obligations in Section 5.1, any Contract entered into by any of the Group Companies with a professional employer organization prior to the Closing shall be subject to review and approval by the Buyers (not to be unreasonably withheld, conditioned or delayed).

(b)              During the period beginning on the Closing Date and ending no earlier than December 31, 2021, the Buyers shall provide Acquired Business Employees who continue to be employed by the Buyers or the Group Companies with (i) not less than the same base salary or hourly wage rate as provided to such employees immediately prior to the Closing Date, (ii) the severance benefits set forth on Schedule 5.8(b)(i), and (iii) employee benefits and other compensation (excluding severance benefits, equity or equity-related incentives, retention, change in control, transaction or similar bonuses and arrangements, defined benefit pension, retiree health or welfare benefits, non-qualified retirement benefits, and non-qualified deferred compensation) that are substantially comparable in the aggregate to, at the Buyers’ election in their sole discretion, (x) the benefits and other compensation provided under the Employee Benefit Plans set forth on Section 3.11(a) of the Disclosure Schedules as of immediately prior to the Closing and made available to the Buyers as of the date hereof (including, without limitation, the Discretionary Non-Written Cash Bonus Programs set forth on Section 3.11(a) of the Disclosure Schedules), or (y) the benefits and other compensation provided to similarly situated employees of the Buyers. The Sellers represent that all Acquired Business Employees who are eligible for a bonus that is in whole or in part determined based on non-Acquired Business performance are set forth on Schedule 5.8(b)(ii) (the “Management Bonus Employees”) and, notwithstanding anything to the contrary in this Section 5.8(b), (A) no later than February 15, 2022, the Sellers shall inform the Buyers of all information necessary or appropriate to determine the actual bonus payment due to each Management Bonus Employee who remains employed by the Buyers or their applicable Affiliates on December 31, 2021, calculated in accordance with the bonus plan parameters set forth on Schedule 5.8(b)(ii), and pay to the Buyers an aggregate amount equal to the excess of each such bonus payment over 100% of the target annual incentive award for each Management Bonus Employee (and such payment shall include any payroll, social security, unemployment and similar Taxes payable in respect of each such cash incentive award that exceeds 100% of the target annual incentive award) and (B) within thirty (30) days following receipt of such payment from the Sellers, the Buyers or their applicable Affiliates shall pay the cash incentive awards to the Management Bonus Employees who remain employed by the Buyers or their applicable Affiliates on December 31, 2021, calculated in accordance with the bonus plan parameters set forth on Schedule 5.8(b)(ii). The Buyers further agree that, from and after the Closing Date, the Buyers shall use commercially reasonable efforts to (or shall use commercially reasonable efforts to cause the Group Companies to) grant all of their employees credit for any service with the Sellers, the Group Companies or any of their predecessors earned prior to the Closing Date for purposes of eligibility to participate and benefit accrual under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by the Buyers, the Group Companies or any of their Affiliates on or after the Closing Date (the “New Plans”), to the same extent as such employee was entitled before the Closing to credit for such service under a corresponding Employee Benefit Plan, except (x) for purposes of eligibility to participate and benefit accrual under any defined benefit plan, retiree health or welfare plans, equity or equity-based compensation plans or non-qualified deferred compensation plans or retirement or similar plans, (y) for any purpose where service credit for the applicable period is not provided to participants generally, and (z) to the extent such credit would result in a duplication of benefits. In addition, the Buyers or their Affiliates shall use commercially reasonable efforts to (A) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any substantially comparable Employee Benefit Plan as of the Closing Date and (B) cause any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing Date by any Acquired Business Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out of pocket provisions after the Closing Date under any applicable New Plan in the plan year of initial participation to the extent taken into account under any substantially comparable Employee Benefit Plan as of the Closing Date; provided, that the Group Companies shall have timely provided to the Buyers sufficient information and documentation for the Buyers to comply with this Section 5.8. Notwithstanding anything to the contrary herein, it is expressly understood and agreed that any changes to compensation and/or benefits primarily in connection with or primarily in response to COVID-19 shall not constitute a breach or violation of this Section 5.8.

(c)              The Sellers shall cause each Acquired Business Employee to receive payments and/or benefits after Closing in accordance with the Employee Benefit Plans that are defined benefit, deferred compensation or other retirement or pension plans, whether or not Tax-qualified (including the Carlisle Companies Incorporated Deferred Compensation Plan), or any retiree life insurance plans(s)), and in all events, in accordance with Section 409A of the Code.

(d)             Without limiting anything to the contrary herein, the Sellers and their Affiliates shall retain any Liabilities (including any Liability for any Tax) in respect of all equity-based incentive compensation awards (including restricted shares, restricted stock units, and stock options, in each case whether or not time or performance-based) that were granted to Acquired Business Employees by the Sellers or any of their Affiliates prior to the Closing Date and remain outstanding as of the Closing Date (the “Seller Equity Awards”), and the Buyers shall not assume or otherwise be liable for any Liabilities or Taxes with respect to such Seller Equity Awards. In addition, the Sellers and their Affiliates shall retain all other obligations related to the Seller Equity Awards, including all responsibility for the administration and settlement of such Seller Equity Awards in accordance with the terms of the applicable Employee Benefit Plan (including under the Carlisle Companies Incorporated Incentive Compensation Program). Sellers and their Affiliates shall timely take all actions and make all payments that are required by or otherwise necessary or appropriate in connection with the Transaction Bonus Letters (including all appropriate actions to amend any existing equity awards and timely payment of all Transaction Bonuses and withholding Taxes related thereto). To the extent on or following the Closing Date any of the Group Companies has a Tax obligation related to the Seller Equity Awards or Transaction Bonuses, the Sellers shall provide such Group Company with the necessary or appropriate information to timely fulfill such obligation and promptly reimburse such Group Company for the aggregate amount of such obligation (to the extent not included in Closing Date Funded Indebtedness or Seller Expenses on the Closing Date). The Sellers hereby waive, and shall cause their Affiliates to waive, any rights or remedies under any Employee Benefit Plan or other employee benefit plan sponsored or maintained by the Sellers or any of their Affiliates and any awards thereunder in respect of any violation of any Acquired Business Employee of the non-competition, non-solicitation, non-disclosure, or confidentiality provisions of any employment agreement, invention and non-disclosure agreement, or non-competition and non-solicitation agreement, or other agreement between any Acquired Business Employee and any Seller or Affiliate thereof.

(e)              At or prior to Closing, to the extent not prohibited by the terms of such Contract or pursuant to applicable Law, the Sellers shall, and shall cause their Affiliates to, assign to an appropriate Group Company all rights (but not payment or other obligations) under Contracts between any Acquired Business Employee and any Seller or Affiliate thereof (excluding the Group Companies) that includes any of the following provisions: non-disclosure of confidential information, intellectual property assignment, trade secret protection, non-solicitation of customers or employees, or non-competition (including, without limitation, under any equity or equity-based incentive award agreement; provided, that for the avoidance of doubt, such assignment does not limit the obligations of the Sellers and their Affiliates under this Section 5.8).

(f)              The Parties acknowledge and agree that no Acquired Business Employee or other Person is an intended third party beneficiary of this Section 5.8 or will have any right to enforce the provisions of this Section 5.8. The Parties further acknowledge and agree that all provisions contained in this Section 5.8 are included for the sole benefit of the respective Parties and shall not preclude the ability of the Buyers, any Group Company, any of their respective Affiliates, or the Acquired Business to terminate the employment of any employee for any reason (with or without notice, at any time) or prevent or limit the Buyers, any Group Company, any of their respective Affiliates, or the Acquired Business from adopting, amending, or terminating any Employee Benefit Plan, New Plan, or other benefit plans, programs, policies, or arrangements, nor create any right (i) in any other Person, including employees, former employees, any participant or any beneficiary thereof, in any Employee Benefit Plan, New Plan, or other benefit plans, programs, policies, or arrangements, or (ii) to continued employment with any of the Buyers, any Group Company, any of their respective Affiliates, or the Acquired Business. Notwithstanding anything in this Section 5.8 to the contrary, nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Employee Benefit Plan, New Plan, or any other employee benefit plans of the Buyers, any Group Company, any of their respective Affiliates, or the Acquired Business.

(g)             ECS or its applicable Affiliate shall cause its applicable employee(s) to accept required paperwork from any Acquired Business Employee in connection with the submission of any Retained Workers’ Compensation Claim and shall deliver such paperwork to Carlisle for purposes of its claims administration with respect to such Retained Workers’ Compensation Claim; provided, that for the avoidance of doubt, except as set forth above, Carlisle and its Affiliates shall be solely responsible for all actions and Liabilities related to the Retained Workers’ Compensation Claims (including the negotiation and finalization of any settlement, and any payments, costs and expenses related to any such claims or settlements).

(h)              On or prior to the Closing, the Sellers shall assign, or cause to be assigned to a Group Company, all Contracts between any (i) Purchased Asset Business Employee and any Seller or (ii) Other Acquired Business Employee and any Seller, in each case, which provide for the nondisclosure of Confidential Information and/or the assignment of Intellectual Property Rights conceived during the course of such Person’s employment with the applicable Seller.

Section 5.9             No Public Disclosure. No press release or public announcement related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, shall be issued or made by any Party (nor will any Party permit any of its Affiliates to do any of the foregoing) without the prior written approval of Carlisle and ECS (in each case, not to be unreasonably withheld, conditioned, or delayed), (a) unless such communication is required by applicable Law, in which case Carlisle and ECS shall be afforded a reasonable opportunity to review and comment on such press release, announcement or communication prior to its issuance, distribution or publication, and (b) except for disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby. Nothing herein shall prevent (i) any Party from at any time furnishing any information to any Governmental Entity or from making any disclosures required under the Securities Exchange Act of 1934, as amended, or under the rules and regulations of any national securities exchange on which such Party’s (or such Party’s Affiliate’s) shares of Capital Stock are listed (provided, that the other Party shall be afforded a reasonable opportunity to review and comment on such disclosure prior to such disclosure being made) or (ii) any Buyer or any Affiliate thereof that is a private equity or other investment fund (or Affiliate thereof) from making customary disclosures to its equityholders or current or prospective investors or financing sources.

Section 5.10            Tax Matters.

(a)              The Sellers shall, at their own expense, prepare and timely file or otherwise furnish in proper form to the appropriate taxing authority (or cause to be prepared and filed or so furnished) in a timely manner (i) all consolidated, combined, and unitary Tax Returns that include any Group Company as a member of any Affiliated Group that also includes a Seller or any Affiliate of a Seller (“Seller Consolidated Returns”), and (ii) all other Tax Returns of the Group Companies attributable to taxable periods ending on or before the Closing Date (the Tax Returns in clauses (i) and (ii), “Seller Tax Returns”). All such Seller Tax Returns shall be prepared in a manner consistent with the past practices of the Acquired Business, except (A) as otherwise required by Law, (B) as specifically set forth herein, or (C) as would not have any material and adverse impact on the Buyers or any of their Affiliates. A copy of any Seller Tax Return described in clause (ii) above (and reasonable supporting documentation) shall be provided to ECS for its review and approval at least 20 days prior to the applicable due date for such Tax Return (which approval shall not be unreasonably withheld, conditioned, or delayed). The Sellers shall timely pay to the applicable taxing authority on or before the due date for the applicable Tax all Taxes associated with such Seller Tax Returns for which the Sellers are responsible pursuant to Section 9.1(b) (or, if the Tax associated with such Seller Tax Return is required to be remitted by the Buyers or their Affiliates to the applicable taxing authority, the Sellers shall pay the amount for which the Sellers are responsible pursuant to Section 9.1(b) to the Buyers at least two days prior to the due date for an applicable payment to the taxing authority, and Buyers shall timely pay to the applicable taxing authority on or before the due date for the applicable Tax all such Taxes).

(b)              Except for Seller Tax Returns, ECS shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Acquired Business with respect to any Straddle Period that were not filed as of the Closing Date; provided, however, that all such Tax Returns shall be prepared in a manner consistent with the Ordinary Course of Business except (i) as otherwise required by Law, (ii) as specifically set forth herein, or (iii) as would not have any material and adverse impact on the Sellers or their Affiliates; provided further that (A) for the avoidance of doubt, all Transaction Tax Deductions shall, to the extent such position is “more likely than not” correct under applicable Law, be treated as arising on or before the Closing Date, and (B) to the extent doing so would maximize the deductions that are available, the election provided for under Revenue Procedure 2011-29, 2011-18 IRB will be made with respect to the transactions contemplated by this Agreement. At least 20 days prior to the date on which each such Tax Return that is an income Tax Return is due (and as soon as reasonably practical after such deadline with respect to any other Tax Return that will give rise to any liability for which the Sellers are responsible under the terms of this Agreement), ECS shall submit such Tax Return (and reasonable supporting information) to Carlisle for Carlisle’s review and approval, which approval shall not be unreasonably withheld, conditioned, or delayed. At least two days prior to the due date for any applicable payment with respect to a Tax Return described in this Section 5.10(b), the Sellers shall pay to the Buyers all Taxes associated with such Tax Return for which the Sellers are responsible pursuant to Section 9.1(b) as determined utilizing the principles set forth in Section 5.10(g).

(c)              Except as otherwise required by Law or with the consent of Carlisle (not to be unreasonably withheld, conditioned, or delayed), none of the Buyers shall, and none of the Buyers shall permit any of their Affiliates to, (i) except in accordance with this Section 5.10, file, re-file, supplement, or amend any Tax Return of any Group Company or with respect to the Acquired Business for any Pre-Closing Tax Period that would have an adverse effect on the Sellers or their Affiliates, (ii) voluntarily approach any Governmental Entity regarding any Taxes or Tax Returns of any Group Company that relate to a Pre-Closing Tax Period, (iii) except as provided in the last sentence of this Section 5.10(c), make an election under Section 338 of the Code (or any comparable U.S. state or local election) with respect to the acquisition of any Group Company, or (iv) take any action that is not contemplated by this Agreement that creates a material Tax Liability on the Closing Date that is outside the Ordinary Course of Business. Notwithstanding anything else in this Agreement, the Buyers shall be entitled to make an election under Section 338(g) of the Code (and any comparable U.S. state or local election) with respect to the acquisition of JPB.

(d)             If any Party (or Affiliate of a Party) receives notice of any audit or other inquiry with respect to Taxes with respect to a Pre-Closing Tax Period which (depending upon its resolution) could affect any Tax Liability for which the other Party (or such Party’s Affiliates) would be liable (including by operation of this Agreement), the relevant Party shall promptly inform the other Parties of such notice. Any proceeding described in the immediately preceding sentence shall be a “Tax Proceeding.” Carlisle shall have the right to control, at its own expense, any Tax Proceeding in respect of the Acquired Business for any taxable period that ends on or before the Closing Date; provided, however, that (i) ECS shall be entitled to participate, at its own expense, in any such Tax Proceeding that Carlisle controls, and (ii) Carlisle shall not settle, compromise, or otherwise resolve any Tax Proceeding it controls without the prior written consent of ECS (not to be unreasonably withheld, conditioned, or delayed). Subject to the last sentence of this Section 5.10(d), ECS shall be entitled to control any Tax Proceeding with respect to the Acquired Business that Carlisle is not entitled to control under the terms of this Section 5.10(d). With respect to any Tax Proceeding that ECS controls, (A) Carlisle shall be entitled to participate, at its own expense, in any such Tax Proceeding, and (B) ECS shall not settle, compromise, or otherwise resolve any such Tax Proceeding it controls without the prior written consent of Carlisle (not to be unreasonably withheld, conditioned, or delayed). Notwithstanding the foregoing, Carlisle shall be entitled to control in all respects, and Buyers shall have no right to participate in, any Tax audit or other proceeding in respect of Seller Consolidated Returns; provided, that Carlisle shall not settle any such Tax audit or other proceeding in a manner that would have a material and adverse impact on Buyers or any of their Affiliates without the prior written consent of ECS (not to be unreasonably withheld, conditioned or delayed).

(e)        Any cash refund of income Taxes (or the amount of any credit received in lieu of a cash refund) of the Group Companies with respect to any Pre-Closing Tax Period shall be solely the property of the Sellers and any such amounts shall be paid to Carlisle on behalf of the Sellers, subject to the terms of this Section 5.10(e). Notwithstanding the foregoing, (i) Carlisle will not be entitled to any refunds pursuant to this Section 5.10(e) (A) unless the Tax being refunded was paid by Sellers or their Affiliates prior to the Closing Date, or paid or indemnified by the Sellers pursuant to the terms of this Agreement, (B) to the extent such refund is attributable to any Tax attribute arising in a taxable period (or portion thereof) beginning after the Closing Date, (C) to the extent such refund is the subject of a then-pending audit or other examination by a taxing authority; provided that the amounts otherwise payable pursuant to this Section 5.10(e) shall be paid to Carlisle upon the resolution of such audit or other examination, or (D) to the extent such refund is attributable to a change in Law after the Closing Date, and (ii) the amount of any refund to be paid to Carlisle shall be net of all reasonable costs and expenses (including Taxes) incurred by the Buyers or their Affiliates in connection with obtaining and paying such refund to Carlisle. The Buyers shall use commercially reasonable efforts to file for and obtain any refund, credit, or similar benefit to which Carlisle is entitled under this Section 5.10(e).

(f)        The Buyers, Acquired Business and the Sellers shall (and shall cause their respective Affiliates to) reasonably cooperate in connection with the filing of any Tax Return and in any Action with respect to Taxes and with respect to Tax matters pertaining to the Acquired Business. Such cooperation shall include the retention and the provision of records and information that are reasonably relevant to any applicable Tax Return or Tax audit, litigation or other proceeding or Action with respect to Taxes and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. The Buyers will, and will cause the Acquired Business to, retain all books and records with respect to Tax matters pertinent to the Acquired Business and which relate to a Pre-Closing Tax Period (and, if notified in writing by another party, any extensions thereof) in a manner consistent with their record retention practices and to abide by all record retention agreements entered into with any Governmental Entity. The Sellers, the Buyers and the Acquired Business further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Tax authority or any other Person or take any other action as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed on any Party (including with respect to the transactions contemplated by this Agreement or any Ancillary Document).

(g)        For purposes of this Agreement, in the case of any Straddle Period, (i) the amount of any Taxes based on or measured by income, gross or net sales, payments or receipts, or payroll of the Acquired Business (or any other Taxes, other than those covered in clause (ii)) for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and (ii) the amount of any property, ad valorem, or other similar Taxes imposed on a periodic basis of the Acquired Business for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. Tax Liabilities incurred in connection with Section 951, 951A or 952 of the Code that are attributable to income earned or activity conducted on or prior to the Closing Date with respect to the Acquired Business shall be treated as Tax Liabilities attributable to the Acquired Business for the Pre-Closing Tax Period for purposes of this Agreement (including for purposes of determining Taxes subject to indemnification hereunder), even if the relevant Tax Liabilities are actually assessed against the Buyers or another applicable taxpayer in a taxable period that is a Post-Closing Tax Period.

(h)        The Sellers shall make (or cause to be made) a timely and valid election pursuant to Treasury Regulation Section 1.1502-36(d) (and make any similar elections available under U.S. state, local or non-U.S. Law) to reduce the basis of any applicable equity interest to the extent necessary to prevent any attribute reduction pursuant to Treasury Regulation Section 1.1502-36(d). Prior to the Closing, the Sellers shall make (or cause to be made) a timely and valid election to treat CBPU and CTM as pass-thru entities for U.S. federal income Tax purposes.

(i)         Prior to the Closing, all Tax sharing agreements and similar arrangements (other than this Agreement and any Ancillary Document) between (i) the Acquired Business, on the one hand, and (ii) the Sellers or any of their Affiliates (excluding any Group Company), on the other hand, shall be terminated and shall have no further effect after the Closing, and the Acquired Business shall have no liabilities pursuant to any such agreements or arrangements.

(j)          Notwithstanding anything to the contrary contained herein, the Buyer Indemnified Parties shall not be entitled to be indemnified or held harmless by the Sellers under this Agreement for, and the Sellers shall not be responsible for, any Tax Liabilities (i) taken into account as a Liability in the final determination of the Purchase Price, paid by the Sellers or their Affiliates on or before the Closing Date, or paid by the Sellers pursuant to this Section 5.10 or Section 10.4 (it being acknowledged and agreed that the intention of this provision is to avoid “double recoveries” in respect of the same Tax Liabilities and that it should be interpreted consistent with such intent), (ii) incurred by CBPH unless and until the amount of such Tax Liabilities exceeds the amount of Hangzhou Available Excluded Cash; (iii) incurred by a Group Company listed on Schedule 1.1(b) (other than CBPH) unless and until the amount of such Tax Liabilities exceeds the amount of Available Excluded Cash of such Group Company, (iv) resulting solely from the Buyers’ or their Affiliates’ breach of any provision of this Agreement relating to Taxes, or (v) relating to the availability in Post-Closing Tax Periods of or limitations in Post-Closing Periods on, or reductions in Post-Closing Periods or changes in Post-Closing Periods to, any net operating losses or credit carryovers that were generated in a Pre-Closing Tax Period of the Group Companies.

Section 5.11       Buyers’ Financing.

(a)         From the date hereof until the Closing, the Buyers shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to arrange and consummate the Financing on the terms and conditions described in or contemplated by the Financing Commitments (including complying with any request exercising so-called “flex” provisions contained therein), including using reasonable best efforts to (i) maintain in effect the Financing Commitments; provided, however, that for the avoidance of doubt, the Buyers may amend, replace, supplement or modify the Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Financing Commitments as of the date hereof and as set forth in clause (b) below, (ii) satisfy (or obtain waivers to) on a timely basis all conditions to funding in the Financing Commitments and such definitive agreements to be entered into pursuant thereto, (iii) negotiate and enter into definitive agreements with respect thereto on terms and conditions described in the Financing Commitments (including any “flex” provisions contained therein) prior to the Closing Date (or on other terms no less favorable, in the aggregate, to the Buyers than the terms and conditions contained in the Financing Commitments, and which (x) do not contain any conditions precedent to the consummation of the Financing less favorable to the Buyers than those set forth in the Financing Commitments and (y) could not reasonably be expected to delay or prevent the Closing), and (iv) enforce their rights under the Financing Commitments (if they determine to do so in their sole discretion). To the extent requested by the Sellers from time to time, the Buyers shall keep the Sellers informed on a reasonably current basis of the status of its efforts to arrange the Financing (or Alternative Financing).

(b)         In the event any portion of the Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Financing Commitments for any reason other than due to the breach by the Sellers of any of their representations, warranties or covenants contained herein or as a result of the failure of a condition contained herein to be satisfied by the Sellers, the Buyers shall promptly notify the Sellers in writing and use their reasonable best efforts to arrange to obtain alternative financing from alternative sources (the “Alternative Financing”) in an amount sufficient to replace the amount of Financing committed pursuant to the Financing Commitments or, if less than such amount, in an amount that, when added with the Buyers’ existing cash on hand and immediately available funds, is sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event, which Alternative Financing would not (i) involve any conditions to funding the Financing that are not contained in the Financing Commitments or (ii) reasonably be expected to prevent, impede or delay the consummation of the Financing or such Alternative Financing or the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Buyers shall promptly notify the Sellers in writing (A) if there exists any material breach, material default, repudiation, cancellation or termination by any party to the Financing Commitments of which the Buyers have knowledge, (B) of the receipt by the Buyers of any written notice or other written communication from any Lender or other provider of Financing with respect to any actual breach, default, repudiation, cancellation or termination by any party to the Financing Commitments or (C) (1) if there is a material dispute or disagreement between the Buyers and any parties to any Financing Commitments or any definitive documents related to the Financing with respect to a material breach, default, repudiation, cancellation or termination thereof or (2) if the Buyers reasonably expect that they will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitments or the definitive documents related to the Financing. Upon the reasonable request of the Sellers, as soon as reasonably practicable, the Buyers shall provide any information reasonably requested by the Sellers relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence. The Buyers shall not (without the prior written consent of Carlisle) consent or agree to any amendment, replacement, supplement or modification to, or any waiver of any provision under, the Financing Commitment or the definitive agreements relating to the Financing if such amendment, replacement, supplement, modification or waiver (w) decreases the aggregate amount of the Financing to an amount that would be less than an amount that would be required to consummate the purchase of the Equity and Purchased Assets and make the other payments required to be made by any of the Buyers or any of their Affiliates (including the Group Companies after the Closing Date) hereunder, (x) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing, (y) would reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement or (z) materially and adversely impacts the ability of the Buyers to enforce their rights against the other parties to the Financing Commitments. Upon request, the Buyers shall furnish to the Sellers a copy of any amendment, modification, waiver or consent of or relating to the Financing Commitments promptly upon execution thereof. Upon any amendment, supplement or modification of the Financing Commitments made in compliance with this Section 5.11(b) (excluding any amendment for the sole purpose of joining or adding additional commitment parties thereto), the Buyers shall provide a copy thereof to the Sellers and the term “Financing Commitments” as used herein shall mean the Financing Commitments as so amended, replaced, supplemented or modified, including any Alternative Financing. Notwithstanding the foregoing, compliance by the Buyers with this Section 5.11(b) shall not relieve the Buyers of their obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available, and the Buyers acknowledge that this Agreement and the transactions contemplated hereby are not contingent on the Buyer’s ability to obtain the Financing (or any Alternative Financing) or any specific term with respect to such Financing.

(c)         Prior to the Closing, the Sellers will, and will cause the Group Companies, Sellers’ other Affiliates and their representatives to, use each of their reasonable best efforts to provide to the Buyers, at the Buyers’ sole cost and expense, all cooperation reasonably requested by the Buyers in connection with the arrangement of the Financing (or Alternative Financing obtained in accordance with Section 5.11(b)) including taking the following actions: (i) furnishing the Buyers, their Affiliates and the Lender Related Parties such financial statements and other information of the Acquired Business required pursuant to the Financing Commitments, including (x) within 45 days of the end of each fiscal quarter (other than the fourth fiscal quarter of any fiscal year), quarterly unaudited financial statements and (y) within 90 days of the end of each fiscal year, unaudited annual financial statements; (ii) provide requested authorization letters to the Lender Related Parties; (iii) furnish the Buyers and the Lender Related Parties promptly, and in any event at least five Business Days prior to the Closing Date, with all documentation and other information required by any Governmental Authority or reasonably requested by any Lender with respect to the Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, or as otherwise required by applicable Law (clauses (i) through (iii), collectively, the “Required Information”); (iv) assist with the preparation and/or filing of, and execute and deliver, any customary pledge and security documents and any other agreements, documents or certificates that facilitate the pledging of collateral as reasonably requested by the Buyers, including UCC termination statements and similar release documents (if any), original copies of all certificated securities (with transfer powers in blank), which shall be effective only at or after the Closing; (v) take all corporate actions, subject to the occurrence of the Closing, reasonably requested by the Buyers that are necessary or customary to permit the consummation of the Financing and to permit the proceeds thereof to be made available on the Closing Date to consummate the transactions contemplated by this Agreement; (vi) be available to provide and execute documents as may be reasonably requested by the Buyers and as are customary for transactions of the type contemplated by this Agreement and that, other than with respect to customary authorization letters, are not effective until as of or after the Closing (including customary closing certificates) and, to the extent customary for asset-backed loans such as those described in the Financing Commitments, provide reasonable assistance with field exams and appraisals; (vii) cause the senior officers and employees of the Acquired Business to prepare for and participate in a reasonable number of virtual meetings and virtual presentations with rating agencies and prospective financing sources or other customary syndication activities; and (viii) provide such financial and other information regarding the Acquired Business that is reasonably available or within Seller’s or its Affiliates’ possession, in each case reasonably requested by the Buyers in connection with the preparation of appropriate and customary materials for rating agency presentations, bank information memoranda, credit agreements, and similar documents. Notwithstanding the foregoing, (i) nothing in this Section 5.11 shall require such cooperation to the extent it would unreasonably interfere with the business or operations of the Sellers, the Group Companies and their Affiliates, (ii) no Seller, no Group Company nor any Affiliate thereof shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with the Financing contemplated by the Financing Commitments or be required to take any action for which it would not be indemnified hereunder, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Closing, (iii) no Seller and no Group Company will be required to take any action that may conflict with or violate its respective Governing Documents or any Laws, or result in the contravention of, or that may result in a violation or breach of, or default under, any Contract to which it is a party, or require any Seller, any Group Company or any of their respective Affiliates to waive or amend any term in this Agreement, or to cause any representation or warranty in this Agreement to be breached by any Seller or any Group Company, (iv) no action required by any Seller, Group Company nor any Affiliate thereof shall (A) prevent the prompt and timely discharge in all material respects of the duties of any officers (or Persons occupying similar positions) of any Seller, any Group Company or any of their respective Affiliates, (B) result in any officer or director (or Person occupying a similar position) of any Seller, any Group Company or any of their respective Affiliates incurring any personal liability with respect to any matters relating to the Financing, (C) require any Seller, any Group Company or any of their respective Affiliates to commit to take any action that is not contingent upon the Closing, (D) require providing access to or disclose information that any Seller or Group Company determines would jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, any Seller, any Group Company or any of their respective Affiliates (provided, the Sellers shall disclose the basis for such attorney-client privilege or confidentiality requirement), or (E) require any such Person to change any fiscal period, and (v) except for the Required Information, neither any Seller nor any of their Affiliates will be required to provide or otherwise make available any auditor documents, consents or certifications, or any audited financial statements for the Acquired Business other than the consolidated, audited financial statements of Carlisle, that are publicly available. For the avoidance of doubt, no Seller and no Group Company, nor any of their respective directors, managers, officers or employees (except those that will be directors, managers, officers or employees of the Acquired Business), shall be required to execute or enter into or perform any agreement with respect to the Financing or with respect to the directors, managers, officers or employees of the Acquired Business, that are not conditioned on the Closing.

(d)         The Buyers (i) shall promptly, upon request by the Sellers, reimburse the Sellers or the Group Companies, as applicable, for all reasonable and documented out-of-pocket costs incurred by any Seller, any Group Company, any Affiliate thereof or any of their respective directors, managers, officers, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents in connection with the cooperation of any Seller, any Group Company or any Affiliate thereof as contemplated by this Section 5.11 and (ii) shall indemnify and hold harmless the Sellers, the Group Companies, their Affiliates and their respective directors, managers, officers, employees, representatives, consultants, financial advisors, attorneys, accountants and other agents from and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing and the performance of their respective obligations under this Section 5.11 (including any action taken in accordance with this Section 5.11) and any information used in connection therewith, except in the event such losses arose out of or resulted from the willful misconduct or Fraud of such Person).

Section 5.12       Accounting.

(a)         To the extent that, after the Closing, (i) a Buyer or any of its Affiliates receives any payment that is properly for the account of a Seller according to the terms of this Agreement, or at a Buyer’s request a Seller or any of its Affiliates makes a payment on behalf of a Buyer, the Buyers shall promptly deliver such amount to such Seller, and (ii) a Seller or any of its Affiliates receives any payment that is properly for the account of a Buyer according to the terms of this Agreement, or at a Seller’s request a Buyer or any of its Affiliates make a payment on behalf of a Seller, the Sellers shall promptly deliver such amount to such Buyer. All amounts due and payable under this Section 5.12 shall be due and payable by the applicable Party in immediately available funds, by wire transfer to an account or accounts designated in writing by the applicable Party.

(b)         If at any time following the Closing:

(i)          any Buyer or Group Company (or any Affiliate thereof) discovers that any Seller (or any Affiliate thereof) owns, possesses, or is party to any Purchased Asset, at the Buyers’ request the Sellers shall, and shall cause their Affiliates to, promptly convey, transfer, assign, and deliver such asset to the Group Company designated by the Buyers, and the Buyers shall cause such Group Company to accept such Purchased Asset and accept and assume any Liabilities applicable to such asset (to the extent such Liabilities are not Excluded Liabilities); or

(ii)         any Seller (or any Affiliate thereof) discovers that any Group Company owns, possesses, or is party to any Excluded Asset, at the Sellers’ request the Buyers shall, and shall cause the applicable Group Company to, promptly convey, transfer, assign, and deliver such asset to the Sellers or to such Affiliate of the Sellers as the Sellers may designate, and the Sellers shall, or shall cause such Affiliate to, accept such Excluded Asset and accept and assume any Liabilities applicable to such Excluded Asset (to the extent such Liabilities are not Assumed Liabilities).

(c)         Any asset that is to be assigned to another Person pursuant to this Section 5.12 shall be held in trust for the benefit of the Person entitled thereto until the consummation of the assignment or transfer thereof in accordance with this Section 5.12.

(d)         On or following the Closing, the Sellers shall, and shall cause their Affiliates and their respective representatives to, at Buyer’s expense, use commercially reasonably efforts to provide such cooperation and information as is reasonably requested by the Buyers in connection with the Buyers’ preparation of audited combined balance sheets of the Buyers (or such Affiliate of Buyers that includes the Acquired Business) and related audited statements of income and cash flows, in each case, for the years ended December 31, 2021 and December 31, 2020, and any other financial statements in respect of or that include any period prior to the Closing.

Section 5.13       Insurance Policies.

(a)         Prior to the date hereof, the Sellers or their Affiliates (other than the Group Companies) have maintained insurance coverage provided by third-party insurers (including stop loss, excess liability and umbrella coverage) for liabilities of the Acquired Business, including relating to products claims, general claims typically insured by a general liability policy, and automobile related claims, in each case, arising out of occurrences on or prior to the Closing Date, whether or not reported to the relevant insurer, or otherwise for claims or occurrences that would be covered under such policies or with respect to insurance policies primarily for the benefit of a Group Company (the “Seller Occurrence Policies” and each, a “Seller Occurrence Policy”) (and any such claims under a Seller Occurrence Policy, the “Insurance Claims” and each, an “Insurance Claim”). After the Closing, upon request of the Buyers, the Sellers or their applicable Affiliates shall use commercially reasonable efforts (including filing claims on behalf of the Acquired Business) to facilitate coverage under the relevant Seller Occurrence Policy for applicable Insurance Claims in substantially the same manner as similar claims were processed prior to the Closing Date, with such coverage determination to be governed by and construed in accordance with the terms and conditions of the relevant Seller Occurrence Policy. In the event that (i) the Sellers or their applicable Affiliates receive any proceeds of a Seller Occurrence Policy with respect to any Insurance Claim covered thereby, and (ii) the amount or loss subject to such claim has been paid or incurred by the Acquired Business, the Sellers or their applicable Affiliates shall promptly pay or reimburse the Buyers with respect to the amount so paid or incurred by the Acquired Business in accordance with this Section 5.13.

(b)         The Buyers shall reimburse the Sellers or their applicable Affiliates for any out-of-pocket administrative and processing fees or other similar out of pocket costs and expenses imposed by the insurer and paid by either of them specifically relating to the submitted Insurance Claims and the processing thereof (the “Reimbursed Amounts”). The Parties agree that (i) the Sellers will invoice the Buyers on a monthly basis for all Reimbursed Amounts paid or incurred by the Sellers or their applicable Affiliates with appropriate supporting details, and (ii) the Buyers will pay the amount reflected on such invoices as promptly as practicable and in any event within 15 Business Days of receipt of any such invoice with appropriate supporting details.

(c)          In the event that a Group Company or any of its Affiliates or representatives takes or fails to take any action that results in the Seller Occurrence Policy not being available for any reason with respect to any Insurance Claim, the Sellers shall notify the Buyers in writing as to what action or failure of action caused a suspension of coverage. The Buyers shall have 30 days to cause the applicable Group Company to remedy such action or failure of action. If no remedy has been effected at the end of such 30-day period (or such longer period as may be agreed in writing by the Parties acting reasonably), then the Sellers’ or their applicable Affiliates’ obligations pursuant to this Section 5.13 solely with respect to such Insurance Claim shall terminate and be of no further force and effect. The Buyers acknowledge and agree that (i) in no event shall the Sellers or any of their Affiliates be required to pay, or be held responsible for, any self-insured retention amounts or deductibles payable with respect to any Insurance Claim, and (ii) the Acquired Business shall be responsible for all self-insured retention amounts and deductibles payable with respect to any Insurance Claim.

(d)          The Buyers acknowledge that effective as of the Closing Date, the Sellers or their applicable Affiliates intend to remove the Acquired Business from the Seller Occurrence Policies to the extent that the Seller Occurrence Policies relate to any occurrences arising at any time after the Closing Date. Accordingly, the Buyers acknowledge that coverage under the Seller Occurrence Policies will not be available to the Acquired Business with respect to any injury, loss, or damage that the Acquired Business or any third party may suffer as a result of any act, omission, occurrence, fact, or circumstance to the extent occurring with respect to any period after the Closing Date. The Parties will (and will cause their Affiliates to) use commercially reasonable efforts to structure and characterize for Tax purposes any payments between them provided for in this Section 5.13 in a manner that is Tax-efficient for the Parties and their Affiliates.

Section 5.14       Intercompany Accounts and Contracts. Prior to the Closing, the Sellers shall take (or cause the Group Companies or their other Affiliates to take) such actions as are necessary to (a) settle, effective as of or prior to the Closing, all intercompany accounts between or among the Acquired Business, on the one hand, and the Sellers or any of their other Affiliates, on the other hand, such that, as of the Closing, there are no intercompany obligations, fees, payables, or receivables between or among the Acquired Business, on the one hand, and the Sellers or any of their other Affiliates, on the other hand, and (b) except for the Ancillary Documents, terminate, effective as of the Closing, all intercompany Contracts (or portions thereof), services, support, and other arrangements, whether written or oral, between or among the Acquired Business, on the one hand, and the Sellers or any of their other Affiliates, on the other hand, in each case of clause (a) and (b), in a manner that does not increase the Liability for Taxes of the Buyers or any Group Company, and, from and after the Closing, no further rights or Liabilities of any party shall continue under such terminated Contracts (or portions thereof), services, support, or arrangements.

Section 5.15       Restrictive Covenants.

(a)         The Sellers hereby covenant and agree that during the three-year period beginning on the Closing Date, the Sellers shall not, and shall cause their Affiliates not to, directly or indirectly, engage in any business that is competitive with the Acquired Business or own any interest in, operate, control, have a financial interest which provides any control of, or participate with or in, any Person producing, designing, providing, soliciting orders for, selling, distributing, consulting to, or marketing or re-marketing products or services, that are competitive with the Acquired Business, in each case, anywhere in the world; provided, that nothing in this Section 5.15(a) shall prohibit the Sellers or any of their Affiliates from (i) owning or holding less than two percent of the outstanding shares of any class of stock that is regularly traded on a recognized US or non-US securities exchange or over-the-counter market, or (ii) acquiring an entity or business that engages in a business competitive with the Acquired Business as conducted as of the date hereof, so long as (A) the revenue from such competitive operations does not exceed either $25,000,000 or 10% of the total revenue of such entity or business (as applicable), and (B) the Sellers or their applicable Affiliate sells or otherwise divests each competitive operation within 12 months following such acquisition (unless such acquisition occurs more than two years and six-months after the Closing Date and such disposition would occur after the end of the three-year period described in this Section 5.15(a)).

(b)          The Sellers hereby covenant and agree that during the three-year period beginning on the Closing Date, the Sellers shall not, and shall cause their Affiliates not to, directly or indirectly, employ, hire, engage or recruit, solicit, contact, or approach for employment, hiring, or engagement (whether as an employee, consultant, agent, independent contractor, or otherwise), or encourage to leave his or her employment or consulting relationship with a Buyer, a Group Company or any of their respective Affiliates, any Acquired Business Employee or otherwise seek or attempt to influence or alter any such Person’s relationship with a Buyer, a Group Company, or any of their respective Affiliates; provided, that nothing in this Section 5.15(a) shall prohibit the Sellers or any of their Affiliates from any: (i) general solicitation for employment (including in any newspaper or magazine, over the internet, or by any search or employment agency), if not specifically directed towards any such Person; (ii) hiring of any such Person where the initial contact with such individual regarding such hiring arose from any such general solicitation; or (ii) soliciting for employment or hiring any individual who at the time of such solicitation and hiring has not been employed by Buyer or any Affiliate of Buyer for at least six months prior to such solicitation.

(c)          The Sellers recognize and acknowledge that, as of Closing Date, they will have knowledge of confidential or other proprietary information relative to the activities of the Buyers and the Group Companies, including information relating to financial statements or other financial information, clients, customers, potential clients or customers, employees, suppliers, equipment, designs, discoveries, drawings, programs, strategies, analyses, profit margins, pricing information, Contracts, sales and marketing information or materials, methods of operation, plans, processes, research, systems, techniques, Intellectual Property Rights, products, technologies, materials, innovations, improvements, technical know-how, developments, strategies, ideas, prospects, tangible or intangible work product or other proprietary information (“Confidential Information”). In light of the foregoing, from and after the Closing Date, the Sellers shall, and shall cause their Affiliates, directors, officers, employees and representatives to, maintain the confidentiality of, and refrain from using or disclosing for any purposes, whether directly or indirectly, to any Person, all Confidential Information, except to the extent disclosure of any such Confidential Information is (i) required by applicable Law, or (ii) after any such information is in the public domain through no act on the part of any Seller, or any of its Affiliates, directors, officers, employees or representatives. In the event that any Seller or any of its Affiliates receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, such Seller shall, and shall cause its applicable Affiliates to, (A) provide the Buyers with prompt notice before such disclosure so that the Buyers may attempt to obtain a protective Order from a Governmental Entity or other assurance that confidential treatment will be accorded to such Confidential Information, and (B) cooperate with the Buyers in attempting to obtain such Order or assurance. In the event that such Order or assurance is not obtained or that the Buyers waive compliance with the provisions of this Section 5.15(c), the Sellers and their Affiliates may disclose to any Governmental Entity only any Confidential Information for which they have received a written legal opinion from counsel that such Confidential Information is legally required to be disclosed, and shall exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information.

(d)          The Sellers acknowledge and agree that the length of time, scope, and geographic coverage of the covenants set forth in this Section 5.15 are fair and reasonable given the benefits the Sellers have received under this Agreement. The Sellers further agree that they will not challenge the reasonableness of the time and scope in any Action, regardless of who initiates such Action. The Sellers further acknowledge and agree that the covenants set forth in this Section 5.15 are necessary for the protection of the Buyers’ legitimate business interests and that the Buyers would not have entered into this Agreement unless the Sellers had agreed for them and their Affiliates to be irrevocably bound by the covenants contained this Section 5.15, that irreparable injury will result to the Buyers if the Sellers or any of their Affiliates breach any of the terms of this Section 5.15, and that in the event of an actual or threatened breach by the Sellers or any of their Affiliates of any of the provisions contained in this Section 5.15, the Buyers would have no adequate remedy at Law. The Sellers accordingly waive, on behalf of themselves and their Affiliates, the defense of adequacy of a remedy at Law, and agree that in the event of any actual or threatened breach by any of them or any of their Affiliates of any of the provisions contained in this Section 5.15, the Buyers shall be entitled to seek injunctive and other equitable relief without (i) the posting of any bond or other security, (ii) the necessity of showing actual damages, and (iii) the necessity of showing that monetary damages are an inadequate remedy. Nothing contained in this Section 5.15 shall be construed as prohibiting the Buyers from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of any damages that they are able to prove. The Sellers shall be liable for any breach by their Affiliates of this Section 5.15.

(e)          This Section 5.15 shall be deemed to consist of a series of separate and independent covenants, and shall be worldwide in geographic scope. The Parties expressly agree that the character, duration and scope of this Section 5.15 are reasonable and necessary for the protection of the Buyers’ legitimate interests in the goodwill of the Group Companies in light of the circumstances as they exist on the date hereof and the consideration for the covenants contained in this Section 5.15 is included in the consideration payable pursuant to Section 2.5. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of this Section 5.15 is void, unenforceable, or unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of the Sellers (on behalf of themselves and their Affiliates) that this Section 5.15 shall be construed by the court in such a manner as to impose only those restrictions (including with any such modification as may be required to make a restriction valid and enforceable) on the conduct of the Sellers and their Affiliates that are valid, enforceable, and reasonable in light of the circumstances as they then exist and as are necessary to assure the Group Companies and the Buyers of the intended benefit of this Section 5.15. If, in any Action, a court shall refuse to enforce all of the separate covenants deemed included this Section 5.15 because, taken together, they are more extensive than necessary to assure the Group Companies and the Buyers of the intended benefit of this Section 5.15, it is expressly understood and agreed among the Parties that those of such covenants that, if eliminated, would permit the remaining separate covenants to be enforced in such Action shall, for the purpose of such Action, be deemed eliminated from the provisions of this Section 5.15 and the Parties shall negotiate in good faith to replace such void or unenforceable covenant with a valid provision which, as far as possible, has the same commercial effect as the provision which it replaces.

Section 5.16       Local Law Requirements. Promptly following execution of this Agreement, the Parties shall cooperate to prepare any further transfer documents and agreements as may be required by the Law of any particular jurisdiction to consummate the Closing, it being understood by the Parties that the representations and warranties provided in this Agreement shall be the sole representations and warranties provided by the Sellers and their Affiliates with respect to the Acquired Business.

Section 5.17       Carlisle Name. The Buyers covenant and agree that following the Closing, and in any event no later than 24 months following the Closing Date, they shall take action to amend the Governing Documents of the applicable Group Companies and make such other filings with Governmental Entities necessary to change each entity’s corporate or company name to a name that does not include the word “Carlisle” or any name intended or likely to be confused with the name “Carlisle”.

Section 5.18       Sale and Leaseback Transaction. From and after the Closing, the Buyers shall, and shall cause their Affiliates (including the Group Companies) to, use commercially reasonable efforts to take the actions set forth on Schedule 5.18 at Sellers’ sole cost and expense to assist with the demerger and leaseback of certain real and personal property of CBPH described in the Hangzhou LOI; provided, that the Group Companies shall be responsible for any Liabilities (including any Taxes) in connection therewith up to a maximum amount equal to the amount of Hangzhou Available Excluded Cash; provided, further, that the foregoing shall not require the Buyers or any of their Affiliates (including the Group Companies) to incur or pay any Liabilities (including any Taxes) in connection therewith to the extent that such Liabilities exceed the amount of Hangzhou Available Excluded Cash, all of which shall remain the responsibility of the Sellers in accordance with Schedule 2.3(d)(ii).

Section 5.19       Further Assurances. Following the Closing, as and when requested of one Party by another Party and at such requesting Party’s expense, such first Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions as may be reasonably necessary or as may be reasonably requested by the requesting Party to evidence and effectuate, and to carry out the purposes and intents of, the transactions contemplated by this Agreement and the Ancillary Documents.

Section 5.20       Owned Real Property.

(a)       The Sellers and their Affiliates shall use commercially reasonable efforts to assist the Buyers in obtaining (i) a commitment for an ALTA Owner’s Title Insurance Policy for each Owned Real Property located in the United States of America (collectively, the “Title Commitments”), issued by Chicago Title Insurance Company, 10 South LaSalle Street, Suite 3100, Chicago, IL 60603, Attn:  Cindy Malone, or another nationally recognized title insurance company reasonably acceptable to the Buyers (the “Title Company”), and (ii) a survey for each Owned Real Property, prepared by a licensed surveyor reasonably satisfactory to the Sellers, and conforming to the 2021 ALTA/NSPS Minimum Detail Requirements for Land Title Surveys, including Table A Items Nos. 1, 2, 3, 4, 6, 7(a), 7(b)(1), 7(c), 8, 9, 10, 11, 13, 14, 16, 17, 18, and 19 ($1,000,000), and certified to the Buyers, the Buyers’ lender and the Title Company, in a form reasonably satisfactory to each of such parties (the “Survey”), including using commercially reasonable efforts to remove from title any Liens which are not Permitted Liens and provide the Title Company with any reasonable and customary assurances required by the Title Company to issue the Title Policies; and

(b)        On or prior to the Closing, the Buyers may obtain on their own behalf a title insurance policy from the Title Company (which may be in the form of a mark-up of a pro forma of the Title Commitment) in accordance with the Title Commitment, insuring the Buyers’ fee simple title to each Owned Real Property subject to Permitted Liens in such amount as the Sellers and the Buyers reasonably determine to be the value of the applicable Owned Real Property (the “Title Policy”). At the Closing, the Sellers agree to provide the Title Company a customary owner’s affidavit, non-imputation affidavit and indemnity, and gap indemnity executed by the Sellers with respect to each Owned Real Property owned by Carlisle Industrial in form and substance reasonably satisfactory to the Sellers and the Title Company (collectively, the “Title Documents”).

Section 5.21       Lien Releases; Pay-Off Letters. At or prior to the Closing, Sellers shall (a) obtain the release of all Liens relating to any Funded Indebtedness of Seller and its Affiliates (i.e., disregarding the reference to Acquired Business in the definition thereof) with respect to the Acquired Business, the assets and properties of the Acquired Business and the Capital Stock of the Group Companies, and (b) provide customary lien release documents (including applicable UCC filings) in connection with, and evidencing, the foregoing (collectively, “Seller Lien Release Documents”). In addition, at least three (3) days prior to Closing, Sellers shall deliver customary pay-off letters (collectively, the “Pay-off Letters”), each in form and substance reasonably satisfactory to Buyer, signed by such lender or holder of Closing Date Funded Indebtedness, in each case (i) specifying all amounts of Funded Indebtedness owed to such lender or holder, as well as any other amounts required to fully pay off all of such Funded Indebtedness on the Closing Date, and (ii) agreeing that, upon such lender’s or holder’s receipt of the applicable pay-off amount, (A) all outstanding obligations of the Acquired Business arising under or related to the applicable Funded Indebtedness shall be repaid and discharged in full, and (B) any Liens such lender or holder may have in connection therewith shall automatically be released and terminated in full.

Section 5.22       Resignations. On or prior to the Closing, the Sellers shall obtain and deliver to the Buyers the written resignations, effective as of the Closing, of the directors, managers, officers and statutory auditors (or equivalent) of each Group Company, other than in respect of any such Persons that the Buyers, prior to the Closing, notify the Sellers in writing that no such resignation shall be required.

Section 5.23       Exclusivity. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Sellers shall not, and shall not permit any of their Affiliates or any of the Sellers’ or such Affiliates’ directors, officers, employees, stockholders, Affiliates or representatives to, directly or indirectly, (a) initiate, solicit or knowingly facilitate or encourage any inquiries or the making of any proposal or offer from any Person or group of Persons that may constitute, or would reasonably be expected to lead to, the direct or indirect acquisition of all or any significant part of the Acquired Business, the Equity or the Group Companies, whether by merger, purchase of stock or equity interests, issuance of stock or equity interests, purchase of assets, tender offer or otherwise (each, an “Alternative Transaction”), (b) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person or group of Persons (other than the Buyers) with respect to, or provide any non-public information or data concerning, the Acquired Business to any Person or group of Persons (other than the Buyers) relating to any proposal, indication of interest, inquiry, request or offer that constitutes, or would reasonably be expected to result in, an Alternative Transaction, or (c) approve, endorse, recommend or enter into any acquisition agreement, purchase agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Alternative Transaction.

ARTICLE 6
CONDITIONS TO CLOSING

Section 6.1        Conditions to the Obligations of the Sellers and the Buyers. The obligations of the Sellers and the Buyers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by Law, waiver by the Party for whose benefit such condition exists) of the following conditions:

(a)         any applicable waiting period under the HSR Act (or similar non-U.S. Law) relating to the transactions contemplated by this Agreement shall have expired or been terminated;

(b)         the Governmental Authorizations applicable to the consummation of the transactions contemplated by this Agreement set forth on Schedule 6.1(b) shall have been obtained (or the applicable waiting period shall have expired or been terminated) and shall be in full force and effect; and

(c)         no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other Governmental Entity or other Law or legal restraint or prohibition preventing, enjoining, restraining or making illegal the consummation of the transactions contemplated by this Agreement shall be in effect.

Section 6.2         Other Conditions to the Obligations of the Buyers. The obligations of the Buyers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by Law, waiver by the Buyers) of the following further conditions:

(a)         the representations and warranties of the Sellers set forth in Article 3 (other than the Fundamental Representations of the Sellers) shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties that are made solely as of an earlier date, in which case as of such earlier date), except to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (provided, however, that for the purposes of the foregoing clause, qualifications as to materiality and Material Adverse Effect contained in such representations and warranties shall not be given effect, other than those set forth in Section 3.8);

(b)         the Fundamental Representations of the Sellers shall be true and correct in all but de minimis respects on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties that are made solely as of an earlier date, in which case as of such earlier date);

(c)         the Acquired Business and the Sellers shall have performed and complied in all material respects with all covenants required to be performed or complied with by them under this Agreement on or prior to the Closing Date;

(d)         since the date of this Agreement, there shall not have occurred any Material Adverse Effect;

(e)         prior to or at the Closing, each Seller shall have delivered a certificate of an authorized officer of such Seller, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied;

(f)         with respect to each holder of Closing Date Funded Indebtedness, the Sellers shall have received and provided the Buyers with (i) the Pay-off Letter(s), (ii) evidence reasonably satisfactory to the Buyers that all such Liens associated with such Closing Date Funded Indebtedness will be discharged upon the payment thereof, and (iii) the Seller Lien Release Documents;

(g)         the Buyers shall have received the items to be delivered by the Sellers pursuant to Section 2.7(a);

(h)         the third party consents set forth on Schedule 6.2(h) shall have been obtained; and

(i)         the Governmental Authorizations applicable to the consummation of the transactions contemplated by this Agreement by the Buyers set forth on Schedule 6.2(i) shall have been obtained and shall be in full force and effect.

Section 6.3         Other Conditions to the Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by Law, waiver by the Sellers) of the following further conditions:

(a)         the representations and warranties of the Buyers set forth in Article 4 (other than the Fundamental Representations of the Buyers), shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties that are made solely as of an earlier date, in which case as of such earlier date), except to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Buyers’ ability to consummate the transactions contemplated by this Agreement or otherwise prevent or materially delay the Closing (provided, however, that for the purposes of the foregoing clause, qualifications as to materiality contained in such representations and warranties shall not be given effect);

(b)         the Fundamental Representations of the Buyers shall be true and correct in all but de minimis respects on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties that are made solely as of an earlier date, in which case as of such earlier date);

(c)         the Buyers shall have performed and complied in all material respects with all covenants required to be performed or complied with by them under this Agreement on or prior to the Closing Date;

(d)         prior to or at the Closing, each Buyer shall have delivered a certificate of an authorized officer of such Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a), Section 6.3(b), and Section 6.3(c) are satisfied; and

(e)         the Sellers shall have received the items to be delivered by the Buyers pursuant to Section 2.7(b).

Section 6.4         Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by such Party’s failure to use commercially reasonable efforts (or such higher standard as may be required by the terms of this Agreement) to cause the Closing to occur, as required by Section 5.3 or any other Section herein.

ARTICLE 7
SURVIVAL OF REPRESENTATIONS AND COVENANTS; R&W INSURANCE POLICY

Section 7.1         Non-Survival of Representations and Warranties. The Parties hereby agree that (a) the representations and warranties contained in this Agreement (other than the Fundamental Representations) shall terminate upon the Closing, (b) the Fundamental Representations shall survive the Closing until the sixth anniversary of the Closing Date (such that claims may be brought for breaches thereof in accordance with this ARTICLE 7 until such time), (c) the covenants, obligations, and agreements in this Agreement, to the extent performance or fulfillment thereof is required by their terms to be accomplished prior to the Closing, shall survive the Closing until the date that is 12 months following the Closing (such that claims may be brought for breaches thereof in accordance with this ARTICLE 7 until such time), and (d) the covenants, obligations, and agreements in this Agreement, to the extent performance or fulfillment thereof is required by their terms to be accomplished at or following the Closing, shall survive the Closing in accordance with their respective terms and remain in full force and effect until such particular covenant, obligation, or agreement is fully performed or fulfilled as provided in this Agreement. Notwithstanding the foregoing, any claim for indemnification hereunder prior to the expiration of the applicable time periods specified above shall survive until finally resolved.

Section 7.2           R&W Insurance Policy. The Parties acknowledge that, as of the date hereof, the Buyers have obtained a binder to the R&W Insurance Policy, attached hereto as Exhibit B, and that a true and correct copy of such conditional binder has been provided to Carlisle. Prior to the Closing, the Buyers shall use reasonable best efforts to obtain and bind the R&W Insurance Policy; provided, however, that in all events, the R&W Insurance Policy shall provide that the insurer(s) or underwriter(s) thereof shall have no, and shall waive and not pursue any and all, subrogation rights against the Sellers except for Fraud, and that each Seller is a third party beneficiary of such waiver. In addition, (a) none of the Buyers shall amend the subrogation provisions of the R&W Insurance Policy in any manner adverse to any Seller without Carlisle’s express written consent and (b) the Buyers shall have no obligation under the R&W Insurance Policy to pursue any claim against the Sellers (other than in connection with Fraud by the Sellers). At or prior to the Closing, the Buyers shall pay all policy premiums and other fees and expenses associated with obtaining the R&W Insurance Policy required to be paid in accordance with the terms stipulated by the insurer(s) or underwriter(s) of the R&W Insurance Policy.

ARTICLE 8
TERMINATION

Section 8.1         Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

(a)         by mutual written consent of the Buyers and the Sellers;

(b)         by the Buyers, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Sellers contained in this Agreement, or any such representation or warranty shall be untrue, such that any of the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied and, in either such case, such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice thereof is given by ECS to Carlisle or (ii) the Termination Date; provided, however, that the Buyers shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if any Buyer is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach would be the primary cause of a condition set forth in Section 6.1 or Section 6.3 not to be satisfied;

(c)         by the Sellers, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Buyers contained in this Agreement, or any such representation or warranty shall be untrue, such that any of the conditions set forth in Section 6.1 or Section 6.3 would not be satisfied and, in either such case, such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice thereof is given by Carlisle to ECS or (ii) the Termination Date; provided, however, that the Sellers shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if any Seller is then in material breach of any of its respective representations, warranties, covenants or agreements contained in this Agreement and such breach would be the primary cause of a condition set forth in Section 6.1 or Section 6.2 not to be satisfied;

(d)          by either the Buyers, on the one hand, or by the Sellers, on the other hand, if the Closing shall not have occurred on or prior to September 24, 2021 (the “Termination Date”), unless the primary cause of the failure to consummate the Closing by the Termination Date is a breach by any of such Parties of their respective representations, warranties, obligations or covenants under this Agreement, in which case such Parties shall not have a right to terminate this Agreement pursuant to this Section 8.1(d);

(e)         by either the Buyers, on the one hand, or by the Sellers, on the other hand, if any Governmental Entity shall have issued an Order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Closing and such Order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the Parties seeking to terminate this Agreement pursuant to this Section 8.1(e) shall not have such termination right if (i) such Parties have not used reasonable best efforts to remove such order, decree, ruling, judgment or injunction or (ii) any such Parties’ breach of or failure to perform any of its representations, warranties, covenants or agreements contained in this Agreement has been the primary cause of, or has primarily resulted in, the imposition of such Order or the failure of such Order to be resisted, resolved, or lifted; or

(f)         by the Sellers, if (i) all of the conditions set forth in Section 6.1 and Section 6.2 (other than any conditions that by their terms are to be satisfied at the Closing, provided that each of such conditions is reasonably likely to be satisfied if the Closing were to occur at such time) have been satisfied or validly waived in writing, (ii) the Buyers fail to consummate the Closing on the date the Closing should have occurred pursuant to Section 2.1, (iii) the Sellers deliver an irrevocable accurate written notice to the Buyers that (A) all of the conditions in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied by the taking of actions or delivery of documents, or waived, on the Closing Date, provided that each of such conditions is reasonably likely to be satisfied if the Closing were to occur at such time) have been satisfied as of the Closing Date if the Closing would have occurred pursuant to the terms of this Agreement or that the Sellers are willing to waive any such conditions that remain unsatisfied, and (B) the Sellers are ready, willing, and able to consummate the Closing on such date of such notice and at all times during the two Business Day period immediately thereafter (such notice, a “Closing Failure Notice”), and (iv) the Buyers fail to consummate the Closing within two Business Days following the receipt by them of a Closing Failure Notice.

Section 8.2          Notice and Effect of Termination.

(a)         Any Party desiring to terminate this Agreement pursuant to Section 8.1 shall give written notice of such termination to the other Parties to this Agreement.

(b)         In the event of the termination of this Agreement pursuant to Section 8.1, except as set forth in this Section 8.2(b), this entire Agreement shall forthwith become void and have no further force or effect, and there shall be no liability or obligation on the part of the Buyers, the Sellers or their respective stockholders, members, directors, managers, officers, employees or representatives, with the exception of (i) liability of any Seller for any willful breach of this Agreement prior to such termination or Fraud (none of which the Sellers shall be relieved from by virtue of the termination of this Agreement in accordance with its terms), (ii) the terms of the Confidentiality Agreement, (iii) the prohibition on public disclosure in Section 5.9, (iv) the expense reimbursement and indemnification provisions of Section 5.11(d), (v) this Section 8.2, (vi) Section 8.3, and (vii) ARTICLE 10, which will each survive the termination of this Agreement in accordance with their respective terms.

Section 8.3         Buyer Termination Payment.

(a)         If (x) Sellers validly terminate this Agreement pursuant to Section 8.1(c) or Section 8.1(f) or (y) the Buyers validly terminate this Agreement pursuant to Section 8.1(d) at a time when the Sellers could have validly terminated this Agreement pursuant to Section 8.1(f), then within two Business Days following the date of such termination, BRWS shall pay, on behalf of the Buyers, to Carlisle, on behalf of the Sellers, a fee equal to $15,000,000 (the “Buyer Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by Carlisle.

(b)         The Parties acknowledge and hereby agree that in no event shall the Buyers be required to pay the Buyer Termination Fee on more than one occasion.

(c)         The Parties acknowledge and hereby agree that the Buyer Termination Fee, if, as and when required to be paid pursuant to Section 8.3(a), shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the Sellers under the circumstances for their efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(d)         The Parties acknowledge and hereby agree that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. If BRWS fails to pay timely, on behalf of the Buyers, the Buyer Termination Fee, when due and payable in accordance with Section 8.3(a), and, in order to obtain such payment, Carlisle commences a suit that results in a final and non-appealable judgment against BRWS for the Buyer Termination Fee, then BRWS shall pay to Carlisle its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and the reasonable and documented out-of-pocket fees and expenses of any expert or consultant engaged by Carlisle) in connection with such suit up to a maximum amount of $1,000,000, with any such payment to be made reasonably promptly following the entry of such final and non-appealable judgment by wire transfer of immediately available funds to an account or accounts designated in writing by Carlisle. If Carlisle commences a suit for payment of the Buyer Termination Fee that results in final and non-appealable judgment against Carlisle, then Carlisle shall pay to BRWS its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and the reasonable and documented out-of-pocket fees and expenses of any expert or consultant engaged by BRWS) in connection with such suit up to a maximum amount of $1,000,000, with any such payment to be made reasonably promptly following the entry of such final and non-appealable judgment by wire transfer of immediately available funds to an account or accounts designated in writing by BRWS.

(e)         In the event this Agreement is terminated, the right to receive payment of the Buyer Termination Fee shall be the sole and exclusive remedy (whether at Law or in equity, in Contract, tort or otherwise) of the Sellers and their Affiliates, or any other Person, against the Buyers, their Affiliates, and the Lender Related Parties, and (i) each of their respective former, current, and future direct and indirect equityholders, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, assignees, or other representatives, and (ii) any future direct and indirect equityholders, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, successors, assignees, or other representatives of any of the foregoing (collectively, the “Buyer Parties”) for any and all Losses suffered or incurred by any Seller or its Affiliates in connection with this Agreement, the Ancillary Documents, the Financing, the Financing Commitments (and the termination thereof), or the transactions contemplated hereby or thereby. Notwithstanding anything herein to the contrary, in no event shall any Seller or its related Persons be entitled to seek or obtain any recovery or judgment in excess of the Buyer Termination Fee, together with any expense reimbursement pursuant to Section 5.11(d) or Section 8.3(d), against any of the Buyer Parties or any of their respective assets, and in no event shall any Seller or its Affiliates be entitled to seek or obtain any other damages of any kind against any Buyer Party for, or with respect to, this Agreement, the Ancillary Documents, the Financing, the Financing Commitments (and the termination thereof), or the transactions contemplated hereby or thereby, including any breach by the Buyers, the termination of this Agreement, the failure to consummate the transactions contemplated hereby, or any claims or actions under applicable Law arising out of any such breach, termination, or failure (whether willful, intentional, unintentional or otherwise); provided, that nothing in this Section 8.3(e) shall limit the right of the Sellers (A) to bring or maintain any Action for injunction, specific performance, or other equitable relief solely to the extent provided in Section 10.16, (ii) to bring or maintain any Action arising out of or in connection with any breach of the Confidentiality Agreement, or (iii) to be reimbursed for expenses in accordance with Section 5.11(d) or Section 8.3(d). The Sellers may pursue a grant of specific performance to require the Buyers to effect the Closing simultaneously with Carlisle’s pursuit of the payment of the Buyer Termination Fee, but under no circumstances shall the Sellers or any of their Affiliates be permitted or entitled to receive both a grant of specific performance to require the Buyers to effect the Closing and the payment of the Buyer Termination Fee.

ARTICLE 9
INDEMNIFICATION

Section 9.1          Indemnification by the Sellers.

(a)         From and after the Closing, Carlisle Industrial and Carlisle LLC shall indemnify and hold harmless the Buyers, their respective Affiliates, and their respective officers, directors, employees, managers, financial advisors, attorneys, accountants and other advisors, agents, and representatives, and their respective successors and assigns (each, a “Buyer Indemnified Party”) from and against, and be liable to the Buyer Indemnified Parties for, any and all Losses arising out of, based upon, or resulting from any Carlisle Industrial Excluded Liability.

(b)         From and after the Closing, the Sellers shall indemnify and hold harmless the Buyer Indemnified Parties from and against, and be liable to the Buyer Indemnified Parties for, any and all Losses arising out of, based upon, or resulting from:

(i)          any breach or inaccuracy of any Fundamental Representation of the Sellers;

(ii)         any breach of, or failure to comply with or perform, any covenant, obligation, or agreement of any Seller or its Affiliates contained in this Agreement; and

(iii)       any Excluded Liability (other than the Carlisle Industrial Excluded Liabilities).

Section 9.2           Indemnification by the Buyers. From and after the Closing, the Buyers shall indemnify and hold harmless the Sellers, their respective Affiliates, and their respective officers, directors, employees, managers, financial advisors, attorneys, accountants and other advisors, agents, and representatives, and their respective successors and assigns (each, a “Seller Indemnified Party”) from and against, and be liable to the Seller Indemnified Parties for, any and all Losses arising out of, based upon, or resulting from:

(a)               any Assumed Liability; and

(b)               any breach of, or failure to comply with or perform, any covenant, obligation, or agreement of any Buyer or its Affiliates contained in this Agreement.

Section 9.3          Indemnification Claims.

(a)         Any Buyer Indemnified Party or Seller Indemnified Party seeking indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (“Third-Party Claim”) in respect of any matter that is subject to indemnification under Section 9.1 or Section 9.2, as applicable, shall (i) promptly notify the Buyers or the Sellers, as applicable (the “Indemnifying Party”), of the Third-Party Claim, and (ii) as promptly as practicable, transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim and an estimate of any Losses expected to be incurred with respect thereto (if reasonably determinable) and including all notices, pleadings and other material documents or instruments served upon or received by the Indemnified Party with respect thereto. Notwithstanding the foregoing, the delay or failure to give the notice provided in, or in accordance with, this Section 9.3(a) will not relieve the Indemnifying Party of its obligations under this ARTICLE 9, except to the extent such Indemnifying Party is actually prejudiced by such delay or failure.

(b)         The Indemnifying Party shall have the right to defend the Indemnified Party against such Third-Party Claim (except in the case of an Excluded Matter) if the Indemnifying Party promptly notifies the Indemnified Party (and in any event within 30 days after having received any Claim Notice) in writing that it is exercising its right to defend the Indemnified Party against such Third-Party Claim. If the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party elects to assume the defense of the Third-Party Claim, then the Indemnifying Party shall have the right to defend such Third-Party Claim with counsel selected by the Indemnifying Party (and reasonably approved by the Indemnified Party, such approval not to be unreasonably withheld, conditioned or delayed) in all appropriate proceedings. The Indemnifying Party shall have control of such defense and proceedings, including any compromise or settlement thereof; provided, that the Indemnifying Party shall not enter into any compromise or settlement of such claim without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless (i) there is no finding or admission of any violation or breach of Law by the Indemnified Party in such settlement, (ii) the sole relief provided in such settlement is monetary in damages that are paid in full by the Indemnifying Party, and (iii) such settlement provides, in customary form, for the unconditional and full release of the Indemnified Party from all Liabilities in connection with such Third-Party Claim. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 9.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation unless, in the reasonable judgment of the Indemnified Party, there is a conflict of interest (including the availability to the Indemnified Party of one or more defenses that are not available to the Indemnifying Party) that would prevent the same counsel from representing both the Indemnified Party and the Indemnifying Party, in which case the Indemnified Party shall be entitled to retain one separate counsel, the reasonable costs and expenses of which shall be borne by the Indemnifying Party. Notwithstanding the foregoing, if a Third-Party Claim (i) primarily seeks non-monetary relief which, (ii) asserts Losses in excess of the applicable Liability cap set forth in Section 9.4 (after taking into account all prior and pending indemnifiable Losses), (iii) involves a criminal proceeding against a Buyer or its Affiliates (including the Group Companies), or (iv) involves a material customer or material supplier of the Acquired Business (each, an “Excluded Matter” ), then, in each case, the Indemnified Party shall have the right to defend the applicable Third-Party Claim in accordance with Section 9.3(c) below.

(c)               In the event of an Excluded Matter, or if the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.3(b) within 30 days after receipt of any Claim Notice (or notifies the Indemnified Party within such time period that it elects not to defend the Indemnified Party) then, in each such instance, the Indemnified Party shall have the right to defend against the applicable Third-Party Claim and be reimbursed for its reasonable cost and expense in regard to such Third-Party Claim with counsel selected by the Indemnified Party in all appropriate proceedings. In such circumstances, the Indemnified Party shall defend any such Third-Party Claim in good faith and have full control of such defense and proceedings; provided, that the Indemnified Party may not enter into any compromise or settlement of such Third-Party Claim if indemnification is to be sought hereunder without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d)               A claim for indemnification for any matter not involving a Third-Party Claim shall be asserted by notice to the applicable Indemnifying Party as promptly as practicable after the date on which the Indemnified Party becomes aware of facts giving rise to the claim for indemnification, which notice shall describe in reasonable detail the nature of the claim and shall include, to the extent estimable, a reasonable estimate of the Losses expected to be incurred with respect thereto (if reasonably determinable). Notwithstanding the foregoing, the delay or failure to give the notice provided in, or in accordance with, this Section 9.3(d) shall not relieve the Indemnifying Party of its obligations under this ARTICLE 9, except to the extent such Indemnifying Party is actually prejudiced by such delay or failure.

(e)               Except for claims involving Fraud, any Losses payable to the Buyer Indemnified Parties as a result of a claim for indemnification pursuant to Section 9.1(b)(i) shall be satisfied (i) first, by the Sellers until the full erosion of the retention amount under the R&W Insurance Policy, (y) second, after the full erosion of the retention amount under the R&W Insurance Policy, by the applicable Buyer Indemnified Party making a claim against the R&W Insurance Policy if the claim is of a type for which recovery would be available under the R&W Insurance Policy, and (z) third, by the Sellers if coverage for such Losses is not available under the R&W Insurance Policy for any reason (including because the R&W Insurance Policy limits are exhausted, the claim is subject to an exclusion or limitation under R&W Insurance Policy, the claim is denied by the insurer(s) or underwriter(s) of the R&W Insurance Policy or the retention under the R&W Insurance Policy is not yet fully eroded).

(f)                The provisions of this Section 9.3 shall not apply to third-party claims in respect of Taxes (other than claims that include Taxes as ancillary Losses in respect of a non-Tax claim), which claims in respect of Taxes shall be governed solely by the provisions of Section 5.10(d).

Section 9.4        Limitations. Notwithstanding anything to the contrary herein:

(a)               the Sellers’ aggregate Liability pursuant to Section 9.1(b)(i) or Section 9.1(b)(ii) shall not exceed the consideration received by the Sellers hereunder;

(b)               the Buyers’ aggregate Liability pursuant to Section 9.2 shall not exceed the consideration payable in accordance with the terms hereof to the Sellers hereunder; and

(c)               no Indemnifying Party shall have any Liability for, and Losses will not include, any punitive Losses, except to the extent any such Losses are awarded and paid with respect to a Third-Party Claim or are the reasonably foreseeable result of a breach or inaccuracy of a representation, warranty, covenant or agreement hereunder.

Section 9.5        Exclusive Remedy. From and after the Closing, the sole and exclusive remedy for any and all claims, Losses or other matters arising out of, under, or related to this Agreement, shall be the rights of indemnification set forth in this ARTICLE 9 (except in the case of Fraud, in which case the Indemnified Party shall have all rights and remedies available under this Agreement and available under Law), and no Person shall have any other entitlement, remedy, or recourse, whether in Contract, tort, strict liability, or otherwise. This Section 9.5 shall not operate to interfere with or impede the operation of the covenants contained in this Agreement that by their nature are required to be performed after the Closing, or with respect to a Party’s right to seek injunctions, specific performance, and other equitable relief pursuant to Section 10.16. Notwithstanding anything to the contrary contained herein, in no event shall any provision in this ARTICLE 9 or otherwise in this Agreement be deemed to limit or modify the Liability of the Parties under any of the Ancillary Documents. Notwithstanding anything to the contrary herein, and for the avoidance of doubt, (a) the procedures set forth in Section 2.8 and Section 2.9, respectively, shall apply to the resolution of disputes contemplated thereby, and (b) nothing herein shall limit the recourse of the Buyers against the insurer(s) or underwriter(s) under the R&W Insurance Policy.

Section 9.6        Determination of Losses. Notwithstanding anything to the contrary in this Agreement, from and after the Closing, for purposes of determining whether there has been a breach and the amount of any Losses suffered by an Indemnified Party that are the subject matter of a claim for indemnification hereunder, each representation, warranty, covenant, obligation, and agreement in this Agreement and any certificate or document delivered pursuant hereto shall be read without regard and without giving effect to the term(s) “material”, “Material Adverse Effect”, or other similar qualifications as to materiality, as if such words and surrounding related words (e.g., “reasonably be expected to”, and similar restrictions and qualifiers) were deleted from such representation, warranty, covenant, obligation, or agreement, except to the extent it qualifies an affirmative requirement to list specified items on the Disclosure Schedules.

Section 9.7        Purchase Price Adjustments. Any amounts payable under Section 9.1 or Section 9.2 shall constitute an adjustment to the Purchase Price for Tax reporting purposes and all other purposes to the fullest extent permitted by applicable Law.

ARTICLE 10
MISCELLANEOUS

Section 10.1      Entire Agreement; Assignment. This Agreement, the Ancillary Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the Sellers and the Buyers. Notwithstanding the foregoing, the Buyers may assign this Agreement or any of their rights, liabilities, or obligations hereunder to any of their respective Affiliates, to the Lenders as collateral security, or to any Person acquiring all or substantially all of the Acquired Business (subject to the terms of this Agreement), in each case, without the prior consent of the Sellers; provided, that no such assignment shall relieve such Buyer of any of its obligations hereunder. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.1 shall be void.

Section 10.2      Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery, (b) upon confirmed delivery by a standard overnight carrier, (c) if sent by email, when dispatched (with evidence of such dispatch), or (d) two (2) Business Days after the date of mailing, when mailed in the United States by certified or registered mail (postage prepaid, return receipt requested), in each case, to the other Parties as follows:

To any Buyer:

BRWS Parent LLC
N19 W24200 Riverwood Dr.,Suite 300

Waukesha, WI 53188
Attention: Roger Roundhouse
Email:     roger.roundhouse@centromotion.com

with copies (which shall not constitute notice to Buyer) to:

One Rock Capital Partners II, LP

30 Rockefeller Plaza, 54th Floor

New York, NY 10112

Attention: Tony Lee; Kurt Beyer

Email:	tlee@onerockcapital.com; kbeyer@onerockcapital.com

and

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:	Alexander Johnson; Javier Stark
E-mail:	alex.johnson@lw.com; javier.stark@lw.com

To any Seller:

c/o Carlisle Companies Incorporated

16340 N. Scottsdale Road, Suite 400

Scottsdale, AZ 85254

Attention:	General Counsel
E-mail:	sselbach@carlisle.com; sducharme@carlisle.com

with a copy (which shall not constitute notice to the Sellers) to:

Dorsey & Whitney LLP

50 South Sixth Street, Suite 1500

Minneapolis, MN 55402

Attention:	Jonathan A. Van Horn
E-mail:	van.horn.jonathan@dorsey.com

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

Section 10.3       Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 10.4       Fees and Expenses. Except as otherwise set forth in this Agreement (including Section 2.6(b) in the event the Closing occurs), whether or not the Closing occurs or the transactions contemplated hereby are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses. All Transfer Taxes imposed on any of the Parties by any Governmental Entity in connection with the transfer of the Equity and the Purchased Assets to the Buyers shall be borne fifty percent by ECS and fifty percent by Carlisle. Any Tax Returns required to be filed in connection with such Transfer Taxes shall be prepared by the Party with the obligation under applicable Law to prepare and file such Tax Returns (which Tax Returns shall be subject to the review and prior approval of the non-preparing Party, such consent not to be unreasonably withheld, conditioned or delayed), and each of the Parties agrees to use commercially reasonable efforts to cooperate to (a) prepare and file such Tax Returns (including with respect to making agreeing upon a allocations of value require to prepare and file such Tax Returns), and (b) minimize the incurrence of Transfer Taxes in connection with the transactions contemplated by this Agreement.

Section 10.5      Construction; Interpretation. The term “this Agreement” means this Agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement. As used in this Agreement: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; and (vi) references to “dollar,” “dollars” or “$” shall be to the lawful currency of the United States.

Section 10.6     Exhibits and Schedules. All Exhibits and Schedules or other documents expressly incorporated into this Agreement are hereby incorporated into this Agreement, and are hereby made a part hereof as if set out in full in this Agreement. The Disclosure Schedules shall be arranged so that each section thereof qualifies the corresponding Section of this Agreement; provided, that any item disclosed on any section of the Disclosure Schedules will qualify (a) the corresponding Section of this Agreement and (b) other Sections of this Agreement to the extent (notwithstanding the absence of a specific cross-reference) that it is clear from a reasonable reading on the face of such disclosure and such other Sections of this Agreement that such disclosure is also applicable to such other Sections of this Agreement. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and, subject to any specific reference otherwise, no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in the Disclosure Schedules is or is not material for purposes of this Agreement.

Section 10.7      Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day that is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day that is a Business Day.

Section 10.8     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except with respect to the Lender Related Parties pursuant to the terms of the Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Financing (or other debt financing), and as provided in Section 5.6, Section 5.10(c), ARTICLE 9, Section 10.17, Section 10.18, and the Lender Protective Provisions, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.9      Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 10.10   Amendment. Subject to Section 10.19, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of each of the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 10.10 shall be null and void.

Section 10.11   Waiver.

(a)               The Sellers may waive compliance by the Buyers with any term or provision of this Agreement. The Buyers may waive compliance by the Sellers with any term or provision of this Agreement.

(b)               Any agreement on the part of any Party to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of or delay by any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 10.12   Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.13   Knowledge of the Sellers. For all purposes of this Agreement, the phrase “to the Sellers’ knowledge,” “to the knowledge of the Sellers” and any derivations thereof or phrases having similar import thereto shall mean the actual knowledge, after reasonable inquiry of the relevant matter, of Karl Theodore Messmer and the individuals listed on Schedule 10.13.

Section 10.14   Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action, or cause of action (a) arising under this Agreement or the Financing, or (b) in any way connected with or related or incidental to the dealings of the Parties or the Lender Related Parties in respect of this Agreement, the Financing or any of the transactions contemplated hereby or thereby, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each Party hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties or the Lender Related Parties may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

Section 10.15   Jurisdiction and Venue.

(a)               Each of the Parties (i) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any Action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such Action or proceeding may be heard and determined in any such court and (iii) agrees not to bring any Action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any Action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.2. Each Party agrees that a final, non-appealable judgment in any Action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

(b)               Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and irrevocably agree (i) that any Action or cause of action, whether at Law or in equity, in Contract, in tort, or otherwise, involving the Lender Related Parties arising out of, or relating to, the Financing, or the performance of services thereunder or related thereto, shall be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Action or cause of action in any other court, (iii) that service of process, summons, notice, or document by registered mail addressed to them at their respective addresses provided in any applicable Financing Commitment will be effective service of process against them for any such Action or cause of action brought in any such court, (iv) to waive, and hereby waive, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action or cause of action in any such court, and (v) any such Action or cause of action will be governed and construed in accordance with the Laws of the State of New York without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York. Each of the Parties further agrees that it shall not bring or support any Action or cause of action of any kind or description, whether at Law or in equity, whether in Contract, in tort, or otherwise, against any Lender Related Parties, in any way relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing.

Section 10.16   Remedies.

(a)               The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Prior to the valid termination of this Agreement pursuant to Article 8, the Parties shall be entitled to seek an injunction, specific performance, and other equitable relief to prevent or cure breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the Parties are entitled at Law or in equity.

(b)               Notwithstanding the foregoing or anything herein or in any Ancillary Document to the contrary, it is hereby acknowledged and agreed that the Sellers shall be entitled to seek specific performance to cause the Buyers to consummate the Closing in accordance with Article 2 if, but only if, (i) (x) all conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied on the date the Closing is required to have occurred pursuant to Section 2.1, but subject to the satisfaction or waiver thereof on such date), (y) the Buyers are required to complete the Closing pursuant to Section 2.1, and (z) the Buyers fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.1, (ii) the financing provided for by the Financing Commitments (or, if Alternative Financing, as the case may be) has been funded or will be funded at the Closing in accordance with the Financing Commitments, (iii) Sellers have validly delivered a Closing Failure Notice, and (iv) the Sellers have irrevocably confirmed in writing that, if specific performance is granted and the Financing is funded, then the Closing will occur in accordance with ARTICLE 2. For the avoidance of doubt, specific performance in relation to the Buyers’ obligation to consummate the Closing shall not be available following the valid termination of this Agreement.

(c)               Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or in equity (subject to the requirements of clause (b) above when applicable). Any Party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 10.17  Waivers. Recognizing that Dorsey & Whitney LLP and the legal counsel listed on Schedule 10.17 (collectively, the “Identified Counsel”) has acted as legal counsel to the Sellers and certain of their Affiliates and the Group Companies prior to the Closing, and that the Identified Counsel intends to act as legal counsel to the Sellers and certain of their Affiliates after the Closing, each Buyer hereby waives, on its own behalf and agrees to cause its Affiliates (including the Group Companies) to waive, any conflicts that may arise in connection with the Identified Counsel representing the Sellers and/or their Affiliates after the Closing as such representation may relate to the Buyers, the Group Companies or the transactions contemplated herein (including in respect of litigation). In addition, all communications involving attorney-client confidences between the Sellers, their Affiliates or the Group Companies, on the one hand, and the Identified Counsel, on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated hereby or otherwise shall be deemed to be attorney-client confidences that belong solely to the Sellers and their Affiliates (and not any of the Buyers or Group Companies) and shall be deemed an Excluded Asset for all purposes hereunder. Accordingly, each Buyer agrees that following the Closing neither it, nor any of the Group Companies nor any of their Affiliates, may use, or rely on or have access to any such communications or to the files of the Identified Counsel relating to its engagement with the Sellers and certain of their Affiliates and/or the Group Companies. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Sellers and their Affiliates (and not any of the Buyers or Group Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and no Buyer or Group Company shall be a holder thereof, (ii) to the extent that files of the Identified Counsel in respect of such engagement constitute property of the client, only the Sellers and their Affiliates (and not any of the Buyers or Group Companies) shall hold such property rights and (iii) the Identified Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Buyers or Group Companies by reason of any attorney-client relationship between the Identified Counsel and any of the Sellers or Group Companies or otherwise.

Section 10.18   Non-Recourse. All claims, Actions or causes of action (whether in Contract or in tort, in Law or in equity) that may be based upon, arise out of, or relate to this Agreement or the Ancillary Documents or the negotiation, execution or performance of this Agreement or the Ancillary Documents (including any representation or warranty made in or in connection with this Agreement or the Ancillary Documents or as an inducement to enter into this Agreement or the Ancillary Documents), may be made only against the entities that are expressly identified as Parties hereto and parties thereto. No Person who is not a named party to this Agreement or the Ancillary Documents, including any past, present or future director, manager, officer, employee, incorporator, member, partner (including any general or limited partner), direct or indirect equityholders (including stockholders and optionholders), Affiliate, agent, attorney or other representative of any named Party to this Agreement or the other Ancillary Documents (“Non-Party Affiliates”), shall have any Liability (whether in Contract or in tort, in Law or in equity, or based upon any theory that seeks to impose Liability of an entity party against its owners or Affiliates) for any obligations or Liabilities arising under, in connection with or related to this Agreement or such other Ancillary Document (as the case may be) or for any claim or Action based on, in respect of, or by reason of this Agreement or such other Ancillary Document (as the case may be) or the negotiation or execution hereof or thereof; and each Party waives and releases all such Liabilities, claims, obligations and Actions against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.

Section 10.19   Lender Protective Provisions. In no event shall the Sellers or any of their Affiliates (i) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, the Lender Related Parties, or (ii) seek to enforce the commitments contained in the Financing Commitments against, make any claims for breach of the commitments contained in the Financing Commitments against, or seek to recover monetary damages from, or otherwise commence any Action against, the Lender Related Parties for any reason, including in connection with the Financing or the obligations of the Lender Related Parties thereunder. The Sellers, on behalf of themselves and their Affiliates, hereby waive any and all Actions and causes of action (whether in Contract, in tort, at Law, or in equity) against the Lender Related Parties that may be based upon, arise out of, or relate to this Agreement, the Financing Commitments, or the Financing. Nothing in this Section 10.19 will in any way limit or qualify the Liabilities of the parties to the Financing Commitments to each other or in connection therewith. In addition, and notwithstanding anything to the contrary in this Agreement, the Lender Protective Provisions (and the defined terms therein and any provision hereof to the extent an amendment, modification, or supplement of such provisions would modify the substance of any of the foregoing sections to the extent relating to the Lender Related Parties) may not be amended, modified, or supplemented without the prior written consent of the Lenders. The Lender Related Parties are expressly intended as third party beneficiaries of the Lender Protective Provisions.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SELLERS:

Carlisle Fluid Technologies, Inc.

By:	/s/ Titus B. Ball
Name:	Titus B. Ball
Title:	Vice President and Treasurer

Carlisle Global II Limited

By:	/s/ Titus B. Ball
Name:	Titus B. Ball
Title:	Director

Carlisle Industrial Brake & Friction, Inc.

By:	/s/ Titus B. Ball
Name:	Titus B. Ball
Title:	Vice President and Treasurer

Carlisle International B.V.

By:	/s/ Titus B. Ball
Name:	Titus B. Ball
Title:	Director A

Carlisle Asia Pacific Ltd.

By:	/s/ James R. Armstrong
Name:	James R. Armstrong
Title:	Director

Carlisle Intangible LLC

By:	/s/ Titus B. Ball
Name:	Titus B. Ball
Title:	President and Treasurer

Carlisle, LLC

By:	/s/ Titus B. Ball
Name:	Titus B. Ball
Title:	President and Treasurer

[Signature Pages to Equity and Asset Purchase Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

BUYERS:

Engineered Components and Systems, LLC

By:	/s/ R. Scott Spielvogel
Name:	R. Scott Spielvogel
Title:	President

CMBF, LLC

By:	/s/ R. Scott Spielvogel
Name:	R. Scott Spielvogel
Title:	President

Power-Packer Europa B.V.

By:	/s/ R. Scott Spielvogel
Name:	R. Scott Spielvogel
Title:	Managing Director

Power Packer North America, Inc.

By:	/s/ R. Scott Spielvogel
Name:	R. Scott Spielvogel
Title:	President

EC&S Holdings Hong Kong Limited

By:	/s/ Matthew Pauli
Name:	Matthew Pauli
Title:	Director

BRWS (solely for purposes of Section 8.3):

BRWS Parent LLC

By:	/s/ R. Scott Spielvogel
Name:	R. Scott Spielvogel
Title:	President

[Signature Pages to Equity and Asset Purchase Agreement]